                                                                   Exhibit 99(a)

                               WESTERN BEEF, INC.
                            47-05 METROPOLITAN AVENUE
                               RIDGEWOOD, NY 11385
                        ---------------------------------



November 1, 1999


Dear Western Beef Stockholder:

         You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Western Beef, Inc. ("Western Beef"), which will be held at Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019, on November 30, 1999 at 10:00 a.m., local time.

         At the annual meeting, we will ask you to (1) approve the merger of Cactus Acquisition, Inc. with and into Western Beef pursuant to an Agreement and Plan of Merger, dated as of July 29, 1999 (the "Merger Agreement"), between Western Beef and Cactus Acquisition, Inc. ("Cactus") and (2) elect directors. Cactus is owned by Peter Castellana, Jr., Frank Castellana, Joseph Castellana, Michael Castellana, Camile Castellana (all of whom are siblings and are referred to herein as the "Principal Stockholders"), the spouses and children of the Principal Stockholders and Ant Holding Corporation (formerly PSL Foods, Inc.), a corporation owned in equal proportions by the Principal Stockholders, (collectively, the "Buyer Group"). The Buyer Group currently owns approximately 72% of Western Beef, and, as a result of the merger, Western Beef will become 100% owned by the Buyer Group.

         Subject to the terms of the Merger Agreement, if the merger is approved and consummated, holders of Western Beef's common stock (the "Common Stock") (other than Cactus and any stockholder who properly perfects his or her appraisal rights under Delaware law) will receive $8.75 in cash for each share of Common Stock owned.

         Under Delaware law, the Merger Agreement and the merger must be approved by the affirmative vote of at least a majority of the outstanding shares of Common Stock. The Buyer Group, which owns a majority of the outstanding shares of Common Stock, has agreed to vote in favor of the merger and has advised Western Beef that it intends to vote for the election of the director nominees presented by the Board of Directors at the annual meeting. Accordingly, approval of the Merger Agreement, the merger, and the election of the Board's director nominees at the annual meeting by Western Beef's stockholders is assured.

         Your Board of Directors, based upon the recommendation of an independent special committee of the Board consisting of one director who is independent of the Buyer Group (the "Special Committee"), has determined that the terms of the merger are fair to, and in the best interests of, Western Beef and the holders of Common Stock other than Cactus (the "Public Holders"), and has therefore approved the Merger Agreement and the merger. In arriving at its decision, the Board of Directors gave careful consideration to a number of factors described in the accompanying Proxy Statement, including the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey"), financial advisor to the Special Committee, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received in the merger by the Public Holders is fair to the Public Holders from a financial point of view. A copy of the written opinion of Houlihan Lokey is included as Appendix B to the accompanying Proxy Statement and should be read in its entirety.

         The Board of Directors, taking into account the recommendation of the Special Committee, has unanimously approved the Merger Agreement and the merger. The Board of Directors believes that the merger is in the best interests of Western Beef's stockholders, and unanimously recommends that you vote FOR approval of the Merger Agreement and the merger.

         The attached Notice of Annual Meeting of Stockholders and proxy statement explain the proposed merger and provide specific information concerning the annual meeting. Please read these materials (including the appendices thereto) carefully. In addition, you may obtain information about Western Beef from documents that Western Beef has filed with the Securities and Exchange Commission, including the Schedule 13E-3 Transaction Statement.

         If you do not vote in favor of the Merger Agreement and the merger, you will have the right to dissent and to seek appraisal of the fair market value of your shares of Common Stock if the merger is consummated. In order to do so, however, you must properly perfect your appraisal rights under Delaware law in accordance with the procedures described on page 23 of the accompanying proxy statement.

         WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, I URGE YOU TO COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TO ENSURE THAT YOUR SHARES OF COMMON STOCK WILL BE VOTED AT THE ANNUAL MEETING. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the Merger Agreement, the merger and the other matters to be voted upon at the annual meeting. You may revoke your proxy at any time before it is voted by submitting to Western Beef's Secretary a written revocation or a proxy bearing a later date, or by attending the annual meeting and giving oral notice of your intention to vote in person. However, attendance at the annual meeting by a stockholder who has executed and delivered a proxy to Western Beef will not in and of itself constitute a revocation of such proxy. If you plan to attend the meeting in person, please remember to bring a form of personal identification with you and, if you are acting as a proxy for another stockholder, please bring written confirmation from the record owner that you are acting as proxy.

         If you have any questions concerning the merger or the other matters to be voted on at the annual meeting, or if you will need special assistance at the meeting, please call Peter Admirand at (718) 417-3770.

         On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR the approval of the Merger Agreement and the transactions contemplated thereby, as well as FOR the other matters to be voted upon at the annual meeting.


Sincerely,

/s/ Peter Castellana, Jr.

Peter Castellana, Jr.
President & Chief Executive Officer

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION, NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         THIS LETTER, THE NOTICE OF ANNUAL MEETING, THE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY ARE FIRST BEING MAILED TO WESTERN BEEF STOCKHOLDERS ON OR ABOUT NOVEMBER 1, 1999.

                               WESTERN BEEF, INC.
                            47-05 METROPOLITAN AVENUE
                               RIDGEWOOD, NY 11385
                        ---------------------------------



    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 30, 1999

To the Stockholders of Western Beef, Inc.:

         Notice is hereby given that the 1999 Annual Meeting of Stockholders of Western Beef, Inc. ("Western Beef"), will be held at Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019, on November 30, 1999, at 10:00 a.m. local time, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 29, 1999 (the "Merger Agreement"), between Western Beef and Cactus Acquisition, Inc., ("Cactus"), a company formed by Peter Castellana, Jr., Frank Castellana, Joseph Castellana, Michael Castellana, Camile Castellana (all of whom are siblings and referred to herein as the "Principal Stockholders"), the spouses and children of the Principal Stockholders and Ant Holding Corporation (formerly PSL Foods, Inc.), a corporation owned in equal proportions by the Principal Stockholders. Pursuant to the Merger Agreement Cactus will be merged with and into Western Beef and each share of common stock of Western Beef (the "Common Stock") (other than shares held by Cactus and shares held by any stockholder who properly perfects his or her appraisal rights under Delaware law) will be converted into the right to receive $8.75 in cash.

     2. To elect four directors of Western Beef until the next annual meeting of stockholders of Western Beef or until their successors are elected and qualified.

     3. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

         All stockholders of record at the close of business on October 22, 1999 are entitled to notice of, and to vote at, the annual meeting. A list of such stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting, at Western Beef's offices at 47-05 Metropolitan Avenue, Ridgewood, New York 11385 for a period of ten days prior to the meeting.

         Any stockholder who does not vote in favor of the Merger Agreement and the transactions contemplated thereby will have the right to dissent and to seek appraisal of the fair value of his or her shares of Common Stock if the merger is consummated. In order to do so, however, stockholders must properly perfect their appraisal rights under Delaware law in accordance with the procedures described on page 23 of the accompanying proxy statement.

         WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be voted FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby, FOR the election to the Board of Directors of those nominees approved by the current Board of Directors, and will be voted in accordance with the proxyholder's best judgment as to any other business as may properly come before the annual meeting. Shares represented by proxies that are marked "withhold authority" with respect to the election of one or more nominees for election as directors, proxies that are marked "abstain" on any other proposal and proxies that are marked to deny discretionary authority on any other matter will not be counted in determining the number of votes cast for such matters. You may revoke your proxy at any time before it is voted by submitting to the Secretary of Western Beef a written revocation or a proxy bearing a later date, or by attending the annual meeting and giving oral notice of your intention to vote in person. However, attendance at the annual meeting by a stockholder who has executed and delivered a proxy to Western Beef will not in and of itself constitute a revocation of such proxy.

         PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. PROMPTLY FOLLOWING CONSUMMATION OF THE MERGER, YOU WILL BE SENT INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING YOUR EXISTING STOCK CERTIFICATES FOR THE MERGER CONSIDERATION.

         If you plan to attend the meeting in person, please remember to bring a form of personal identification with you and, if you are acting as a proxy for another stockholder, please bring written confirmation from the record owner that you are acting as proxy.

         If you have any questions concerning the merger or the other matters to be voted on at the annual meeting, or if you will need special assistance at the meeting, please call Peter Admirand, at (718) 417-3770.

                                       By Order of the Board of Directors,


                                       /s/ Peter Admirand

                                       Peter Admirand
                                       SECRETARY

November 1, 1999

                               WESTERN BEEF, INC.
                            47-05 METROPOLITAN AVENUE
                               RIDGEWOOD, NY 11385
                        ---------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                NOVEMBER 30, 1999
                        ---------------------------------


                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT IS THE PROPOSED TRANSACTION?

A: Approximately 72% of the outstanding shares of common stock, par value $.05 per share (the "Common Stock"), of Western Beef, Inc. ("Western Beef") is held by Peter Castellana, Jr., Frank Castellana, Joseph Castellana, Michael Castellana, Camile Castellana (all of whom are siblings and referred to herein as the "Principal Stockholders"), the spouses and children of the Principal Stockholders and Ant Holding Corporation (formerly PSL Foods, Inc.), a corporation owned in equal proportions by the Principal Stockholders (collectively, the "Buyer Group"). Approximately 28% of the Common Stock is held by members of the public (the "Public Holders"). In the proposed transaction, Cactus Acquisition, Inc. ("Cactus"), a company formed by the Buyer Group, will merge with and into Western Beef, and Western Beef will be the surviving corporation. As a result of the merger, the Buyer Group will own 100% of the Common Stock of Western Beef, and the Public Holders will receive cash for their shares.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: Each holder of Common Stock (other than Cactus and any Public Holder who properly perfects his or her appraisal rights under Delaware law) will receive $8.75 per share in cash. This merger consideration represents a premium of 25% over the $7.00 closing market price of the Common Stock on November 13, 1998, the last full trading day before Western Beef announced it had received a buyout offer from the Buyer Group.

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER AGREEMENT AND THE MERGER?

A: The Board of Directors has determined that the merger is fair to, and in the best interests of, Western Beef and its stockholders other than Cactus. The Board of Directors consists of four members, two of whom are members of the Buyer Group. In order to evaluate the fairness of the merger to the Public Holders, Western Beef's Board of Directors formed a special committee (the "Special Committee") consisting of a director who is independent of the Buyer Group. The Special Committee has concluded, and has so advised and recommended to the Board of Directors, that the terms of the Merger Agreement be approved and that the Board of Directors declare its advisability. In arriving at its conclusion, the Special Committee relied, in part, on the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey"), its independent financial advisor, that the merger consideration of $8.75 per share is fair to the Public Holders from a financial point of view.

Q:  WHAT APPROVALS DOES THE MERGER REQUIRE?

A: Under Delaware law, the Merger Agreement and the merger must be approved by the affirmative vote of at least a majority of the outstanding shares of Common Stock. The Buyer Group, which owns a majority of the outstanding shares of Common Stock, has agreed to vote in favor of the merger. Accordingly, approval of the Merger Agreement and the merger by Western Beef's stockholders is assured.

Q:  WHAT DO I NEED TO DO NOW?

A: Please sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares can be represented at the meeting, even if you plan to attend the meeting in person.

Q:  WHAT RIGHTS DO I HAVE TO DISSENT FROM THE MERGER?

A: If you wish, you may dissent from the merger and seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law summarized on page 23 of this proxy statement. The appraised fair value of your shares may be more or less than the merger consideration to be paid in the merger.

Q:  WHO CAN VOTE ON THE MERGER?

A: All stockholders of record as of October 22, 1999 will be entitled to notice of and to vote, either in person or by proxy, at the annual meeting.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will promptly send you written instructions for exchanging your stock certificates for the merger consideration.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide written instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:  MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. Just send in a later-dated, signed proxy card or a written revocation before the annual meeting or attend the annual meeting and give oral notice of your intention to vote in person. However, attendance at the annual meeting by a stockholder who has executed and delivered a proxy to Western Beef will not in and of itself constitute a revocation of such proxy.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible and expect to complete the merger promptly following the annual meeting.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: The merger will be a taxable transaction to you for federal income tax purposes. A brief review of the possible tax consequences to stockholders is set forth on page 33 of this proxy statement. You should also consult your tax advisor as to the tax effect in your particular circumstances.

Q:  WHAT OTHER MATTERS WILL BE VOTED ON AT THE ANNUAL MEETING?

A: In addition to voting on the merger, you will be asked to elect a new Board of Directors. If you have returned a signed proxy card, your shares will be voted in the discretion of management identified on the enclosed proxy card for any other business that may come before the annual meeting. Cactus, which owns a majority of the outstanding shares of Common Stock, has advised Western Beef that it intends to vote for the election of the Board's director nominees. Accordingly, the election of the nominees to the Board of Directors by Western Beef's stockholders is assured.

                       WHO CAN HELP ANSWER YOUR QUESTIONS?

         The information provided above in "question and answer" format is for your convenience only and is merely a summary of the information contained in this proxy statement. YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT (INCLUDING THE APPENDICES THERETO) IN ITS ENTIRETY.

         If you have any questions concerning the merger or the other matters to be voted on at the annual meeting, if you would like additional copies of the proxy statement or if you will need special assistance at the meeting, please call Peter Admirand at (718) 417-3770.

                                TABLE OF CONTENTS
                                -----------------


                                                                                                         PAGE
                                                                                                         ----
SUMMARY....................................................................................................1

INFORMATION CONCERNING THE ANNUAL MEETING..................................................................5
     Date, Time and Place of the Annual Meeting............................................................5
     Purposes of the Annual Meeting........................................................................5
     Record Date; Quorum; Outstanding Common Stock Entitled to Vote........................................5
     Vote Required for the Merger and the Election of Directors; Certain Common Stock Voting in
     Favor of theProposals ............................................................................ 5
     Solicitation and Revocation of Proxies................................................................6

SPECIAL FACTORS............................................................................................8
     Background of the Merger..............................................................................8
     Purpose and Reasons for the Merger; Certain Effects of the Merger....................................10
     Recommendation of the Special Committee and the Board of Directors;
     Fairness of the Merger ..............................................................................12
     Opinion of Houlihan Lokey....................................................................... ... 14
     Position of the Buyer Group as to Fairness...........................................................18
     Certain Projections..................................................................................19
     Conflicts of Interest................................................................................20
     Plans for Western Beef After the Merger..............................................................21
     Conduct of the Business of Western Beef if the Merger is Not Consummated.............................21
     Financing and Expenses of the Merger.................................................................22
     Rights of Dissenting Stockholders....................................................................23

MARKET PRICE INFORMATION; DIVIDENDS.......................................................................27

PROPOSALS AT THE ANNUAL MEETING...........................................................................28

   PROPOSAL ONE -- THE MERGER.............................................................................28
     Terms of the Merger..................................................................................28
     Effective Time of the Merger.........................................................................29
     Exchange and Payment Procedures......................................................................29
     Transfer of Common Stock.............................................................................29
     The Parties..........................................................................................29
     Representations and Warranties.......................................................................30
     Covenants............................................................................................31
     Conditions Precedent.................................................................................31
     Termination; Amendment; Waiver.......................................................................32
     Survival of Representations and Warranties...........................................................33
     Certain Tax Considerations...........................................................................33
     Accounting Treatment.................................................................................34
     Regulatory Requirements..............................................................................34
     Litigation Regarding the Merger......................................................................34
     Recommendation and Vote..............................................................................34


                                      (i)


   PROPOSAL TWO -- ELECTION OF DIRECTORS..................................................................35
     Nomination...........................................................................................35
     Information About Nominees...........................................................................35
     Recommendation and Vote..............................................................................36
     Directors and Executive Officers of Western Beef.....................................................36
     Board of Directors Meetings and Committees...........................................................36
     Executive Officer and Director Compensation..........................................................37
        Option Grants in Last Fiscal Year.................................................................38
        Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.................38
        Non-Employee Director Compensation................................................................38
        Compensation Committee Interlocks and Insider Participation.......................................39
        Compensation Committee Report on Executive Compensation...........................................39
     Performance Graph....................................................................................39
     Security Ownership of Certain Beneficial Owners and Management.......................................41
     Section 16(a) Beneficial Ownership Reporting Compliance..............................................41
     Certain Transactions in the Shares of Common Stock...................................................42
     Certain Relationships and Related Transactions.......................................................42

WESTERN BEEF..............................................................................................43
     Retail Operations....................................................................................43
     Wholesale Operations.................................................................................45
     Competition..........................................................................................45
     Government Regulation................................................................................46
     Employees......... ..................................................................................46
     Seasonality..........................................................................................47
     Environmental Laws...................................................................................47
     Dependence on Major Customers........................................................................47

SELECTED FINANCIAL DATA...................................................................................48

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.......................... ..........................................................49
     Overview......................... ...................................................................49
       General............................................................................................49
       Year 2000 Issues...................................................................................50
     Results of Operations................................................................................51
       Year Ended 1998 Compared to Year Ended 1997........................................................51
       Year Ended 1997 Compared to Year Ended 1996........................................................52
       Twenty-Six Weeks Ended July 3, 1999 Compared to Twenty-Six
       Weeks Ended July 3, 1998...................... ................................................... 54
     Liquidity and Capital Resources......................................................................54
        Year Ended January 1, 1999........................................................................54
        Twenty-Six Weeks Ended July 3, 1999...............................................................55

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK................................................56

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS................................................56


                                         (ii)


OTHER MATTERS............................. ...............................................................57
     Proposals by Western Beef Stockholders...............................................................57
     Where You Can Find More Information..................................................................57

OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING......................................................57


Financial STATEMENTS ....................................................................................F-1


APPENDIX A -- THE MERGER AGREEMENT.......................................................................A-1
APPENDIX B -- OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN
                     FINANCIAL ADVISORS, INC.............................................................B-1
APPENDIX C -- APPRAISAL RIGHTS, SECTION 262 OF THE DELAWARE
                     GENERAL CORPORATION LAW.............................................................C-1


                                     (iii)

                                     SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT. TO UNDERSTAND THE MERGER MORE FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE PROXY STATEMENT (INCLUDING THE APPENDICES HERETO) AND THE OTHER DOCUMENTS REFERRED TO HEREIN. THE ACTUAL TERMS AND CONDITIONS OF THE MERGER ARE CONTAINED IN THE MERGER AGREEMENT, WHICH IS INCLUDED IN THIS PROXY STATEMENT AS APPENDIX A.

DATE, TIME AND PLACE OF THE ANNUAL MEETING (PAGE 5)

         The annual meeting will be held on November 30, 1999, at Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m., local time.

PURPOSES OF THE ANNUAL MEETING (PAGE 5)

          At the annual meeting, the stockholders of Western Beef will be asked:

          - to consider and vote upon a proposal to approve and adopt the Merger Agreement and the merger;

          - to elect four directors of Western Beef until the next annual meeting of stockholders of Western Beef or until their successors are elected and qualified;

          - to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

VOTING (PAGE 5)

         The Board of Directors has set the close of business on October 22, 1999 as the date for determining stockholders entitled to vote at the annual meeting (the "Record Date"). At the annual meeting, each share of Common Stock outstanding will be entitled to one vote. As of the Record Date, there were 5,475,153 shares of Common Stock outstanding and entitled to vote. As of such date, there were approximately 243 holders of record.

         Any proxy given by a stockholder may be revoked by the stockholder at any time before it is voted by delivering a written notice of revocation to the Secretary of Western Beef, by executing and delivering a later-dated proxy or by attending the meeting and giving oral notice of your intention to vote in person. Attendance at the annual meeting by a stockholder who has executed and delivered a proxy to Western Beef will not in and of itself constitute a revocation of such proxy.

         UNLESS CONTRARY INSTRUCTIONS ARE INDICATED ON THE PROXY, ALL SHARES OF COMMON STOCK REPRESENTED BY VALID PROXIES WILL BE VOTED FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER, FOR THE ELECTION OF THE BOARD'S DIRECTOR NOMINEES AND, AS TO ANY OTHER PROPOSAL THAT MAY PROPERLY COME BEFORE THE MEETING, IN THE BEST JUDGMENT OF THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY.

REQUIRED VOTE; APPROVAL OF THE PROPOSALS ASSURED (PAGE 5)

         The Merger Agreement and the merger will be decided by the affirmative vote of a majority of the outstanding shares of Common Stock. The election of directors will be decided by the affirmative vote of a plurality of the shares of Common Stock present, in person or by proxy, at the annual meeting and entitled to vote thereon. Cactus, which owns a majority of the outstanding shares of Common Stock, has agreed to vote in favor of the merger and has advised Western Beef that it intends to vote for the election of the director nominees presented by the Board of Directors at the annual meeting. ACCORDINGLY, APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND OF THE ELECTION OF THE BOARD'S DIRECTOR NOMINEES AT THE ANNUAL MEETING IS ASSURED.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 28)

         Each holder of Common Stock (other than Cactus or any Public Holder who properly perfects his or her appraisal rights under Delaware law) will receive $8.75 per share in cash. This merger consideration represents a premium of 25% over the $7.00 closing market price of the Common Stock on November 13, 1998, the last full trading day before Western Beef announced it had received the initial buyout offer from the Buyer Group.

BACKGROUND OF THE MERGER; PURPOSE AND REASONS FOR THE MERGER (PAGES 8-10)

         For a description of the events leading to the approval of the merger by the Board of Directors and the purpose and reasons for the merger, see "Special Factors -- Background of the Merger" and " -- Purpose and Reasons for the Merger; Certain Effects of the Merger."

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS (PAGE 12)

         The Board of Directors, taking into account the recommendation of the Special Committee and the opinion of Houlihan Lokey, the Special Committee's independent financial advisor, has determined that the terms of the Merger Agreement are fair to, and in the best interests of, Western Beef and its stockholders and unanimously recommends that you vote FOR approval and adoption of the Merger Agreement and the merger and declares their advisability. The Board of Directors also recommends that you vote FOR the election of the nominated directors for the 1999 fiscal year.

OPINION OF HOULIHAN LOKEY (PAGE 14)

         The Special Committee retained Houlihan Lokey as its financial advisor in connection with its evaluation of the merger. On July 29, 1999, Houlihan Lokey delivered to the Special Committee its opinion that, as of such date and based upon and subject to the various limitations, qualifications and assumptions stated therein, the merger consideration of $8.75 per share of Common Stock to be received by the Public Holders in connection with the merger is fair to them from a financial point of view. A copy of Houlihan Lokey's written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is included as Appendix B to this proxy statement. YOU SHOULD READ HOULIHAN LOKEY'S OPINION CAREFULLY AND IN ITS ENTIRETY.

CONFLICTS OF INTEREST (PAGE 20)

         In considering the recommendation of the Board of Directors with respect to the merger, you should be aware of certain inherent conflicts of interest. The members of the Buyer Group (which includes Peter Castellana, Jr., Frank Castellana, Joseph Castellana, Michael Castellana, Camile Castellana, their spouses and children and Ant Holding Corporation) currently own, through Cactus, approximately 72% of the outstanding Common Stock. Two of the Directors of Western Beef are members of the Buyer Group.

CERTAIN EFFECTS OF THE MERGER (PAGE 10)

         Following the merger, the Public Holders will receive the merger consideration of $8.75 in exchange for each share of Common Stock they own with the result that the Buyer Group will own the entire equity interest of Western Beef. It is expected that, immediately following the merger, the business and operations of Western Beef will be continued by Western Beef, as the surviving company in the merger, substantially as they are currently being conducted. However, Western Beef and the Buyer Group will continue to evaluate Western Beef's business and operations after the consummation of the merger and make such changes as are deemed appropriate from time to time.

         Following the merger, the members of the Buyer Group will be the sole beneficiaries of any future earnings and growth of Western Beef, and the Public Holders will no longer benefit from any increase in the value of Western Beef or payment of any dividends on the shares of Common Stock and will no longer bear the risk of any decrease in the value of Western Beef.

         As a result of the merger: (1) the Common Stock will cease to be listed on the Nasdaq National Market ("Nasdaq"); (2) there will be no public market for the Common Stock; and (3) Western Beef will terminate registration of its Common Stock under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act").

CONDITIONS PRECEDENT (PAGE 31)

         Consummation of the merger is subject to various conditions, including, among others: (1) the approval and adoption of the Merger Agreement by the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote thereon; (2) the absence of any injunction preventing consummation of the merger; and (3) Cactus having obtained financing for the transactions contemplated by the Merger Agreement on terms and conditions and in amounts reasonably satisfactory to it. As described above, Cactus, which owns a majority of the outstanding shares of Common Stock, has agreed to vote in favor of the merger. Accordingly, approval of the merger by Western Beef's stockholders is assured.

APPRAISAL RIGHTS (PAGE 23)

         Any stockholder who does not wish to accept the merger consideration has the right under Section 262 of Delaware General Corporation Law (the "DGCL") to have the "fair value" of his or her shares of Common Stock determined by the Delaware Court of Chancery. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights:

          - the stockholder must NOT vote in favor of the Merger Agreement and the merger;

          - the stockholder must make a written demand for appraisal BEFORE the vote on the Merger Agreement and the merger in accordance with the DGCL;

          - the stockholder must have been a record owner of shares of Common Stock on the date of the demand for appraisal and continue to own them through the effective time of the merger; and

          ' the stockholder, or another stockholder who has perfected his right of appraisal, or Western Beef, must have filed an action in the Delaware Court of Chancery, within

               120 days after the effective time of the merger, seeking an appraisal of dissenting shares. Western Beef does not intend to file such a suit.

MERELY VOTING AGAINST THE MERGER AGREEMENT AND THE MERGER WILL NOT PROTECT YOUR RIGHT OF APPRAISAL. APPENDIX C TO THIS PROXY STATEMENT CONTAINS SECTION 262 OF THE DGCL REGARDING APPRAISAL RIGHTS.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 33)

         The receipt of the merger consideration will be a taxable transaction to the Public Holders for U.S. federal income tax purposes under the Internal Revenue Code and may be a taxable transaction for foreign, state and local income tax purposes as well. Public Holders will recognize gain or loss measured by the difference between the amount of cash they receive and their tax basis in the shares of Common Stock exchanged therefor. Public Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger, as well as any tax consequences under state, local or foreign laws.

FINANCING AND EXPENSES OF THE MERGER (PAGE 22)

         At the closing of the merger, the Public Holders will be paid an aggregate purchase price of approximately $14 million for the shares of Common Stock, assuming that no Public Holders exercise and perfect their appraisal rights in connection with the merger. In addition, Western Beef will incur approximately $600,000 in expenses in connection with the merger, the financing of the merger and related transactions. It is a condition to the consummation of the merger that sufficient funds are available for the foregoing purposes.

         Cactus, Western Beef and the Buyer Group have received a commitment letter (the "Commitment Letter") from North Fork Bank to arrange a credit facility for up to $8,500,000 to be used toward the cost of the merger. North Fork Bank will have a first security lien in all accounts receivable and inventory of Cactus, Western Beef and Ant Holding Corporation. The credit facility will have a 10-year term and will bear interest for the first five years at a rate of 225 basis points above the weekly average yield on United States Treasury securities having a constant maturity of five years and for the second five years at a rate of 225 basis points above the then average weekly yield on United States Treasury securities having a constant maturity of five years.

         The remainder of the purchase price will be paid out of Western Beef's cash on hand.

ACCOUNTING TREATMENT (PAGE 34)

         The cost of purchasing the Common Stock from shareholders other than Cactus will be accounted for as a treasury stock transaction by Western Beef, the surviving company, under generally accepted accounting principles. This means that the historical cost basis of Western Beef's assets and liabilities will be carried forward with the aggregate cost, including expenses, of such treasury stock purchase being accounted for as a charge to stockholders' equity.

                    INFORMATION CONCERNING THE ANNUAL MEETING

DATE, TIME AND PLACE OF THE ANNUAL MEETING

                  This proxy statement is furnished to the holders of the outstanding shares of Common Stock as of the Record Date in connection with the solicitation of proxies by the Board of Directors of Western Beef to be voted at the annual meeting of stockholders to be held at Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019, on November 30, 1999, at 10:00 a.m. local time, or any postponement or adjournment thereof. This proxy statement, the Notice of Annual Meeting and the accompanying form of proxy are first being mailed to stockholders on or about November 1, 1999.

PURPOSES OF THE ANNUAL MEETING

                   At the annual meeting, the stockholders of Western Beef will be asked

                    - to consider and vote upon a proposal to approve and adopt the Merger Agreement and the merger;

                    - to elect four directors of Western Beef until the next
                      annual meeting of stockholders of Western Beef or until their successors are elected and qualified;

                    - to transact such other business as may properly come
                      before the annual meeting or any adjournment or postponement thereof.

                  Additional information concerning the annual meeting, the Merger Agreement and the merger is set forth below, and a copy of the Merger Agreement is attached hereto as Appendix A.

RECORD DATE; QUORUM; OUTSTANDING COMMON STOCK ENTITLED TO VOTE

                  All stockholders of record at the close of business on October 22, 1999 are entitled to notice of, and to vote at, the annual meeting. The presence, in person or by proxy, of holders of at least a majority of the shares of Common Stock issued, outstanding and entitled to vote on the matters to be considered at the annual meeting is required to constitute a quorum for the transaction of business. Pursuant to Western Beef's certificate of incorporation, each holder of Common Stock is entitled to one vote for each share of Common Stock held on the Record Date on matters properly presented at the annual meeting. A list of stockholders of record will be open for examination by any stockholder for any purpose germane to the annual meeting, at Western Beef's offices at 47-05 Metropolitan Avenue, Ridgewood, NY 11385 for a period of 10 days prior to the meeting.

                  As of October 22, 1999, there were approximately 5,475,153 shares of outstanding Common Stock and approximately 243 holders of record.

VOTE REQUIRED FOR THE MERGER AND THE ELECTION OF DIRECTORS; CERTAIN COMMON STOCK VOTING IN FAVOR OF THE PROPOSALS

                  The Merger Agreement and the merger must be approved and adopted by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding Common Stock entitled to vote. The election of directors for fiscal 1999 will be decided by the affirmative vote of a plurality of the shares of Common Stock present, in person or by proxy, at the annual meeting and entitled to vote thereon. Cactus, which owns a majority of the outstanding shares of Common Stock, has agreed to vote in favor of the Merger Agreement and the merger and has advised Western Beef that it intends to vote for the election of the director nominees presented by the Board of Directors at the annual meeting. ACCORDINGLY, APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE ELECTION OF THE BOARD'S DIRECTOR NOMINEES TO BE CONSIDERED AT THE ANNUAL MEETING IS ASSURED.

SOLICITATION AND REVOCATION OF PROXIES

                  All proxies in the enclosed form that are properly executed and returned on or before the date of the annual meeting, and not subsequently revoked, will be voted at the annual meeting or any adjournment or postponement thereof in accordance with any instructions thereon, or, if no instructions are provided, will be voted FOR the approval and adoption of the Merger Agreement and the merger, FOR the election to the Board of Directors of those nominees approved by the current Board of Directors, and in accordance with the proxyholder's best judgment as to any other business as may properly come before the annual meeting. Shares represented by proxies that are marked "withhold authority" with respect to the election of one or more nominees for election as directors, proxies that are marked "abstain" on any other proposal, and proxies that are marked to deny discretionary authority on any other matter will not be counted in determining the number of votes cast for such matters.

                  Brokers are prohibited from exercising discretionary authority as to a merger for beneficial owners who have not returned proxies to brokers (so-called "broker non-votes"). Those shares will be counted for the purpose of determining if a quorum is present but will not be included in the vote totals for matters as to which discretionary authority is prohibited and, therefore, will have the effect of a negative vote as to the merger.

                  Any stockholder who has given a proxy pursuant to this solicitation may revoke it by attending the annual meeting and giving oral notice of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked at any time prior to the annual meeting by delivering to the Secretary of Western Beef a written statement revoking it or by delivering a duly executed proxy bearing a later date. Attendance at the annual meeting by a stockholder who has executed and delivered a proxy to Western Beef will not in and of itself constitute a revocation of such proxy. A vote in favor of the Merger Agreement and the merger means that a Public Holder will not have the right to dissent and seek appraisal of the fair value of such Public Holder's shares of Common Stock.

                  Western Beef management does not know of any matters other than those set forth herein which may come before the annual meeting. If any other matters are properly presented to the annual meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matters. Such matters may include an adjournment or postponement of the annual meeting from time to time (other than for the sole purpose of soliciting additional proxies) in the event the Board of Directors determines so to adjourn or postpone. If any such adjournment or postponement is made, additional proxies may be solicited during such adjournment period.

                  Western Beef will bear the cost of its solicitation of proxies. Proxies will be solicited initially by mail. Further solicitation may be made by directors, officers and employees of Western Beef personally, by telephone or otherwise, but such persons will not be specifically compensated for such services. Upon request, Western Beef will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the annual meeting to the beneficial owners of shares of Common Stock which such persons hold of record.

                  YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

                  STOCKHOLDERS SHOULD NOT SEND ANY CERTIFICATES REPRESENTING COMMON STOCK WITH THEIR PROXY CARD. IF THE MERGER IS CONSUMMATED, THE PROCEDURE FOR THE EXCHANGE OF CERTIFICATES REPRESENTING COMMON STOCK WILL BE AS SET FORTH IN THIS PROXY STATEMENT.

                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER

                  In late October 1998, members of the Buyer Group, which includes two of the four members of the Board of Directors, began to consider seriously the possibility of a transaction in which they would purchase all of the outstanding equity securities of Western Beef. The Buyer Group began to consider such a transaction because its members believed that public ownership made Western Beef less efficient and added to Western Beef's costs without providing the corresponding benefits often available to public companies. In particular, members of the Buyer Group recognized that the Common Stock is thinly traded and that Western Beef has not had the opportunity usually available to publicly held corporations to take advantage of the capital markets. By taking Western Beef private, the Buyer Group would be able to eliminate the need for management to focus on the requirements imposed on public companies and would be able to eliminate the costs attendant to those requirements.

                  During the first half of November 1998, the Buyer Group explored with counsel various legal issues associated with a going private transaction and considered the costs and desirability of proposing such a transaction. On November 16, 1998, at a meeting of the Board of Directors, the Buyer Group presented to the Board of Directors a written offer by Cactus to enter into a merger transaction with Western Beef as a result of which each share of Common Stock held by the Public Holders would be converted into the right to receive $7.50 per share in cash and the members of the Buyer Group would collectively own 100% of Western Beef. Upon receipt of the offer letter, the Board resolved to establish a Special Committee, consisting of directors Arnold B. Becker and Steven R. Bokser, to negotiate with Cactus on Western Beef's behalf, to determine the advisability of the proposed transaction and its fairness to the Public Holders and to make a recommendation to the Board with respect to such transaction. At the meeting, it was noted that Mr. Bokser had significant business relationships with Western Beef and that he might have to recuse himself if, in the view of counsel to the Special Committee after discussing the specifics of those relationships, such relationships might be perceived as calling into question his independence from the Buyer Group. See "Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Transactions."

                  Following the November 16, 1998 Board meeting, the Special Committee began the process of retaining independent legal and financial advisors. The Special Committee retained Robinson Silverman Pearce Aronsohn & Berman LLP as its counsel. Shortly thereafter, following discussions with counsel for the Special Committee, Mr. Bokser recused himself from serving on the Special Committee.

                  During December 1998, the Special Committee contacted numerous investment banks to discuss their interest in serving as financial advisor to the Special Committee. On January 5, 1999, the Special Committee advised Houlihan Lokey that it had been selected, and Houlihan Lokey commenced work on January 6, 1999.

                  On February 4, 1999, the Special Committee met with its counsel and financial advisor. At that meeting, Houlihan Lokey presented an overview of its analysis of the merger consideration and indicated that it would not be prepared to render an opinion that the $7.50 per share consideration initially offered by the Buyer Group was fair from a financial point of view.

                  On February 9, 1999, a meeting was held at which the Special Committee explained to representatives of the Buyer Group, representatives of Western Beef and their respective legal counsel its analysis of the adequacy of the merger consideration. At that meeting, Houlihan Lokey again indicated that it would not be prepared to render an opinion that the $7.50 per share consideration was fair from a financial point of view.

                  Subsequent to the February 9, 1999 meeting, representatives of the Buyer Group and Western Beef sought to provide to the Special Committee and Houlihan Lokey additional updated information that would support the Buyer Group's position that a merger consideration of $7.50 per share would be fair to the Public Holders.

                  On April 15, 1999, the Special Committee met with its financial advisor and counsel to discuss the price offered by the Buyer Group. The Special Committee's financial advisor reiterated that it would not issue a fairness opinion at a price of $7.50 per share and that the Buyer Group would have to increase its bid in order for the price to be fair to the Public Holders from a financial point of view.

                  Immediately following that meeting, a special meeting of the Board of Directors was held at which the Special Committee, Houlihan Lokey, representatives of the Buyer Group and legal advisors to Western Beef, the Special Committee and the Buyer Group were present. At the meeting, Mr. Becker advised the Board of Directors that the Special Committee was unable to conclude that the proposed transaction was fair to the Public Holders. Houlihan Lokey then reviewed for the Board a portion of the analysis from which it determined that it would be unable to conclude that the proposed consideration of $7.50 per share was fair to the Public Holders from a financial point of view. Houlihan Lokey declined to make a full presentation to the Board because it had been retained by the Special Committee to assist the Special Committee in negotiating with the Buyer Group, and members of the Board were also members of the Buyer Group.

                  Immediately following the April 15, 1999 Board meeting, Peter Castellana, Jr., on behalf of the Buyer Group, met with Mr. Becker to discuss the next steps. During that discussion, Mr. Castellana indicated a willingness to increase the Buyer Group's bid to approximately $8.75 per share. Subsequently, Mr. Becker discussed with Houlihan Lokey whether it would be able to conclude that a merger consideration of approximately $8.75 per share would be fair to the Public Holders from a financial point of view.

                  Subsequent to the April 15, 1999 Board meeting, Western Beef supplied the Special Committee and Houlihan Lokey with additional information concerning Western Beef's financial status. This additional information included financial information reflecting the actual performance of Western Beef for the period ended April 3, 1999 and projections updated to take into account such information.

                  In June 1999, counsel to Western Beef prepared a form of Agreement and Plan of Merger to be entered into between Cactus, a corporation formed by the Buyer Group, and Western Beef. On June 30, 1999, counsel to Western Beef distributed to the Special Committee, Cactus, their respective legal counsel and Houlihan Lokey a form of Agreement and Plan of Merger. During the period prior to the July 29, 1999 Board meeting, the terms and conditions of the Merger Agreement were negotiated by Cactus and the Special Committee.

                  Following the initial announcement of the Merger on November 16, 1998, a lawsuit was initiated on behalf of the Public Holders against Western Beef and all four of Western Beef's Directors alleging, among other things, that the merger consideration was inadequate and that certain actions and negotiations leading up to the proposed merger were not conducted on an arm's length basis. Prior to the special meeting of the Board of Directors held on July 29, 1999, counsel for the defendants negotiated a settlement with counsel to the plaintiff in the stockholder lawsuit arising from the proposed merger and subsequently entered into a memorandum of understanding related to such settlement on July 29, 1999. The memorandum of understanding provides for the settlement of the stockholder lawsuit based on the payment of a per share merger consideration of $8.75 and is subject to, among other things, completion by the plaintiff of additional discovery, completion of definitive documentation relating to the settlement, court approval and the dismissal of the lawsuit with prejudice and without any costs to any party (except as agreed upon). Additionally, pursuant to the memorandum of understanding, the defendants will not oppose the plaintiff's application for an award for attorney's fees in the amount of $150,000 and reimbursement of expenses not to exceed $10,000. The defendants have also agreed to be responsible for the costs and expenses related to providing notice of the proposed settlement, regardless of whether the proposed settlement is approved by the court.

                  At a meeting of the Board of Directors held on July 29, 1999, Houlihan Lokey presented its opinion that the proposed merger consideration of $8.75 per share was fair from a financial point of view. The Special Committee reported to the Board of Directors that it had concluded, and so advised and recommended to the Board, that the terms of the Merger Agreement be approved and that the Board of Directors declare its advisability. After the Special Committee's recommendation and Houlihan Lokey's opinion and presentation, the Board determined that the terms of the Merger Agreement were fair to and in the best interest of Western Beef and the Public Holders. The Merger Agreement was executed, and its execution was announced, on July 29, 1999.

PURPOSE AND REASONS FOR THE MERGER; CERTAIN EFFECTS OF THE MERGER

                  The principal results of the merger are that it enables the Buyer Group to own all of the equity interest in Western Beef, while affording the Public Holders the opportunity to receive a cash price for their shares of Common Stock that represents a premium over the market prices at which the Common Stock traded immediately prior to the announcement of the initial buyout offer. This will be accomplished by a merger of Cactus with and into Western Beef, pursuant to which all of the shares of Common Stock held by the Public Holders will be converted into the right to receive the merger consideration of $8.75 per share. The Buyer Group proposed the merger because it believed that public ownership made Western Beef less efficient and added to Western Beef's costs without providing the corresponding benefits often available to public companies. Other than as set forth herein, the Buyer Group has no reason for proposing the merger at this particular time (as opposed to any other time) and is not aware of any material development affecting the future value of the Common Stock that is not described in this proxy statement.

                  The merger will terminate all equity interests of the Public Holders in Western Beef, and members of the Buyer Group will be the sole beneficiaries of any future earnings and growth of Western Beef. Accordingly, the Public Holders will not share in the future earnings and growth of Western Beef, nor will they bear the risks associated with achieving such earnings and growth following the merger. The merger consideration to be received by the Public Holders was the result of arm's-length negotiations between representatives of the Buyer Group and the Special Committee and their respective advisors following the receipt of the initial buyout proposal from the Buyer Group. As a result of the merger, the Buyer Group will have a 100% interest in the net book value and net earnings of Western Beef, increasing their interests from the approximately 72% they currently own.

                  Based on the net book value of Western Beef at January 1, 1999 and net earnings for the year ended January 1, 1999, the Buyer Group's interest, in the aggregate, in net book value would have decreased from approximately $34,943,000 to approximately $34,326,000 (reflecting an increase in percentage interest from 72% to 100% and a decrease in net book value resulting from the merger of approximately $14,300,000) and the Buyer Group's interest, in the aggregate, in net earnings would have increased from approximately $2,413,000 to approximately $2,755,000 (reflecting an increase in percentage interest from 72% to 100% and a decrease in net earnings resulting from the merger of $597,000 (assuming the proposed merger took place on January 3, 1998, an interest rate of 8.25% on debt incurred in connection with the merger and the loss of an investment return of 4.5% on cash used in connection with the merger)).

                  The Common Stock is currently registered under the Securities Exchange Act and is listed for trading on Nasdaq under the symbol "BEEF". Upon consummation of the merger, the Common Stock will be delisted from Nasdaq and registration of the Common Stock under the Securities Exchange Act will be terminated. The assumption by Western Beef of the status of a private company will allow Western Beef to enjoy certain efficiencies by eliminating the time devoted by its management and certain other employees to complying with the reporting requirements of the Securities Exchange Act (including the obligation to comply with the proxy rules thereunder), and its directors, officers and beneficial owners of more than 10% of the shares of Common Stock will be relieved of the reporting requirements and restrictions on insider trading under
Section 16 of the Securities Exchange Act. In addition, Western Beef will be relieved of Nasdaq listing and reporting requirements. Accordingly, less information will be required to be made currently available than is the case at this time. Western Beef will be able to reduce certain costs, which it estimates to be approximately $300,000 per year, including the cost of preparing, printing and mailing certain corporate reports and proxy statements, the expense of a transfer agent and registrar and the cost of investor relations activities.

                  The Buyer Group structured the transaction as a one-step merger because it believed that that transaction structure would result in its owning 100% of the equity of Western Beef at the earliest time and with the lowest transaction costs.

                  Approval of the merger requires the vote of at least a majority of the outstanding shares of Common Stock but does not require the separate approval of a majority of the Common Stock held by the Public Holders. The Buyer Group did not structure the transaction to require the approval of a majority of the Common Stock held by the Public Holders because such approval is not required under the Delaware merger statute and because the Buyer Group believes that the fairness of the transaction was established by other factors, including the arm's-length bargaining between the Buyer Group and the Special Committee as to the terms of the transaction.

                  In connection with the merger and the discussions relating thereto, the Buyer Group has advised Western Beef that, relating to the structure of the merger, it did not consider any alternatives that would have allowed the Public Holders to maintain an equity interest in Western Beef because no such alternative would have accomplished the purposes of the merger as set forth in this section. In addition, the Buyer Group indicated in its letter proposing the merger that it was not willing to sell its interest in Western Beef. The Buyer Group took this stance because the Western Beef business had been founded by family members of the participants in the Buyer Group and the Buyer Group wished to continue family ownership and control of the business.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

         RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS.

                  On July 29, 1999, the Special Committee concluded, and so advised and recommended to the Board of Directors, that the terms of the Merger Agreement be approved and the Board of Directors declare its advisability.

                  On July 29, 1999, the Board of Directors unanimously: (1) determined that the terms of the merger are fair to and in the best interests of the Public Holders; (2) approved the Merger Agreement and authorized the execution and delivery thereof; and (3) recommended that the stockholders of Western Beef approve the Merger Agreement, the merger, and the transactions contemplated thereby.

         FAIRNESS OF THE MERGER.

                  SPECIAL COMMITTEE. In reaching its determinations referred to above, the Special Committee considered the factors listed below. The following discussion of the factors considered by the Special Committee is not intended to be exhaustive but summarizes all material factors considered. The Special Committee did not assign any relative or specific weights to the following factors. However, the Special Committee did believe that each of the factors was material to its determination that the transaction was fair, and characterized each of the factors as positive. Throughout its deliberations, the Special Committee received the advice of its financial and legal advisors, who are experienced in advising on transactions similar to the merger.

     - The fact that the per share price to be paid in the merger represents a premium of 25.0% over the closing price of Common Stock on November 13, 1998 (the last full trading day before Western Beef announced it had received the initial merger proposal from the Buyer Group) and a premium of 18.6% over the closing price of the Common Stock on October 16, 1998 (one month before the Buyer Group made its initial merger proposal);

     - The fact that the per share price to be received in the merger is payable in cash, eliminating any uncertainties in valuing the consideration to be received by the Public Holders.

     - The Buyer Group's ownership of approximately 72% of the outstanding shares, and its stated unwillingness to sell its shares to a third party, led the Special Committee to conclude that exploration of a business combination with or sale to a third party was not practicable.

     - The arm's-length negotiations between the Special Committee and its representatives, on behalf of the Public Holders, and the Buyer Group and its representatives, which had resulted in an increase from $7.50 to $8.75 per share in the price at which the Buyer Group was prepared to acquire the shares and in improvements to the terms of the Merger Agreement from the perspective of the Public Holders, and the Special Committee's belief that $8.75 was the highest price that could be obtained from the Buyer Group under the circumstances. The Special Committee believes that the fact that the negotiations were conducted at arm's-length is indicative of the fairness of the process by which the $8.75 merger consideration was arrived at.

     - The opinion of Houlihan Lokey, dated July 29, 1999, that, as of such date, and subject to the matters stated in the opinion, the proposed consideration to be received by the Public Holders in connection with the merger was fair to them from a financial point of view, and the analyses presented to the Special Committee by Houlihan Lokey. See "-- Opinion of Houlihan Lokey." A copy of Houlihan Lokey's written opinion is attached to this proxy statement as Appendix B and is incorporated herein by reference.

     - The Special Committee's belief that the price per share to be received in the merger was fair relative to its own assessment of the business, condition and prospects of Western Beef, as a going concern, taking into account of decreases in net sales due to a decrease in food stamp redemptions, low food price inflation and increased price competition.

     - The availability of dissenters' rights under the DGCL in connection with the merger for stockholders who perfect their appraisal rights under the DGCL.

                  As part of its determination with respect to the fairness of the consideration to be received by the Public Holders pursuant to the Merger Agreement, the Special Committee adopted the conclusion, and the analysis underlying such conclusion, of Houlihan Lokey, based upon the view of the Special Committee as to the reasonableness of such analysis.

                  WESTERN BEEF BOARD OF DIRECTORS. In reaching its determinations referred to above, the Board of Directors considered the following factors: (1) the determinations and recommendations of the Special Committee; (2) the factors referred to above as having been taken into account by the Special Committee, including the opinion of Houlihan Lokey; and (3) the fact that the price and the terms and conditions of the Merger Agreement were the result of arm's-length negotiations between the Special Committee and its representatives on behalf of the Public Holders and the Buyer Group.

                  In considering the arm's-length nature of the negotiations and the procedural fairness of the merger, the Board of Directors noted that:

     - the Special Committee consisted of an independent director who represented the interests of the Public Holders;

     - the member of the Special Committee was experienced and sophisticated in business and financial matters and well-informed about the business and operations of Western Beef;

     - the Special Committee selected and was advised by independent legal counsel experienced in advising in transactions similar to the merger; and

     - the Special Committee selected and was advised by Houlihan Lokey as its independent financial advisor to assist it in evaluating the transaction;

     - the fact that the Common Stock was very thinly traded, resulting in the shareholders not having significant liquidity;

     - the $8.75 per share price and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between representatives of the Special Committee, on the one hand, and representatives of the Buyer Group, on the other hand, which resulted in an increase in the merger consideration offered from $7.50 per share in the initial merger proposal to $8.75 per share and in other concessions and agreements which benefited the Public Holders; and

     - the availability of dissenters' rights under the DGCL in connection with the merger for stockholders who perfect their appraisal rights under the DGCL.

                  In connection with its consideration of the determination by the Special Committee, and as part of its determination with respect to the fairness of the consideration to be received by the Public Holders pursuant to the Merger Agreement, the Board of Directors adopted the conclusion, and the analysis underlying such conclusion, of the Special Committee, based upon the view of the Board of Directors as to the reasonableness of such analysis.

                  In considering the fairness of the merger, the Special Committee and the Board of Directors did not consider Western Beef's net book value or liquidation value materially relevant because they believed those values were not material indicators of Western Beef's value as a going concern.

                  All of the factors described above were considered by the Special Committee and the Board of Directors in support of their conclusions that the merger is fair to and in the best interests of the Public Holders. The Special Committee and the Board of Directors also considered the fact that the merger was not conditioned on the approval of a majority of the Common Stock held by the Public Holders, and that the Buyer Group possesses sufficient voting power to approve the Merger Agreement without the affirmative vote of any other stockholder of the Company. While the approval of a majority of the Common Stock held by the Public Holders may serve as an indication of the views of the Public Holders (who are such as of the Record Date) as to the fairness of the transaction, the Buyer Group did not structure the transaction to require the approval of a majority of the Common Stock held by the Public Holders because such approval is not required under the Delaware merger statute and because the Special Committee and the Board of Directors believe that the substantive and procedural fairness of the transaction was established by the factors set forth above.

                  The description set forth above of the factors considered by the Board of Directors is not intended to be exhaustive, but summarizes all material factors considered. The Board of Directors did not assign any relative or specific weights to the foregoing factors. However, the Board of Directors did believe that each of the factors was material to its determination that the transaction was fair, and characterized each of the factors as positive. Individual members of the Board of Directors may have given differing weights to different factors and may have viewed certain factors more positively or negatively than others.

OPINION OF HOULIHAN LOKEY

                  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies utilized by Houlihan Lokey. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised the Special Committee, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

                  On behalf of the Special Committee, Western Beef retained Houlihan Lokey to render an opinion as to the fairness, from a financial point of view, of the merger consideration to the Public Holders of Western Beef. At the July 29, 1999 meeting of the Board of Directors, Houlihan Lokey presented its analysis regarding the fairness, from a financial point of view, of the merger consideration.

                  At the July 29, 1999 meeting, Houlihan Lokey presented its analysis as hereinafter described and delivered its written opinion that as of such date and based on the matters described therein, the merger consideration is fair to the Public Holders from a financial point of view.

                  THE COMPLETE TEXT OF HOULIHAN LOKEY'S OPINION IS ATTACHED HERETO AS APPENDIX B. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH OPINION. THE COMMON STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY.

                  Houlihan Lokey's opinion to the Special Committee addresses only the fairness from a financial point of view of the merger consideration, and does not constitute a recommendation to the stockholders as to how such stockholder should vote at the annual meeting. Houlihan Lokey's opinion does not address Western Beef's underlying business decision to effect the merger. Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or part of Western Beef. Furthermore, Houlihan Lokey did not advise the Western Beef Board with respect to alternatives to the merger.

                  In connection with the preparation of its opinion, Houlihan Lokey made such reviews, analyses and inquiries as they deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey: (1) reviewed Western Beef's audited financial statements on Form 10-K for the three fiscal years ended January 1, 1999, and unaudited financial statements for the quarter ended April 3, 1999, which Western Beef's management had identified as being the most current financial statements available; (2) reviewed a draft of the Merger Agreement, dated as of July 27, 1999; (3) reviewed with members of Cactus the status of financing for the merger; (4) met with and had several telephone conversations with certain members of the senior management of Western Beef to discuss the operations, financial condition, future prospects and projected operations and performance of Western Beef; (5) visited certain facilities and business offices of Western Beef; (6) reviewed forecasts and projections prepared by Western Beef's management with respect to Western Beef for the year ending December 31, 1999; (7) reviewed the historical market prices and trading volume for Western Beef's publicly traded securities; (8) reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to Western Beef, and publicly available prices and premiums paid in other transactions that Houlihan Lokey considered similar to the merger; and (9) conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

                  In assessing the financial fairness of the merger consideration to Western Beef's public stockholders Houlihan Lokey (1) analyzed the reasonableness of the trading value of Western Beef's publicly traded equity securities, (2) independently valued the common equity of Western Beef using widely accepted valuation methodologies, (3) analyzed the reasonableness of the merger consideration being offered in the merger, and (4) reviewed the valuation implications to Western Beef's stockholders of various alternatives to the merger.

      VALUATION OF WESTERN BEEF

                  ASSESSMENT OF WESTERN BEEF'S PUBLIC STOCK PRICE. As part of its analysis, Houlihan Lokey analyzed the trading value of the Common Stock. Houlihan Lokey calculated the ratio of average daily trading volume (over the most recent 90 days) to float and total shares outstanding for Common Stock. Houlihan Lokey then compared Western Beef's ratios to similar ratios of comparable publicly traded companies. Houlihan Lokey considered the trading volume and float ratios of Albertson, Inc., Arden Group, Inc., Harry's Farmer Market, Inc., Homeland Holding Corp, Kroger Co., Marsh Supermarkets, Inc., Safeway Inc., Schultz Sav-O Stores, Inc., Seaway Food Town, Inc. and Village Supermarkets, Inc. Houlihan Lokey noted that the median daily trading volume for the comparable publicly traded companies as a percent of common shares outstanding was 0.19% compared to 0.02% for Western Beef. Houlihan Lokey also noted that the median ratio of public float to total shares outstanding was 88.6% for the comparable public companies compared to 29% for Western Beef.

                  Based on these analyses, it was Houlihan Lokey's opinion that Western Beef's Common Stock trades less actively than the stock of comparable public companies and has a significantly smaller float than the stock of comparable public companies (as a percent of shares outstanding).

                  DETERMINATION OF WESTERN BEEF'S FULLY DISTRIBUTED STOCK PRICE. After determining that the trading price of the Common Stock may not reflect its fully distributed value, Houlihan Lokey completed an independent valuation of Western Beef using the market multiple approach. This approach involved the multiplication of various earnings and cash flow measures by appropriate risk-adjusted multiples. Multiples were determined through an analysis of certain publicly traded companies, selected on the basis of operational and economic similarity with the principal business operations of Western Beef. Earnings and cash flow multiples were calculated for the comparable companies based upon daily trading prices. A comparative risk analysis between Western Beef and the public companies formed the basis for the selection of appropriate risk adjusted multiples for Western Beef. The risk analysis incorporates both quantitative and qualitative risk factors which relate to, among other things, the nature of the industry in which Western Beef and the comparable companies are engaged.

                  For purposes of this analysis, Houlihan Lokey selected seven publicly traded, regional supermarket companies. The companies included Arden Group, Inc., Harry's Farmer Market, Inc., Homeland Holding Corp, Marsh Supermarkets, Inc., Schultz Sav-O Stores, Inc., Seaway Food Town, Inc. and Village Supermarkets, Inc.

                  Houlihan Lokey informed the Special Committee that, because the market multiple approach is based upon publicly traded prices of equity securities, the resulting valuation indications are on a fully distributed, publicly traded equivalent basis. Houlihan Lokey's market multiple approach produced indications of value for the Common Stock in the range of $6.40 to $7.10 per share, on a fully distributed, publicly traded basis.

      FAIRNESS OF CONSIDERATION

                  In addition to determining the fully distributed, publicly traded price of the Common Stock, Houlihan Lokey performed an independent valuation analysis to determine the value of Western Beef on a controlling interest.

                  COMPARABLE TRANSACTION APPROACH. The comparable transaction approach involved multiples of earnings and cash flow. Multiples utilized in this approach were determined through an analysis of acquisitions of controlling interests in companies with operations deemed to be reasonably comparable to Western Beef's principal business operations. For purposes of this analysis Houlihan Lokey analyzed 43 announced transactions between June 22, 1994 and July 23, 1999. Based on the comparable transaction approach, Houlihan Lokey concluded that the control value of the Common Stock is reasonably stated in the range of $8.00 to $8.90 per share. Houlihan Lokey noted that the merger consideration of $8.75 per share was at the upper end of the control value range for the Common Stock.

                  ACQUISITION PREMIUM ANALYSIS. Houlihan Lokey analyzed the acquisition premiums (the difference between the acquisition price and unaffected trading price) paid in 19 acquisitions of controlling interests of companies in the supermarket industry that occurred between June 16, 1995 and June 14, 1999. Houlihan Lokey noted that the four week acquisition premiums ranged from a low of 6.0% to a high of 118.2% with a median of 27.6%. Houlihan Lokey noted that the acquisition premium implied by the merger consideration was
(1) 25.0% relative to Western Beef's unaffected stock price of $7.00 on November 13, 1998 and (2) 29.6% relative to the midpoint of Houlihan Lokey's concluded range of value on a fully distributed publicly traded basis. Based on this analysis, Houlihan Lokey noted that it was their conclusion that the merger consideration represents a reasonable acquisition premium.

                  SQUEEZE-OUT PREMIUM ANALYSIS. Houlihan Lokey analyzed the premiums paid in 79 "squeeze out" transactions, which are transactions in which a majority shareholder offers to purchase the shares held by the minority shareholders. Houlihan Lokey noted that the one month squeeze out premiums ranged from a low of negative 3.3% to a high of 143.5% with a median of 30.9%. Houlihan Lokey noted that the squeeze out premium implied by the merger consideration was (1) 25.0% relative to Western Beef's unaffected stock price of stock price of $7.00 on November 13, 1998 and (2) 29.6% relative to the average of Houlihan Lokey's range of fully distributed stock price of $6.75. Based on this analysis, Houlihan Lokey concluded that the merger consideration represents a reasonable squeeze out premium.

         ASSESSMENT OF WESTERN BEEF'S STRATEGIC ALTERNATIVES TO THE MERGER

                  In evaluating the fairness of the merger consideration, from a financial point of view, Houlihan Lokey considered the expected value to Western Beef's Public Holders of completing the merger and certain alternatives to the merger. With regard to each alternative, Houlihan Lokey's analysis qualitatively considered the valuation implications to Public Holders, the probability of successfully completing the alternative, and the cost and time to implement those alternatives.

                  For purposes of this analysis Houlihan Lokey considered the following strategic alternatives: (1) status quo; (2) sale to a strategic buyer;
(3) sale to a financial buyer; and (4) liquidation of Western Beef. Houlihan Lokey noted that of the strategic alternatives considered, the merger appears to provide the greatest value to Public Holders on a present value, risk-adjusted basis.

                  Houlihan Lokey relied upon and assumed, without independent verification, that the unaudited financial forecasts and projections provided to them, and as adjusted based on their discussions with management, were reasonably prepared and reflected the best currently available estimates of the future financial results and condition of Western Beef, and that there had been no material change in the assets, financial condition, business or prospects of Western Beef since the date of the most recent financial statements made available to them.

                  Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to Western Beef and does not assume any responsibility with respect to it. Houlihan Lokey has not made any independent appraisal of any of the properties or assets of Western Beef. Houlihan Lokey's opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by them at the date of their letter.

                  Houlihan Lokey is a nationally recognized investment banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. The Special Committee selected Houlihan Lokey because of its experience and expertise in performing valuation and fairness analysis. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in Western Beef.

                  FEES AND EXPENSES. Pursuant to an agreement dated January 15, 1999, Houlihan Lokey was retained by Western Beef following its selection by, and on behalf of, the Special Committee to analyze the fairness of the merger consideration, from a financial point of view, to the Public Holders. On behalf of the Special Committee, Western Beef has agreed to pay Houlihan Lokey a fee of $175,000 plus its reasonable out-of-pocket expenses incurred in connection with the rendering of a fairness opinion. Western Beef has further agreed to indemnify Houlihan Lokey against certain liabilities and expenses in connection with the rendering of its services.

POSITION OF THE BUYER GROUP AS TO FAIRNESS

                  The Buyer Group has concluded that the terms of the Merger Agreement and the merger (including the merger consideration of $8.75 per share) are fair to Western Beef and the Public Holders based on the following factors:
(1) the appointment of the Special Committee, consisting of one independent member of the Board of Directors who represented the interests of the Public Holders; (2) the determinations and recommendations of the Special Committee and the Board of Directors; (3) the recommendation of the Merger Agreement by the Special Committee, which consists solely of a director who is independent of the Buyer Group; (4) the factors referred to above as having been taken into account by the Special Committee and the Board of Directors, including the opinion of Houlihan Lokey; and (5) the fact that the price and the terms and conditions of the Merger Agreement were the result of arm's-length negotiations between the Special Committee and the Buyer Group.

                  The Buyer Group has also considered the fact that the merger is not conditioned on the approval of a majority of the Common Stock held by the Public Holders, and that the Buyer Group possesses sufficient voting power to approve the Merger Agreement without the affirmative vote of any other Western Beef stockholder. While the approval of a majority of the Common Stock held by the Public Holders may serve as an indication of the views of the Public Holders (as of the Record Date) as to the fairness of the transaction, the Buyer Group did not structure the transaction to require the approval of a majority of the Common Stock held by the Public Holders because such approval is not required under the Delaware merger statute and because the Buyer Group believes that the substantive and procedural fairness of the transaction was established by the factors set forth above.

                  In connection with their consideration of the fairness of the consideration to be received by Public Holders pursuant to the Merger Agreement, the Buyer Group has adopted the conclusions, and the analyses underlying such conclusions, of Houlihan Lokey, the Special Committee and the Board of

Directors, based upon the views of the Buyer Group as to the reasonableness of such analyses. The description set forth above of the factors considered by the Buyer Group is not intended to be exhaustive, but summarizes all material factors considered. The Buyer Group has not assigned any relative or specific weights to the foregoing factors. However, the Buyer Group believes that each of the factors is material to their determination that the transaction is fair, and have characterized each of the factors as positive. Individual members of the Buyer Group may have given different weights to different factors and may have viewed certain factors more positively or negatively than others.

CERTAIN PROJECTIONS

                  In the normal course of business, Western Beef management prepares internal budgets, plans, estimates, unaudited forecasts or projections as to future revenues, earnings or other financial information in order to be able to anticipate the financial performance of Western Beef. It does not, as a matter of course, publicly disclose these internal documents. However, in connection with the proposed merger, to facilitate the financial due diligence by the Special Committee's financial advisor, Western Beef provided the Special Committee and the Special Committee's financial advisor with a preliminary 1999 annual budget (a projection for the fiscal year ending January 1, 2000) which reflected management's best estimates and good faith judgments as to the future performance of Western Beef.

                  The unaudited financial projections were subject to and prepared on the basis of estimates, limitations, qualifications and assumptions and involved judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond Western Beef's control. These uncertainties include, among others, uncertainties relating to economic conditions, delays and other hazards inherent in building and construction; competition in both the retail and wholesale markets; government and regulatory policies and certifications (in particular those relating to the United States Department of Agriculture food stamp program); the pricing and availability of the products Western Beef sells and distributes, including Western Beef label brand products; potential delays in the implementation of Western Beef's technological improvement programs; and the effectiveness of such programs upon the implementation of, and Western Beef's ability to resolve, any and all year 2000 computer applications.

                  While Western Beef believes these estimates and assumptions to have been reasonable, there can be no assurance that the unaudited projections will be accurate, and actual results may vary materially from those shown. In light of the uncertainties inherent in forward looking information of any kind, the inclusion of these unaudited projections herein should not be regarded as a representation by Western Beef, the Buyer Group or any other entity or person that the anticipated results will be achieved, and investors are cautioned not to place undue reliance on such information.

                  On April 19, 1999 and May 24, 1999, Western Beef provided the Special Committee and its financial advisor with updated unaudited financial projections, which were based on the actual results of the business through the period ended April 3, 1999.

                  Unaudited projections for the year ending January 1, 2000:

                  Sales                                                 $318,660,000
                  Gross profit                                            80,036,895
                  Operating expenses                                     (79,157,866)
                  Other income                                             2,495,100
                  Income before taxes                                      3,374,129
                  Net income                                               2,024,478


                  The foregoing information is presented in this proxy statement because it was provided to the Special Committee and its financial advisor in connection with its engagement described herein. Western Beef does not intend to update or otherwise revise the unaudited financial projections to reflect circumstances existing after the date that they were prepared or to reflect the occurrence of unanticipated events.

                  Certain matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the financial projections set forth above concerning the projected income statement data as to the year ending January 1, 2000. Such information has been included in this Proxy Statement for the limited purpose of giving Western Beef's stockholders access to financial projections by Western Beef's management. The financial projections were based on assumptions concerning Western Beef's business prospects through January 1, 2000. The information also was based on other revenue and operating assumptions. Information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Western Beef's control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth in the financial projections. In addition, the financial projection data was not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. PricewaterhouseCoopers LLP, the Company's independent accountants, has not examined or applied any agreed upon procedures to this information and, accordingly, assumes no responsibility for this information.

CONFLICTS OF INTEREST

                  In considering the recommendation of the Special Committee and the Board of Directors with respect to the merger, Western Beef stockholders should be aware of certain inherent conflicts of interest, including those referred to below, that give rise to divided interests in considering the merger. The Special Committee and the Board of Directors were aware of these actual and potential conflicts of interest.

                  Following the merger, the Buyer Group will own 100% of Western Beef. The directors and officers of Western Beef at the effective time of the merger will be the directors and officers of Western Beef, as the surviving corporation, from and after the effective time of the merger. The merger will terminate the equity interests of the Public Holders in Western Beef.

                  Western Beef has agreed, pursuant to the Merger Agreement, that the indemnification provisions with respect to officers and directors of Western Beef contained in the current certificate of incorporation and by-laws of Western Beef will be carried over into the certificate of incorporation and by-laws of Western Beef following the merger without amendment, repeal or other modification for a period of six years from the effective time of the merger. Subject to certain conditions, Western Beef has agreed to maintain in effect, for a period of six years from the effective time of the merger, directors' and officers' liability insurance for matters occurring prior to the effective time of the merger, at the same levels currently provided, but it will not be required to do so if premiums for such coverage exceed 125% of the current annual premiums, in which case it will be required to provide the maximum coverage available at a premium level equal to 125% of the annual premiums currently paid. See "Proposals at the Annual Meeting -- Proposal One -- The Merger -- Covenants."

                  The opportunity to increase their equity interest in Western Beef following the consummation of the merger may have presented the Directors who are members of the Buyer Group with actual or potential conflicts of interest in connection with the merger. In light of these inherent conflicts of interest, the Board of Directors appointed the Special Committee comprised solely of a director who is not an employee or affiliate of Cactus or the Buyer Group and who is not a Western Beef employee, to evaluate the fairness of the merger to the Public Holders. For his services on the Special Committee, Mr. Becker received a fee of $20,000.

                  In making their determinations with respect to the merger in accordance with their fiduciary duties to the Public Holders, the Special Committee and the Board of Directors considered the actual and potential conflicts of interest of the Buyer Group, along with the other matters described under " --- Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger."

PLANS FOR WESTERN BEEF AFTER THE MERGER

                  It is expected that, following consummation of the merger, the operations and business of Western Beef will be conducted substantially as they are currently conducted. Neither Western Beef, nor any member of the Buyer Group has any present plans or proposals that relate to or would result in an extraordinary corporate transaction involving Western Beef's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, Western Beef and the Buyer Group will continue to evaluate Western Beef's business and operations after the merger from time to time, and may propose or develop new plans and proposals which either considers to be in the best interests of Western Beef and its stockholders.

CONDUCT OF THE BUSINESS OF WESTERN BEEF IF THE MERGER IS NOT CONSUMMATED

                  Consummation of the merger is subject to several conditions, in addition to the approval of the merger by the holders of a majority of the Common Stock. These conditions include, among others: (1) absence of any legal restraints, proceedings or prohibitions that prevent consummation of the merger;
(2) all required governmental consents and approvals having been obtained; and
(3) Cactus having funds available to it at the closing sufficient to pay the merger consideration. As described below under " -- Financing and Expenses of the Merger," the Buyer Group has obtained a commitment from a financial institution with respect to the financing of the merger, although this commitment remains subject to certain conditions. Accordingly, even if the requisite stockholder approval is obtained, there can be no assurance that the merger will be consummated.

                  If the merger is not consummated for any reason, it is expected that Western Beef's business and operations will continue to be conducted by its current management, under the direction of the Board of Directors, substantially as they are currently being conducted. No other transaction is currently being considered by the Buyer Group or Western Beef as an alternative to the merger. If the merger is not consummated, Western Beef may purchase additional shares of Common Stock on terms more or less favorable to the Public Holders than the terms of the merger or may offer or sell shares of Common Stock, from time to time, in each case subject to availability at prices deemed acceptable to Western Beef, pursuant to a merger transaction, tender offer, open market or privately negotiated transactions or otherwise.

FINANCING AND EXPENSES OF THE MERGER

                  At the closing of the merger, Western Beef, through Cactus, expects to pay to the Public Holders an aggregate purchase price of approximately $14.3 million for the shares of Common Stock, assuming no Public Holders dissent from the merger and perfect their appraisal rights provided under the DGCL. In addition, the Buyer Group expects to incur approximately $600,000 in costs and expenses in connection with the merger, as set forth in the table below. However, after completion of the merger, such costs and expenses will be assumed by Western Beef.

                  COST OR FEE                                             ESTIMATED AMOUNT
                  -----------                                             ----------------
                  Financial advisory fees......................                $180,000
                  Bank commitment fees.........................                  50,000
                  Legal fees...................................                 250,000
                  Accounting fees..............................                  25,000
                  Printing and mailing fees....................                  50,000
                  Solicitation expenses........................                   5,000
                  SEC filing fees..............................                   2,859
                  Other regulatory filing fees.................                       0
                  Miscellaneous................................                  37,141
                                                                           ------------
                    Total......................................                $600,000
                                                                               ========


It is a condition to the consummation of the merger that Cactus shall have funds available to it at the closing sufficient to pay the aggregate merger consideration and related fees and expenses.

                  Cactus, Western Beef and the Buyer Group have received a commitment letter (the "Commitment Letter") from North Fork Bank to arrange a credit facility for up to $8,500,000 to be used toward the cost of the merger. North Fork Bank will have a first security lien in all accounts receivable and inventory of Cactus, Western Beef and Ant Holding Corporation. The credit facility will have a 10-year term and will bear interest for the first five years at a rate of 225 basis points above the weekly average yield on United States Treasury securities having a constant maturity of five years and for the second five years at a rate of 225 basis points above the then average weekly yield on United States Treasury securities having a constant maturity of five years.

                  The remainder of the purchase price will be paid out of Western Beef's cash on hand.

                  The commitment is subject to certain conditions, including the absence of any material and uninsured pending or threatened litigation, the absence of any material adverse change with respect to the borrower and all guarantors and the completion and correctness of all application documents. Western Beef expects to repay indebtedness incurred under the credit facility from operating cash flow.

RIGHTS OF DISSENTING STOCKHOLDERS

         Holders of shares of Common Stock are entitled to appraisal rights under Section 262 of the DGCL. A holder having a beneficial interest in shares of Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

         THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262, WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX C TO THIS PROXY STATEMENT.

         All references in Section 262 and in this summary to a "stockholder" are to the record holder of shares of Common Stock as to which appraisal rights are asserted. As used in this proxy statement, "Surviving Corporation" means Western Beef, Inc., the corporation surviving the merger.

         Holders of shares of Common Stock who do not wish to accept, pursuant to the merger, the merger consideration provided for in the Merger Agreement and who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by such court.

         Under Section 262 of the DGCL, where a merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the annual meeting, the corporation submitting the proposed merger to a vote of its stockholders must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available. Such notice must be given by the corporation to its stockholders entitled to appraisal rights no less than 20 days prior to the meeting at which the merger proposal will be submitted to the stockholders for a vote, and such notice must include a copy of Section 262 of the DGCL. THIS PROXY STATEMENT CONSTITUTES SUCH NOTICE TO THE HOLDERS OF SHARES OF COMMON STOCK, AND THE APPLICABLE STATUTORY PROVISIONS OF THE DGCL ARE ATTACHED TO THE PROXY STATEMENT AS APPENDIX C. Any holder who wishes to exercise such appraisal rights, or who wishes to preserve his or her right to do so, should review the following discussion and Appendix C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

         A HOLDER OF SHARES OF COMMON STOCK WISHING TO EXERCISE HIS OR HER APPRAISAL RIGHTS MUST DELIVER TO THE SECRETARY OF WESTERN BEEF, BEFORE THE VOTE ON THE MERGER AGREEMENT AND THE MERGER AT THE ANNUAL MEETING, A WRITTEN DEMAND FOR APPRAISAL OF HIS OR HER SHARES OF COMMON STOCK AND MUST NOT VOTE HIS OR HER SHARES OF STOCK IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. Because a proxy which does not contain voting instructions will, unless revoked, be voted for approval and adoption of the Merger Agreement and the merger, a holder of shares of Common Stock who votes by proxy and who wishes to exercise his appraisal rights must:

         - vote against approval and adoption of the Merger Agreement and the merger; or

         - abstain from voting on approval and adoption of the Merger Agreement and the merger.

         Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the Merger Agreement and the merger will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any such proxy or vote. In addition, a holder wishing to exercise his or her appraisal rights must continue to hold such shares of Common Stock from the date of the demand for appraisal until the effective time of the merger.

         Only the person who is the holder of record on the date the written demand for appraisal is made is entitled to assert appraisal rights for the Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his or her name appears on the stock certificate(s). If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners.

         A record holder such as a broker who holds shares of Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of Common Stock as to which appraisal is sought, and when no number of shares of Common Stock is expressly mentioned the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. Holders who hold their shares of Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

         All written demands for appraisal should be delivered to the Secretary of Western Beef, either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) addressed to him at:
Western Beef, Inc., 47-05 Metropolitan Avenue, Ridgewood, NY 11385.

         Within ten days after the effective time of the merger, the Surviving Corporation must send a notice as to the effectiveness of the merger to each former stockholder of Western Beef who has made such a written demand for appraisal and who has not voted in favor of approval and adoption of the Merger Agreement and the merger. Within 120 days after the effective time, but not thereafter, the Surviving Corporation, or any holder who is entitled to appraisal rights under Section 262 of the DGCL and has complied with the requirements of that section, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Common Stock. The Surviving Corporation is under no obligation to and does not presently intend to file a petition in respect of the appraisal of the fair value of the shares of Common Stock. Accordingly, it is the obligation of the holders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

         Within 120 days after the effective time, any holder who has complied with the requirements under Section 262 of the DGCL for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Common Stock with respect to which demands for appraisal have been received and which have not voted in favor of approval and adoption of the Merger Agreement and the merger, and the aggregate number of holders of such shares of Common Stock. Such statements must be mailed within ten days after a written request therefor has been received by the Surviving Corporation.

         If a petition for appraisal is duly filed by a holder of shares of Common Stock and a copy thereof is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all holders of shares of Common Stock who have demanded appraisal of their shares. After notice to such holders, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition to determine those holders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights under that section. The Delaware Court of Chancery may require the holders who have demanded payment for their shares of Common Stock to submit their stock certificates to the Register in Chancery for a notation thereon of the pendency of the appraisal proceedings; and if any holder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such holder.

         After determining the holders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 of the DGCL could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Common Stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court also will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court also may order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Common Stock that have effectively pursued appraisal.

         From and after the effective time, a holder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not be entitled to vote the shares of Common Stock subject to the appraisal demand for any purpose or be entitled to the payment of dividends or other distributions, if any, on those shares (except dividends or other distributions, other than the merger consideration, payable to holders of record of shares of Common Stock as of a date prior to the effective time).

         If any holder who demands appraisal of his shares of Common Stock under
Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his right to appraisal as provided in the DGCL, the shares of Common Stock of such stockholder will be converted into the right to receive the merger consideration in accordance with the Merger Agreement. A holder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if he or she:

         - fails to provide a written demand for appraisal of his or her shares of Common Stock before the taking of the vote on the merger;

         - votes for approval and adoption of the Merger Agreement and the merger (or submits an executed proxy without voting instructions);

         - does not file a petition for appraisal in the Court of Chancery within 120 days after the effective time of the merger; or

         - delivers to Western Beef (or, after the effective time, to the Surviving Corporation) a written withdrawal of his or her demand for appraisal and an acceptance of the merger, except that any such attempt to withdraw made more than 60 days after the effective time will require the written approval of the Surviving Corporation.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

                       MARKET PRICE INFORMATION; DIVIDENDS

         The Common Stock of Western Beef is traded over-the-counter in the NASDAQ National Market System ("NASDAQ") under the symbol "BEEF".

         The range of the high and low bid prices per share of the Common Stock during the periods indicated, listed under the name Western Beef, Inc. as reported by NASDAQ, is set forth below:



1999                                                                HIGH           LOW
----                                                                ----           ----
First Quarter......................................                $7 1/2        $6 3/8
Second Quarter.....................................                 6 5/8         5 1/2
Third Quarter......................................                 8 5/8         6
Fourth Quarter (through October 28, 1999)..........                 8 9/16        7 7/8

1998                                                                HIGH           LOW
----                                                                ----           ---
First Quarter......................................                $9 1/2        $7
Second Quarter.....................................                 8 1/2         7
Third Quarter  ....................................                10             7
Fourth Quarter  ...................................                 8 1/2         6 7/8

1997                                                                HIGH           LOW
----                                                                ----           ---
First Quarter......................................               $14           $10 3/8
Second Quarter.....................................                12 1/4         8
Third Quarter  ....................................                10 3/4         7 3/4
Fourth Quarter  ...................................                 9 1/2         6



         On November 13, 1998, the last full trading day prior to the day on which the initial buyout offer was announced, the per share high and low sales prices were both $7.00. The closing price of Common Stock was $6 1/8 on July 27, 1999, the last full trading day prior to the day on which the execution of the Merger Agreement was announced. As of the Record Date, there were approximately 243 holders of record of the Common Stock.

         Western Beef has never paid cash dividends on its Common Stock. Payment of dividends, if any, will be within the discretion of Western Beef's Board of Directors and will depend, among other factors, on earnings, capital requirements and the operating and financial condition of Western Beef. At the present time, Western Beef's anticipated capital requirements are such that it intends to follow a policy of retaining earnings, if any, in order to finance the development of its business.

                         PROPOSALS AT THE ANNUAL MEETING

PROPOSAL ONE -- THE MERGER

         On July 29, 1999, Cactus and Western Beef entered into the Merger Agreement. At the annual meeting, Western Beef stockholders will be asked to approve the adoption of the Merger Agreement, pursuant to which each share of Common Stock that is issued and outstanding immediately prior to the effective time (other than shares in Western Beef's treasury, shares owned by Cactus and shares as to which appraisal rights have been perfected under Delaware law) will be converted into and become the right to receive $8.75 in cash, without interest thereon. The following description of the material terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A and is incorporated herein by reference.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

TERMS OF THE MERGER

         At the effective time of the merger, Cactus will be merged with and into Western Beef, Cactus will cease to exist and Western Beef will continue as the Surviving Corporation. The certificate of incorporation and by-laws of Western Beef prior to the consummation of the merger will remain the certificate of incorporation and by-laws of the Surviving Corporation following the merger. The officers and directors of Western Beef immediately prior to the effective time will be the officers and directors of the Surviving Corporation following the merger.

         As of the effective time of the merger, by virtue of the merger and without any action on the part of Cactus, Western Beef or the holders of any shares of Common Stock,

         - each share of common stock, no par value per share, of Cactus, that is issued and outstanding immediately prior to the effective time, will be converted into and become one share of common stock, par value $.05 per share, of the Surviving Corporation;

         - each share of Common Stock that is issued and outstanding immediately prior to the effective time (other than shares in Western Beef's treasury, shares owned by Cactus and shares as to which appraisal rights have been perfected under Delaware law) will be converted into and become the right to receive $8.75 in cash, without interest thereon;

         - each share of Common Stock that is owned immediately prior to the effective time by Western Beef or any subsidiary of Western Beef will be canceled and retired; and

         - each share of Common Stock that is owned immediately prior to the effective time by Cactus will be canceled and retired.

         Shares of Common Stock outstanding immediately prior to the effective time held by a Public Holder who has demanded and perfected his or her right to appraisal will not be converted. Such Public Holder will instead be entitled to such rights as are afforded under the DGCL.

         At the effective time, each outstanding option to purchase shares of Common Stock will be terminated and, in exchange for such option, the holder will be entitled to receive, for each share of Common Stock subject to such option, a cash payment equal to the excess, if any, of the merger consideration over the applicable exercise price. Prior to the effective date, Western Beef must use its best efforts to (1) obtain any consents from the holders of Common Stock options and (2) make any amendments to the terms of the Western Beef stock option plans that, in the case of either (1) or (2), are necessary and appropriate to terminate such options. Western Beef estimates that the aggregate payment to the holders of all outstanding options pursuant to the Merger Agreement will be $288,770.

EFFECTIVE TIME OF THE MERGER

         The merger will become effective when the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is permissible in accordance with the DGCL and as Western Beef and Cactus will agree and as specified in the certificate of merger.

EXCHANGE AND PAYMENT PROCEDURES

         Prior to the effective time of the merger, Western Beef will appoint a bank or trust company to act as exchange agent for payment of the merger consideration and will have deposited with the exchange agent for the benefit of the Public Holders the aggregate amount of the merger consideration payable pursuant to the Merger Agreement. Promptly after the effective time, the exchange agent will mail to each Public Holder of record of Common Stock a letter of transmittal and instructions for use in effecting the surrender of certificates representing such shares of Common Stock. Upon surrender to the exchange agent of a certificate formerly representing shares of Common Stock and acceptance by the exchange agent, the Public Holder of such certificate will be entitled to the merger consideration. Each certificate for shares of Common Stock of Western Beef will be deemed at any time after the effective time to represent only the right to receive the merger consideration. No interest will be paid or will accrue on any amount payable as merger consideration.

         YOU SHOULD NOT DELIVER YOUR COMMON STOCK CERTIFICATES NOW; YOU SHOULD SEND THEM ONLY PURSUANT TO INSTRUCTIONS SET FORTH IN THE LETTER OF TRANSMITTAL TO BE MAILED TO YOU PROMPTLY AFTER THE EFFECTIVE TIME OF THE MERGER. IN ALL CASES, THE MERGER CONSIDERATION WILL BE PROVIDED ONLY IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE MERGER AGREEMENT AND SUCH LETTERS OF TRANSMITTAL.

         Western Beef strongly recommends that certificates for Common Stock and letters of transmittal be transmitted only by registered United States mail, return receipt requested, appropriately insured. Holders of Common Stock whose certificates are lost will be required to make an affidavit claiming such certificate or certificates lost, stolen or destroyed and, if required by Western Beef, the posting of a bond in such amount as Western Beef may reasonably require as indemnity against any claim that may be made against it with respect to such certificate.

TRANSFER OF COMMON STOCK

         No transfer of shares of Common Stock will be made on the stock transfer books of Western Beef after the effective time of the merger. If, on or after the effective time, certificates for shares of Common Stock are presented, they will be canceled and exchanged for the right to receive the merger consideration, as provided in the preceding section of this proxy statement.

THE PARTIES

         BUYER GROUP. The Buyer Group consists of Peter Castellana, Jr., Frank Castellana, Joseph Castellana, Michael Castellana, Camile Castellana (all of whom are siblings and are referred to herein as the "Principal Stockholders"),the spouses and children of the Principal Stockholders and Ant Holding Corporation (formerly known as PSL Foods, Inc.), a corporation owned in equal proportions by the Principal Stockholders. The individual members of the Buyer Group are citizens of the United States of America. Ant Holding Corporation is incorporated under the laws of the State of New York. The principal executive offices of the members of the Buyer Group are located at 47-05 Metropolitan Avenue, Ridgewood, NY 11385.

         CACTUS. Cactus, a corporation incorporated under the laws of the state of Delaware, is owned by the Buyer Group. Cactus is authorized only to conduct business in connection with the completion of the merger and will engage in no other operations. Cactus will be merged into Western Beef and will cease to exist. The principal executive offices of Cactus are located at 47-05 Metropolitan Avenue, Ridgewood, NY 11385.

         WESTERN BEEF. Western Beef is in the retail and wholesale food business. The principal executive offices of Western Beef are located at 47-05 Metropolitan Avenue, Ridgewood, NY 11385.

         ANT HOLDING CORPORATION. Ant Holding Corporation, a New York corporation formerly known as PSL Foods, Inc., is owned in equal parts by Peter Castellana, Jr., Frank Castellana, Joseph Castellana, Michael Castellana and Camile Castellana. The principal executive offices of Ant Holding Corporation are located at 47-05 Metropolitan Avenue, Ridgewood, NY 11385

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains various representations and warranties of Western Beef to Cactus, including with respect to the following matters:

         - the due organization and valid existence of Western Beef and its subsidiaries and similar corporate matters;

         -    the capitalization of Western Beef and its subsidiaries;

         - the due authorization, execution and delivery of the Merger Agreement and its binding effect on Western Beef;

         - recommendation of the Special Committee that the Board of Directors approve the Merger Agreement;

         - the adoption of the Merger Agreement by unanimous resolution of the Board of Directors of Western Beef;

         - there are no brokers or finders employed by Western Beef other than Houlihan Lokey;

         - that Western Beef's filings with the Securities and Exchange Commission ("SEC"), comply in all material respects with the requirements of the Securities Act of 1933, as amended and the Securities Exchange Act and the rules and regulations of the SEC promulgated thereunder;

         - and the absence of material adverse changes in Western Beef's business since May 18, 1999.

Such representations and warranties are subject, in certain cases, to specified exceptions and qualifications.

COVENANTS

         Western Beef has agreed that the indemnification provisions with respect to officers and directors of Western Beef contained in the current certificate of incorporation and by-laws of Western Beef will be carried over into the certificate of incorporation and by-laws of Western Beef following the merger without amendment, repeal or other modification for a period of six years from the effective time of the merger. In addition, Western Beef has agreed to maintain in effect, for a period of six years from the effective time of the merger, directors' and officers' liability insurance for matters occurring prior to the effective time of the merger, at the same levels currently provided, but it will not be required to do so if premiums for such coverage exceed 125% of the current annual premiums, in which case it will be required to provide the maximum available coverage at a premium level equal to 125% of the annual premiums currently paid.

         Western Beef has agreed in the Merger Agreement to seek and solicit the requisite vote of stockholders at the annual meeting for the adoption and approval of the Merger Agreement. Cactus has agreed to vote all shares of Common Stock owned by it at the annual meeting in favor of the adoption and approval of the Merger Agreement. Each of Cactus and Western Beef have agreed to use its reasonable best efforts to take all additional actions necessary in order to complete the merger and related transactions.

         Western Beef and Cactus have also agreed:

          (1) to consult with each other in advance of making any public statements concerning the merger;

          (2) to give prompt notice of the occurrence or non-occurrence of any event that is reasonably likely to cause a representation or warranty in the Merger Agreement to be untrue or inaccurate in any material respect; and

          (3) to give prompt notice of any material failure to comply with any covenant, condition or agreement under the Merger Agreement.

CONDITIONS PRECEDENT

         The obligations of each of Western Beef and Cactus to consummate the merger are subject to the fulfillment or waiver (if permissible) at or prior to the effective time of certain conditions, including the following:

          (1) no preliminary or permanent injunction, temporary restraining order or other decree of a court, legislature or other agency or instrumentality of federal, state or local government ("Governmental Entity") shall be in effect; no statute, rule or regulation, shall have been enacted; and no action, suit, or proceedings by any Governmental Entity shall have been instituted or threatened which prohibits the consummation of the merger or materially changes the transactions contemplated thereby;

          (2) all required consents, approvals and authorizations of, and filings with Governmental Entities for the consummation of the transactions contemplated by the Merger Agreement shall have been obtained;

          (3) the Merger Agreement and the merger shall have been adopted by the affirmative vote or written consent of a majority of the outstanding shares of Common Stock.

         The obligation of Western Beef to effect the merger is further subject to the satisfaction or waiver (if permissible) prior to or at the closing date of the merger (the "Closing Date") of the following conditions:

          (1) the representations and warranties of Cactus in the Merger Agreement shall be true and correct in all material respects as of the effective time and Western Beef shall have received a certificate of the President of Cactus to that effect; and

          (2) Cactus shall have performed and complied with in all material respects with all its undertakings and agreements required by the Merger Agreement prior to the effective Closing Date.

         The obligation of Cactus to effect the merger is further subject to the satisfaction or waiver (if permissible) prior to or at the Closing Date of the following conditions:

          (1) the representations and warranties of Western Beef contained in the Merger Agreement shall be true and correct in all material respects as of the effective time and Cactus shall have received a certificate of the President and Chief Executive Officer of Western Beef to that effect;

          (2) Western Beef shall have performed and complied with in all material respects with all of its undertakings and agreements required by the Merger Agreement prior to or at the Closing Date;

          (3) there shall have been no material adverse change in the business, assets, liabilities, results of operations or financial condition of Western Beef since December 31, 1998, except as set forth in Western Beef's SEC filings filed on or prior to the date of the Merger Agreement;

          (4) Cactus shall have funds available to it at the closing sufficient to pay the merger consideration, pursuant to the Commitment Letter or any other commitment acceptable to Cactus; and

          (5) holders of not more than 5% of the issued and outstanding shares of Common Stock shall have exercised their rights of dissent from the merger under Section 262 of the DGCL.

TERMINATION; AMENDMENT; WAIVER

         The Merger Agreement provides that it may be terminated and the merger abandoned at any time prior to the effective time, before or after approval and adoption by Western Beef stockholders at the annual meeting:

          (1) by mutual written consent of Cactus and Western Beef; or

          (2) by either Cactus or Western Beef if:

          - the merger shall not have been consummated by December 31, 1999, provided that the right to terminate the Merger Agreement in such event is not available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the cause, or resulted in the failure of the merger to occur on or before such date; or

          - the Special Committee shall have withdrawn, modified or changed in any manner adverse to Cactus its approval of the Merger Agreement or the merger after having concluded in good faith after consultation with independent legal counsel that there is a reasonable probability that the failure to take such action would result in a violation of its fiduciary obligations under applicable law.

         In the event of termination, the Merger Agreement will become null and void and there will be no liability on the part of Western Beef or Cactus, except for any liability arising from breach of the Merger Agreement.

         The Merger Agreement may be amended by the parties in writing.

         At any time prior to the effective time, whether before or after the approval of the holders of Common Stock, either party may (1) extend the time for the performance of any of the obligations or other acts of the other party; or (2) waive compliance with any of the agreements of the other party or fulfillment of any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

         All costs and expenses incurred by Cactus in connection with the Merger Agreement and the consummation of the merger shall become the obligations of the Surviving Corporation following the merger.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         None of the representations and warranties of either Cactus or Western Beef will survive the effective time of the merger.

CERTAIN TAX CONSIDERATIONS

         Receipt by Public Holders of the merger consideration is a taxable event. Public Holders may recognize gain or loss measured by the difference between the amount of cash received by any individual stockholder in the merger and that stockholder's tax basis in the shares of Common Stock exchanged therefor. If a Public Holder holds shares of Common Stock as capital assets, the gain or loss may be capital gain or loss (which will be long term if the shares are held for more than 12 months).

         This summary does not discuss all of the tax consequences which may be relevant to certain types of Public Holders subject to special treatment under the federal income tax laws (such as individual retirement accounts and other tax-deferred accounts, life insurance companies, tax-exempt organizations, dealers in securities and foreign persons). Accordingly, Public Holders should consult their own tax advisors with respect to the particular consequences to them of the receipt of the merger consideration in the merger, including the applicability and effect of any state, local or foreign tax laws to which they may be subject and of any legislative or administrative changes in law.

ACCOUNTING TREATMENT

         The cost of purchasing the Common Stock from shareholders other than Cactus will be accounted for as a treasury stock transaction by Western Beef, the surviving company, under generally accepted accounting principles. This means that the historical cost basis of the Western Beef's assets and liabilities will be carried forward with the aggregate cost, including expenses, of such treasury stock purchase being accounted for as a charge to stockholders' equity.

REGULATORY REQUIREMENTS

         Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware (following the approval and adoption of the Merger Agreement by Western Beef's Stockholders) and except for compliance with federal and state securities laws, neither Western Beef nor Cactus is aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with or approval that must be obtained in connection with the merger.

LITIGATION REGARDING THE MERGER

         On December 3, 1998, a purported class action, Plumpe v. Castellana et al., No. 16807 NC, was filed in the Delaware Chancery Court against Western Beef, Peter Castellana, Jr., Joseph Castellana, Stephen R. Bokser and Arnold B. Becker. The action seeks to enjoin a transaction pursuant to which Western Beef would be acquired by an entity formed by certain Company officials and their family members, on the grounds that the transaction would create a breach of fiduciary duties to shareholders. The action also seeks rescission of the transaction if it is consummated, damages, and accountants' and attorneys' fees. Prior to the special meeting of the Board of Directors held on July 29, 1999, counsel for the defendants negotiated a settlement with counsel to the plaintiff in the stockholder lawsuit arising from the merger and subsequently entered into a memorandum of understanding related to such settlement on July 29, 1999. The memorandum of understanding provides for the settlement of the stockholder lawsuit based on the payment of a per share merger consideration of $8.75 and is subject to, among other things, completion by the plaintiff of additional discovery, completion of definitive documentation relating to the settlement, court approval and the dismissal of the lawsuit with prejudice and without any costs to any party (except as agreed upon). Additionally, pursuant to the memorandum of understanding, the defendants will not oppose the plaintiff's application for an award for attorney's fees in the amount of $150,000 and reimbursement of expenses not to exceed $10,000. The defendants have also agreed to be responsible for the costs and expenses related to providing notice of the proposed settlement, regardless of whether the proposed settlement is approved by the court. On October 26, 1999, the defendants commenced mailing notice of the hearing concerning the proposed settlement. The hearing will be held before the Delaware Chancery Court on December 9, 1999, at 10:00 a.m.

RECOMMENDATION AND VOTE

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

PROPOSAL TWO -- ELECTION OF DIRECTORS

NOMINATION

         The Board of Directors presently consists of four directors who are elected to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. The Board of Directors has designated the nominees listed below for election as directors to serve until the 2000 annual meeting or until their successors are duly elected and qualified. If any nominees will, prior to the annual meeting, become unavailable for election as a director, the persons named in the accompanying proxy card will vote for such other nominee, if any, in their discretion as may be recommended by the Board of Directors.

INFORMATION ABOUT NOMINEES

         The following information has been furnished to Western Beef by the respective nominees for director:


NAME                              AGE     POSITION
----                              ---     --------
Peter Castellana, Jr.             39      President and Chief Executive Officer
Joseph Castellana                 42      Executive Vice-President - Retail Operations, Executive
                                          Assistant to the President and Chief Executive Officer
Arnold B. Becker                  64      Director
Stephen R. Bokser                 56      Director


         PETER CASTELLANA, JR. has been President, Chief Executive Officer and a Director of Western Beef since March 1995. Mr. Castellana served as Vice-President and President of Retail Operations of Western Beef from May 1992 until 1995 and as General Manager - Retail Operations of Western Beef for over five years.

         JOSEPH CASTELLANA has been a Director, Executive Vice-President - Retail Operations and Executive Assistant to the President and Chief Executive Officer of Western Beef since March 1995. Prior to that, Mr. Castellana served as Vice-President and Secretary of Western Beef. Mr. Castellana served as Vice-Chairman of the Board from 1995 until 1997.

         ARNOLD B. BECKER has been a Director since 1995. Since February 1996 Mr. Becker has been President of the Arnold Becker Group, Inc., provider of management consulting services to retail companies. Prior to 1996, Mr. Becker was President of Vendamerica, Inc., the U.S. investment arm of Vendex International N.V.

         STEPHEN R. BOKSER has been a Director of Western Beef since 1993. Mr. Bokser is the President and Chief Executive Officer of White Rose Food, a wholesale food distributor which is a division of Di Giorgio Corp. Mr. Bokser also serves as a Director of Di Giorgio Corp.

RECOMMENDATION AND VOTE

         Approval of the election of the nominees to the Board of Directors requires the affirmative vote of a plurality of the shares of Common Stock present, in person or by proxy, and entitled to vote at the annual meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

DIRECTORS AND EXECUTIVE OFFICERS OF WESTERN BEEF

         The table below sets forth the names, ages and titles of the directors and executive officers of Western Beef.


NAME                                          AGE     POSITION
----                                          ---     --------
Peter Castellana, Jr. (1)                     39      President and Chief Executive Officer
Joseph Castellana (1)                         42      Executive Vice-President - Retail Operations, Executive
                                                      Assistant to the President and Chief Executive Officer
Arnold B. Becker                              64      Director
Stephen R. Bokser                             56      Director
Peter R. Admirand                             59      Secretary and Controller - Retail Operations
Frank Castellana (1)                          44      Executive Vice President - Planning and Development
Michael Castellana (1)                        35      Senior Vice President - Retail Operations
Chris Darrow (2)                              42      Chief Financial Officer

------------

(1) Peter Castellana, Jr., Frank Castellana, Joseph Castellana and Michael Castellana are siblings.

(2) Mr. Darrow resigned from Western Beef on February 13, 1999.

         PETER R. ADMIRAND has been Controller of Retail Operations since August 1987 and Secretary of Western Beef since March 1995.

         FRANK CASTELLANA has been Executive Vice President of Planning and Development of Western Beef since February 1997. From 1995 to 1997, Mr. Castellana served as Chairman and Executive Vice President of Wholesale Operations of Western Beef. Prior to 1995, Mr. Castellana was President of Western Beef.

         MICHAEL CASTELLANA has been Senior Vice President of Retail Operations of Western Beef since March 1995. Prior to 1995, Mr. Castellana served as General Manager of the Produce Division of Western Beef.

         CHRIS DARROW served as Chief Financial Officer of Western Beef from 1997 until February 13, 1999. Prior to 1997, Mr. Darrow was Vice President and Controller of Waldbaums, Inc., a subsidiary of The Great Atlantic & Pacific Tea Co., a company engaged in the retail food business.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Board of Directors held two meetings during fiscal 1998 with every director attending each of the meetings held during his term as Director, and acted by unanimous written consent on two occasions. The Board of Directors has a Compensation and Benefits Committee (the "Compensation Committee"), consisting of Arnold B. Becker and Stephen R. Bokser and an Audit Committee, consisting of Stephen R. Bokser and Arnold B. Becker. In 1998 non-employee directors received a fee of $1,250 for each of the two meetings they attended. Neither the Compensation Committee nor the Audit Committee met in fiscal 1998. The Compensation Committee acted on unanimous written consent on July 10, 1998, to approve grants of options in 1998 under the Western Beef, Inc. 1995 Stock Option Plan for Employees.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

         The following table sets forth individual compensation information for the Chief Executive Officer of Western Beef and each of the four other most highly compensated executive officers of Western Beef during the fiscal years 1998, 1997 and 1996 (the "Named Executive Officers").



                                                                                  Long-Term
                                                                                 Compensation
                                                                                    Awards
                                                                                --------------
                                                      Annual Compensation         Securities
                                               --------------------------------   Underlying      All Other
Name & Principal Position            Year(1)      Salary (2)       Bonus (2)      Options (#)   Compensation (3)
------------------------------------ ------------ -------------- -------------- --------------  ---------------
Peter Castellana, Jr............     1998           $602,094       $106,203          --          $4,800
   President and CEO                 1997            613,673         98,735          --           6,400
                                     1996            591,347        170,285          --           6,000

Frank Castellana................     1998            168,493         21,025          --           4,800
   Executive Vice-President          1997            182,308         15,925          --           6,400
                                     1996            333,320         87,316          --           6,000

Joseph Castellana...............     1998            387,308         72,920          --           4,800
   Executive Vice-President          1997            387,308         63,700          --           6,400
                                     1996            369,309        106,376          --           6,000

Michael Castellana..............     1998            287,958         58,762          --           4,800
   Senior Vice-President             1997            293,496         56,056          --           6,400
                                     1996            284,550         82,214          --           6,000

Chris Darrow....................     1998            118,437         21,025       3,000           4,381
   Former Chief Financial Officer    1997            103,365         12,209       3,000              --
                                     1996                N/A            N/A          --              --
-------------


(1) Western Beef uses a 52-53 week fiscal year. The fiscal years ended January 1, 1999, January 2, 1998 and January 3, 1997 are referred to as 1998, 1997 and 1996, respectively. Fiscal years 1998 and 1997 include 52 weeks and fiscal year 1996 includes 53 weeks.

(2) Amounts shown include cash compensation earned by the named executive officers during each respective year covered, including amounts deferred, if any, at the election of those officers. Bonuses are shown for the year in which they were earned.

(3) Amounts shown represent Western Beef contributions to its Profit Sharing Plan on behalf of the named executives.

         OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth information concerning the grant of stock options under the Western Beef, Inc. 1995 Stock Option Plan for Employees.

                           Number of        Percentage of Total
                           Securities        Options Granted to
                          Underlining          All Employees          Exercise        Expiration      Grant Date
NAME                  Options Granted (1)   in 1998 Fiscal Year    Price Per Share       Date      Present Value (2)
--------------------- --------------------- --------------------- ----------------    ------------ ------------------
Chris Darrow                 3,000                 10.15%             $8.25       July, 2008        $11,430
-------------

(1) The option reflected in the table is a nonqualified stock option under the Internal Revenue Code and was granted on July 9, 1998. The exercise price of the option was equal to 100% of the fair market value of the Common Stock on the date of grant, as determined by the Committee. The option granted vests in increments of 20% on the first, second, third, fourth and fifth anniversaries of the date of grant; however, it may not be exercisable after the expiration of ten (10) years from the date of grant. The exercise price of the option was equal to 100% of the fair market value of the Common Stock on the date of grant, as determined by the Committee. The option granted expired upon Mr. Darrow's resignation from Western Beef.

(2) The option value presented is based on the Black-Scholes option-pricing model adapted for use in valuing stock options. The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the market price of the Common Stock over the option exercise price on the date the option is exercised. There is no assurance that the actual value realized by an optionee upon the exercise of an option will be at or near the value estimated under the Black-Scholes model. The estimated value under the Black-Scholes model is based on arbitrary assumptions as to variables such as interest rates and stock price volatility.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The following table provides information on option exercises by each of the named executive officers during the past fiscal year and the value of such officers' unexercised options at January 1, 1999, the last day of Western Beef's fiscal year. No SARS were outstanding during this period.

                                                                Number of                        Value of
                                                          Securities Underlying                 Unexercised
                                                           Unexercised Options             In-the-Money Options
                   Shares Acquired       Value           at Fiscal Year-End (1)             at Fiscal Year-End
Name                 on Exercise       Realized       Exercisable     Unexercisable     Exercisable    Unexercisable
------------------ ---------------- ---------------- --------------- ---------------- ---------------- ---------------
Chris Darrow             -0-              -0-             600             5,400             -0-             N/A

-------------

(1) All options were granted under the Western Beef, Inc. 1995 Stock Option Plan for Employees. Mr. Darrow's options terminated upon his resignation from Western Beef. No other Named Executive Officer has been granted nor holds options.

NON-EMPLOYEE DIRECTOR COMPENSATION

         Pursuant to Western Beef's compensation policy, each non-employee director will receive:

               1. A fee of $1,250 dollars for each Board meeting attended by such director. Directors are not paid an annual retainer in addition to such fees.

               2. A one-time grant of options to purchase 5,000 shares of Western Beef's Common Stock at a price equal to the fair market value of the Common Stock on the date of grant when the non-employee director is first elected to the Board of Directors. Such options shall vest and become exercisable in 20% increments on the first, second, third, fourth and fifth anniversaries of the date of grant.

         In addition, all members of the Board of Directors are indemnified by a standard Directors' and Officers' liability policy in a manner consistent with the requirements of Delaware law. Pursuant to the Certificate of Incorporation of Western Beef, all members of the Board are indemnified to the fullest extent possible under the Delaware General Corporation Law.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Compensation of the Western Beef executive officers currently is administered by the Western Beef Compensation Committee, which consists of Messrs. Arnold B. Becker and Stephen R. Bokser. Mr. Bokser is President and Chief Executive Officer of White Rose Food. During 1998, 1997 and 1996, Western Beef purchased various food products in the amounts of $46,287,000, $37,111,000 and $24,423,000 from White Rose Food. As of January 1, 1999 and January 2, 1998, Western Beef had trade payables of $3,765,000 and $1,997,000 respectively, due to White Rose Food.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Compensation of Western Beef's executive officers is determined by the Compensation Committee. From time to time, the Compensation Committee consults with William M. Mercer, Inc. for advice on compensation matters and information on competitors' compensation practices. Western Beef's compensation strategy consists of base salary, annual bonus and long term compensation through stock options.

         Compensation of the executive officers of Western Beef for 1998, including the Chief Executive Officer, was determined by the Compensation Committee upon the recommendation of Peter Castellana, Jr. Bonuses earned in 1998 by the Named Executive Officers, including the Chief Executive Officer, were based on Western Beef's earnings before income taxes ("EBIT"). EBIT targets and bonus percentages were set by the Chief Executive Officer and bonus payments were approved by the Compensation Committee. Because compensation paid to executive officers during 1998 did not exceed the tax deductibility limits of 162(m) of the Internal Revenue Code, Western Beef currently has no policy with respect thereto.

                              Compensation Committee

                                Arnold B. Becker
                                Stephen R. Bokser

PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return on the Common Stock with that of the Dow Jones Equity Market Index, a broad market index, and the Dow Jones Food Retailers and Wholesalers Index, an index of operators of supermarkets, food-oriented convenience stores and other food retailers, both issued by the Dow Jones Company. The comparison for each of the periods assumes that $100 was invested on January 1, 1993 in each of: (1) the Common Stock; (2) the stocks included in the Dow Jones Equity Market Index; and (3) the stocks included in the Dow Jones Food Retailers and Wholesalers Index. These indices, which reflect formulas for dividend reinvestment and weighing of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.


                                    [GRAPH]

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth beneficial ownership (determined in accordance with Rule 13d-3 under the Securities Exchange Act) of Common Stock (being Western Beef's only voting securities) by each Director, each Named Executive Officer designated in the section of this Proxy Statement captioned "Executive Compensation", all Directors and Named Executive Officers as a group, and each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act) known by Western Beef to own more than 5% of the Common Stock as of October 22, 1999. Western Beef has been advised that except as otherwise indicated in the notes to such table, all those listed have the sole power to vote and dispose of the number of shares set forth opposite their respective names, and their respective addresses are in care of Western Beef:

                                                                     NUMBER OF SHARES
NAME OF BENEFICIAL OWNER                                            BENEFICIALLY OWNED               % OF CLASS
---------------------------------------------------------------    --------------------        --------------------------
Cactus Acquisition, Inc. (1)                                             3,920,637                         71.6
Camile Castellana                                                               --                          *
Joseph Castellana(2)                                                            --                          *
Frank Castellana (2)                                                         7,403                          *
Peter Castellana, Jr. (2)                                                       --                          *
Michael Castellana (2)                                                          --                          *
Fidelity Management and Research                                           423,400                          7.7
Stephen R. Bokser (2)                                                       10,000                          *
Arnold B. Becker (2)                                                        10,000                          *
All directors and executive officers as a group (ten persons) (3)        3,950,760                         72.2
                                                                         ---------

-------------

*    Less than 1% of the outstanding Common Stock.

(1) Cactus Acquisition, Inc. is owned by Peter Castellana, Jr., Frank Castellana, Joseph Castellana, Michael Castellana, Camile Castellana (collectively the "Principal Stockholders"), the spouses and children of the Principal Stockholders and Ant Holding Corporation, a corporation owned in equal proportions by the Principal Stockholders.

(2) Member of Western Beef's Board of Directors and/or a named executive officer of Western Beef. Includes options to purchase 10,000 shares of Common Stock each for Messrs. Bokser and Becker.

(3) Includes shares owned by Cactus Acquisition, Inc.. Also includes options to purchase 22,220 shares of Common Stock held by certain Directors and Executive Officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act requires Western Beef's directors, executive officers and persons who own more than ten percent of a registered class of Western Beef's equity securities to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of Western Beef. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Western Beef with copies of all Section 16(a) reports they file.

         Based solely upon its review of copies of such reports furnished Western Beef through the date hereof and written representations that no reports were required to be filed, Western Beef believes that during the fiscal year ended January 1, 1999, all filing requirements applicable to its officers, directors and ten percent stockholders were complied with, subject to the exceptions set forth below:

         Chris Darrow, former Chief Financial Officer of Western Beef, did not file a Statement of Beneficial Ownership of Securities on Form 4 in connection with the grant of an Employee Stock Option on July 9, 1998. Mr. Darrow filed an Annual Statement of Changes in Beneficial Ownership on Form 5 disclosing this event on April 26, 1999.

         Mr. Peter R. Admirand, Secretary and Controller - Retail Operations of Western Beef, did not file a Statement of Changes in Beneficial Ownership of Securities on Form 4 in connection with the grant of an Employee Stock Option on July 9, 1998. Mr. Admirand filed an Annual Statement of Changes in Beneficial ownership on Form 5 disclosing this event on April 26, 1999.

CERTAIN TRANSACTIONS IN THE SHARES OF COMMON STOCK

         There were no transactions in the shares of Common Stock that were effected during the past 60 days by Western Beef or Cactus, or any of their respective subsidiaries, directors, executive officers or controlling persons. Following the mailing of this proxy statement and prior to completion of the merger, Frank Castellana, a member of the Buyer Group, intends to seek to sell 7,403 shares of Common Stock on the open market in compliance with the applicable provisions of Rule 144 under the Securities Act of 1933. These shares were purchased by Mr. Castellana on the open market prior to June 1987, and are being sold in the market in order to equalize his ownership interest in Western Beef with those of his siblings and their families.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         For more than a decade, Western Beef and the Principal Stockholders have had continuing relationships simultaneously as lessors and lessees, suppliers and customers and debtors and creditors. They have also shared certain management personnel and certain administrative functions, such as insurance, advertising and payrolls, and have attempted to allocate the common costs fairly. In October 1992, the parties consummated an Agreement of Combination ("the Combination") pursuant to which Western Beef and the food business of the Principal Stockholders were combined under a publicly traded successor Delaware corporation. Since the consummation of the Combination, the Principal Stockholders have held in excess of 70% of the outstanding Common Stock.

         Western Beef leases certain retail food stores, offices and warehouse facilities from the Principal Stockholders. Concurrent with the Combination, independent appraisals were obtained of the rentals under all then-existing Western Beef leases in which the Principal Stockholders had an interest as landlord or tenant (other than one food store lease which was fixed on a formula basis). Any necessary revisions to the leases were made so that, in the aggregate, such rentals did not exceed fair market value. Western Beef and the Principal Stockholders agreed that any future leases from such affiliates would be based on fair market value as established by independent appraisal. All Western Beef leases in which the Principal Stockholders had an interest have been amended periodically, so that the rentals thereunder do not exceed fair market value.

         Western Beef leases land, various retail food stores and warehouse storage and office space from affiliates of the Principal Stockholders under various leases which expire through January 2017. For fiscal years 1998, 1997 and 1996, rent expense relating to these leases was $3,004,000, $2,829,000 and $2,737,000 respectively. Western Beef made capital expenditures of approximately $436,000, $2,022,000 and $725,000 during 1998, 1997 and 1996 respectively, at leaseholds owned by affiliates of the Principal Stockholders.

         The average square foot rental for property leased from the Principal Stockholders is $3.91 per square foot as compared with an average square foot rental of $3.93 for property leased from third party landlords.

         Western Beef had sales to affiliates controlled by Western Beef's Principal Stockholders for 1998, 1997 and 1996 of $561,000, $894,000, and $335,000 respectively.

         The Principal Stockholders are members of the Buyer Group and control Cactus. see "Proposals at The Annual Meeting -- Proposal ONE - The Merger" and "Special Factors -- Conflicts of Interest."

         During 1998, 1997 and 1996 Western Beef purchased various food products in the amounts of $46,287,000, $37,111,000 and $27,423,000 respectively, from
White Rose Food, of which Stephen R. Bokser, a Director of Western Beef, is an officer. As of January 1, 1999 and January 2, 1998 Western Beef had trade payables of $3,765,000 and $1,997,000 respectively, due to White Rose Food.

                                  WESTERN BEEF

         Western Beef consists principally of a retail food business that currently operates 21 high-volume, warehouse-type supermarkets, two outlet-type food stores and a wholesale food business that primarily deals in beef, pork, poultry, provisions, produce and private label groceries. Western Beef's supermarkets serve the New York Metropolitan area, while Western Beef's wholesale business operates in the New York, New Jersey and Eastern Pennsylvania markets. In the fiscal years ended January 1, 1999 ("1998"), January 2, 1998 ("1997") and January 3, 1997 ("1996") (a fifty-three week fiscal year), the retail supermarket business accounted for approximately 82%, 73% and 70% respectively, of Western Beef's total net sales.

         The retail and wholesale food businesses are generally characterized by low-profit margins with earnings primarily dependent on rapid inventory turnover, careful cost control and the ability to achieve high sales volume. Since many food products, particularly produce, meat and dairy products, are subject to spoilage and become unmarketable with the passage of time, it is important to avoid overstocking and to reduce excess inventories when they occur. This is usually accomplished by promotional sales at reduced prices. It is advantageous to combine wholesale and retail businesses under common ownership because overstocking in the wholesale business can be relieved by promotional sales in commonly owned retail stores. Commonly owned operations can also more readily take advantage of opportunities for bargain purchases, including stocks with shorter than usual shelf life, as they become available in wholesale markets.

RETAIL OPERATIONS

                  Western Beef operates twenty-one retail supermarkets in the New York Metropolitan area under the trade name "Western Beef" and two outlet-type food stores that operate under the trade name "Junior's." Its first two retail supermarkets were opened in 1973 and 1979. In the late 1980's, management decided to pursue a more aggressive growth and expansion program consisting of new supermarket acquisitions and remodeling and/or closing of smaller supermarkets. Since that time, Western Beef has continued to search for suitable locations in the New York Metropolitan area to open new supermarkets. In 1998, Western Beef opened two Western Beef supermarkets and two Junior's food-outlet stores. No new supermarkets were opened in 1997 and two supermarkets were opened in 1996.

                  During 1998, 1997 and 1996, Western Beef's capital expenditures for its retail business were $11,359,000, $7,085,000 and $12,933,000 respectively.

                  All of Western Beef's supermarkets and outlet-type stores are operated by Western Beef Retail, Inc., a wholly-owned subsidiary of Western Beef. Most of Western Beef's supermarkets and stores are free standing. The supermarkets are open seven days a week, including evenings, and are high-volume operations. Most of Western Beef's supermarkets have refrigerated, warehouse-type facilities which are divided into separate areas kept at different temperatures. Non-perishable items are displayed in an area maintained at normal room temperatures. In most of Western Beef's supermarkets, meat is displayed in large refrigerated rooms where Western Beef sells both bulk meat, which is custom cut by Western Beef's butchers, as well as a full variety of pre-packaged meats. In nineteen of its supermarkets, Western Beef sells produce which is displayed in refrigerated cases maintained at 37 degrees Fahrenheit and where moisture content is regulated by automatic misting equipment. Dairy and deli products are sold in separate areas of Western Beef's supermarkets, maintained at 30-40 degrees Fahrenheit. Most of Western Beef's supermarkets also contain stand-alone freezers, which maintain temperatures suitable for storage of frozen foods, such as ice cream, vegetables and dinner entrees. Western Beef's supermarkets also sell a complete line of dry groceries and some non-food products such as paper products and household utensils.

                  Four of Western Beef's supermarkets operate scratch brick oven bakeries, which bake a large variety of old world bread and rolls from basic ingredients. One of these supermarkets supplies three other Western Beef supermarkets with fresh baked goods. It is anticipated that, as capacity permits, these baked goods will be introduced into all of Western Beef's supermarkets. Fifteen supermarkets also operate full service delicatessen departments, which cut-to-order the various cheese and processed meats displayed. Western Beef's other supermarkets have self-service delicatessen departments.

                  Western Beef's outlet-type stores are open six days a week from Monday to Saturday and are open about ten hours a day. From initial construction to daily operation they are designed and constructed using a no-frills approach. The building structures, which are approximately 11,000 square feet in size, are made of prefabricated material which reduces construction costs and are designed to be energy efficient. Refrigerated dairy, meat and frozen products are merchandised through rear-fed door display units. Dry grocery products are displayed on floor pallet stacks and "warehouse" type racking utilizing "cut case" display techniques. This merchandising format is unlike conventional supermarket formats in that it features approximately 600 different products as compared to the more than 40,000 products featured in conventional supermarkets. Junior's sells high-turnover food staples with a heavy emphasis on Western Beef label brand products.

                  Western Beef promotes its "Western Beef" retail supermarkets and outlet food stores in full color store circulars and local newspapers, generally at least once a week. In addition, advertisements are also placed on local radio stations and smaller cable television networks in both the English and Spanish languages. Western Beef distributes its weekly circulars door-to-door in selected neighborhoods and through insertions in local newspapers. Advertising expenditures for 1998 were $2,391,000, covering ad promotion, preparation, placement and distribution. Western Beef's twenty-one retail supermarkets range in size from 9,000 square feet to 83,000 square feet. They are supported by Western Beef's wholesale division warehouses totaling 117,000 square feet. In 1998, approximately 45% of Western Beef's retail purchases were derived from its warehouses; the remaining purchases were delivered directly to the stores from manufacturers or outside wholesalers.

                  White Rose Foods ("White Rose") is Western Beef's largest outside wholesaler. Western Beef does not have a formal supply agreement with White Rose. From time to time, Western Beef meets with other wholesale suppliers to ascertain if the service and prices charged by White Rose are as favorable as could be received from other sources. Based on these meetings, Western Beef has determined that purchasing from White Rose continues to be competitive with other supply sources and in the best interest of Western Beef.

                  In 1998, White Rose accounted for approximately 22% of Western Beef's retail division's purchases. In 1998, no other supplier accounted for more than 10% of Western Beef's purchases. Management believes that the loss of White Rose as a supplier would not have a long-term adverse effect on Western Beef's performance since Western Beef has access to several other similar suppliers.

                  During 1998, Western Beef increased both the number and diversity of the products marketed under the Western Beef brand label. These products are purchased from national and local food manufacturers. Western Beef brand products are generally well accepted by Western Beef's retail customers and more Western Beef brand products are expected to be introduced. In general, Western Beef brand products, which are priced 20% to 50% lower than the comparable national brand products, generate higher gross profit margins for Western Beef than brand name merchandise.

WHOLESALE OPERATIONS

                  Western Beef also conducts a wholesale food business. It purchases beef, pork, poultry and provisions directly from major slaughterhouses, meat and poultry processors and other suppliers on a daily basis to ensure a supply of fresh products and to be responsive to customer needs. Western Beef does not have formal supply agreements with any of these entities. It purchases merchandise for its wholesale business by purchase orders, the terms of which are subject to normal market conditions such as pricing and availability at the time of purchase. The loss of any of these suppliers would not be material to Western Beef. Additionally, Western Beef's wholesale business warehouses and distributes grocery, produce, dairy and frozen food products to its own retail food stores.

                  Western Beef distributes products from its warehouses in Ridgewood, New York, which operate 24 hours a day. On average, the perishable inventory is turned over approximately once a week. Notwithstanding such turnover, the wholesale business requires large amounts of working capital for financing inventory and accounts receivable.

                  To facilitate its wholesale business and retail distribution, Western Beef (through a wholly-owned subsidiary) owns and operates a fleet of tractors, trailers and trucks, most of which are refrigerated. At various times since 1989, Western Beef has transported food products for others on a limited basis; however, substantially all trucking operations now are conducted for Western Beef's own distribution facilities. In addition, to enhance profitability, Western Beef "back hauls" merchandise inventory to achieve reduced product cost.

COMPETITION

                  The wholesale and retail segments of the food industry are competitive throughout the market areas served by Western Beef. These businesses are generally characterized by low profit margins, with earnings primarily dependent on rapid inventory turnover, careful cost control and ability to achieve high sales volume.

                  Competition manifests itself in virtually every aspect of the retail food business, including pricing, advertising and promotion, store size, location and attractiveness, hours of operation, product selection and quality, employee friendliness, service and parking facilities. Although Management believes Western Beef's retail stores price their products competitively, such pricing has been made possible principally because of the low overhead costs incurred by presenting the food in no-frills, warehouse type, bulk display settings without the typical shelving, lighting, decor and other amenities offered by most suburban supermarkets. In the past, Western Beef's retail food business has grown by opening food supermarkets in locations in Metropolitan New York City areas where its supermarkets were larger than existing independent supermarkets and convenience food stores, and where there had been a limited presence of national or regional chain supermarkets. In recent years, however, Western Beef has experienced competition from larger supermarket chains, some of which have greater resources than Western Beef, as well as with other independent operators. Such competitors have expanded and are likely to continue expanding by opening retail food stores within Western Beef's markets. Although Management believes it will be able to continue to compete on the basis of quality, price and reputation, there can be no assurance that Western Beef will be able to maintain or improve its current competitive position.

                  Wholesale competition is based principally on price, quality and service, including the extension of favorable credit terms. Financially stronger wholesale competitors may be better suited to take advantage of distressed, "bargain" price opportunities, which arise during periods of over-supply, and to finance the cost of carrying large inventories and receivables during periods of market weakness. The wholesale division competes with several other companies on the wholesale level, some of which are larger than Western Beef and may have greater resources. Currently, there are adequate suppliers and multiple sources of the products which Western Beef distributes and sells. However, there is a trend toward consolidation in the food industry with many smaller suppliers being acquired by larger concerns.

GOVERNMENT REGULATION

                  The food business is subject to, and affected by, substantial and complex federal, state and local laws and regulations that apply to the sale of food at both the wholesale and retail levels, and it is required to obtain certain federal, state and local permits and/or licenses for accepting United States Department of Agriculture ("USDA") food stamps and Women, Infants and Children ("WIC") checks (assistance checks which can only be used to purchase certain dairy and grocery items), operating a bakery, processing meat, selling produce, beer and wine coolers, and otherwise in order to conduct business. In addition, such regulation includes unannounced inspections by government officials investigating sanitary conditions, weights, measures and other matters. Western Beef believes it currently holds all licenses and permits required to conduct its business and is in compliance in all material respects with applicable regulations. For fiscal 1998, 1997 and 1996 respectively, food stamp redemptions accounted for approximately 19%, 20% and 24% of Western Beef's retail sales. There would be a material adverse effect on Western Beef if it were to suffer the loss of its USDA permits to accept food stamps or if the Government was to reduce or eliminate the food stamp program. Management believes that the decline in 1998 and 1997 food stamp redemptions resulted from modifications made by the USDA regarding eligibility requirements for obtaining food stamps.

EMPLOYEES

                  As of October 6, 1999, Western Beef's retail business employed approximately 2,000 people and its wholesale business employed approximately 100 people. None of these employees are represented by a labor union.

                  Western Beef believes that its relationship with its employees is generally satisfactory.

SEASONALITY

                  No material portion of Western Beef's business is affected by seasonal fluctuations, except that sales are generally strongest around holidays, particularly the Fourth of July and Easter.

ENVIRONMENTAL LAWS

                  Western Beef is subject to various applicable federal, state and local laws and regulations relating to environmental matters. Under such laws, Western Beef is exposed to liability primarily as an owner or operator of real property and, as such, it may be responsible for the proper management or remediation of hazardous substances. Such substances for which Western Beef may be liable could include historic contamination of real property, asbestos-containing material in improvements and hazardous substances and oil used in the course of regular business operations. Remediation requirements may be imposed whether or not the owner or operator knew of, or was responsible for, the presence of contamination by hazardous substances. Also, the presence of contamination may hinder the owner or operator's ability to lease or sell property or to use the property as loan collateral.

                  Western Beef believes that it does not have any material environmental liability and that compliance with environmental laws and regulations will not, individually or in the aggregate, have a material adverse effect on its operations or its financial condition. There can be no assurance, however, that new or amended environmental laws or regulations or the future discovery of environmental conditions will not require additional expenditures by Western Beef.

DEPENDENCE ON MAJOR CUSTOMERS

                  The business of Western Beef is not dependent on a single or a few customers.

                             SELECTED FINANCIAL DATA

         The selected financial data set forth below is derived from Western Beef's consolidated financial statements and should be read in conjunction with the consolidated financial statements and the related notes thereto.

                                                        WESTERN BEEF
                                                   SELECTED FINANCIAL DATA
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)

--------------------- ---------------------------- ----------------------------------------------------------------------------
                           TWENTY-SIX WEEKS
                               ENDED(1)                                     YEARS ENDED(1)
                         July 3,        July 3,     January 1,    January 2,     January 3,      December 29,     December 30,
                          1999           1998         1999          1998          1997(2)           1995             1994
--------------------- -------------- ------------- ------------ -------------- -------------- ----------------- ---------------
Net sales             $  162,776     $  146,254    $   298,990  $   317,079    $  340,873     $    301,387      $   291,886

Net income            $    1,387     $    1,806    $     3,352  $     3,203    $    5,989     $      4,934      $     4,773

Net income per        $      .25     $      .33    $       .61  $       .59    $     1.10     $        .90      $       .87
share of Common
Stock-basic

Net income per        $      .25     $      .33    $       .61  $       .58    $     1.09     $        .90      $       .87
share of Common
Stock-diluted

Total assets          $   92,113     $   82,234    $    86,357  $    76,254    $   74,499     $     63,313      $    54,731

Long-term             $   10,476     $    8,954    $    11,257  $     8,837    $   11,011     $      7,691      $     7,224
obligations

Other data:

Ratio of earnings           2.55           3.12          2.93          2.91
to fixed charges(3)

Book value per share  $     9.12                   $     8.86

(1)  Western Beef has not paid any dividends during the periods presented.

(2) Fifty-three week fiscal year. The other fiscal years presented have fifty-two weeks.

(3) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of deferred financing fees and one-third of rental expense on operating leases, which represents that portion of rental expense deemed to be attributable to interest.

         MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                            RESULTS OF OPERATIONS

         The following should be read in conjunction with Western Beef's financial statements and the related notes included therein.

OVERVIEW

         Western Beef expects competition in the retail segment from major chains as Western Beef expands and continues to open new retail supermarkets. Several of Western Beef's retail supermarkets have been impacted by this competition; however, Western Beef believes that its ability to serve its customers with quality merchandise at the lowest price should allow it to stay profitable and maintain a significant part of its market share.

GENERAL

         Western Beef opened two new retail supermarkets in 1998, bringing the total number of open supermarkets to twenty-one and two outlet-type food stores which operate under the trade name Junior's. The two supermarkets were opened in New Jersey in Manalapan on June 14, 1998 and Rahway on August 12, 1998 at approximate construction costs of $643,000 and $1,628,000 respectively.

         The two Junior's were opened on Rockaway Boulevard in Queens, New York on March 30, 1998 and Myrtle Avenue in Brooklyn, New York on September 4, 1998 at approximate construction costs of $1,286,000 and $1,742,000. Unlike conventional supermarkets, these two stores sell a limited selection of food staples, most of which are Western Beef brand grocery products, as well as pre-packaged meats and cheese.

         On May 4, 1998, Western Beef exercised an option to purchase land and a building currently occupied by an existing Western Beef supermarket on Empire Boulevard in Brooklyn, New York from an unrelated party for approximately $2,124,000.

         Because of the favorable response generated by the opening of the two Junior's, Western Beef decided to convert the space used by its Central Cutting operation, which had prepared, custom packed and distributed pre-packaged meats and cheese to Western Beef's supermarkets, to a distribution warehouse to service the Junior's currently open as well as new Junior's to be opened in the future.

         On December 2, 1998, Western Beef purchased land and a building located on Prospect Avenue, Bronx, New York from an unrelated party for approximately $1,705,000 on which Western Beef intends to open a Western Beef supermarket with satellite rental units. The total cost for the purchase of the land and renovation of the existing building is estimated to be $5,000,000.

         On December 17, 1998, Western Beef purchased a parcel of vacant land located on Frederick Douglas Boulevard, Manhattan, New York from an unrelated party for approximately $660,000 on which Western Beef intends to open a Junior's outlet-type store. The total cost of the land purchase and construction of this new Junior's is estimated to be $1,900,000.

         On December 21, 1998, Western Beef submitted the winning bid with New York City to purchase a parcel of land on New Lots Avenue, Brooklyn, New York for approximately $240,000. Western Beef intends to open a Junior's outlet-type store at a total cost of approximately $1,300,000 including land purchase costs. This transaction is expected to be completed in the near future.

         On December 23, 1998, Western Beef purchased all outstanding capital stock of 814 Jamaica Avenue, Inc. ("Jamaica") from its sole shareholder, who was unrelated to Western Beef, for approximately $744,000. Jamaica was the owner of land and buildings on Jamaica Avenue, Brooklyn, New York on which Western Beef intends to open a new Junior's at an estimated cost of $2,100,000 including the purchase of capital stock of Jamaica.

         On January 29, 1999, Western Beef purchased a parcel of vacant land located on Wyckoff Avenue, Queens, New York from an unrelated party for approximately $259,000 on which Western Beef intends to open a Junior's outlet-type store at a total cost of approximately $1,300,000 including the land purchase price.

         Western Beef plans to utilize most of its available cash flow to fund capital expenditures for renovating existing stores and for opening new retail outlets. Additionally, several financial institutions have expressed an interest in financing the new store equipment that would be required at these new locations.

         The cost of opening a new supermarket is dependent upon the size of the supermarket and the amount of building renovations necessary to convert the property into a supermarket. Other factors involved are the amount of equipment to be installed along with the number of product departments in the store. There can be no assurance that Western Beef can implement this strategy in a timely manner or at the costs stated above or that such strategy, when implemented, will be successful. Western Beef's growth and expansion program is susceptible to the hazards inherent in building and construction, including delays, cost overruns and zoning issues. While in the past such issues have not materially affected Western Beef's growth and expansion program, there can be no assurance that in the future such issues will not delay the implementation of this program or have a material effect on this program and Western Beef.

YEAR 2000 ISSUES

         Western Beef is executing a plan to ensure that Western Beef's computer systems and software applications will properly function beyond 1999. This plan involves identifying year 2000 issues, assigning priorities to items identified, and correcting or replacing material items that are not year 2000 compliant. The plan also considers year 2000 vulnerability with respect to Western Beef's major suppliers and third party service providers.

         Western Beef is utilizing both internal and external resources to address year 2000 issues. Costs associated with year 2000 computer system modifications are currently estimated to be approximately $300,000 of which $54,000 has been incurred to date. Included in these costs are $150,000 for certain front-end cash register systems whose upgrade was previously identified for non-year 2000 operational enhancements.

         Western Beef has already installed year 2000 program code on all of its financial, merchandise and distribution computer software systems. Effective with the first payroll week of 1999, Western Beef was operating on year 2000 compliant payroll software provided by its third party payroll service company. Finally, Western Beef has received and completed the testing of the front-end register system enhancements previously discussed, and expects to complete company wide implementation of this software before the end of October, 1999.

         Western Beef has contingency plans in place for its financial, merchandise and distribution automation systems utilizing internal and major supplier communication systems. In the event of power interruptions, most of its retail outlets are equipped with generators for its front-end register systems and up to 50% of each store's lighting requirements. Plans are currently being formulated to provide back-up power for Western Beef's wholesale and retail divisions' refrigeration equipment. As of September 30, 1999, Western Beef has ordered one generator which will be delivered in February, 2000. This generator will be mobile in order to meet the demands of any given store. However, if more than one store experiences power interruptions perishable products must be stored in Western Beef's refrigerated trailers packed with dry ice. Because the above-mentioned generator will not arrive prior to January 1, 2000, Western Beef is currently investigating additional remedies to any potential problems due to power interruptions.

         As part of its goal to achieve year 2000 compliance, Western Beef is seeking representations and/or warranties from suppliers, vendors and business partners about their year 2000 compliance. No assurances can be given that Western Beef will be able to identify and address all year 2000 issues due to their complexity and its dependence on representations and preparedness of third parties with whom it does business. Although Western Beef believes that its efforts and plans will address year 2000 issues that are within its reasonable control, there can be no assurance that year 2000 issues will not have a material adverse effect on Western Beef's business or results of operations.

RESULTS OF OPERATIONS

YEAR ENDED 1998 COMPARED TO YEAR ENDED 1997

         For 1998, Western Beef achieved net income of $3,352,000, or $.61 per share, on net sales of $298,990,000 as compared to 1997 net income of $3,203,000, or $.58 per share, on net sales of $317,079,000.

         The 5.7% decrease in net sales in 1998 compared to 1997 resulted from:
(i) a decline in retail and wholesale net sales as a result of lower food stamp redemptions, which Western Beef believes resulted from modifications made by the USDA to food stamp eligibility requirements; (ii) a decline of 34.8% in wholesale net sales as a result of a more restrictive credit policy adopted by Western Beef; (iii) low food price inflation; and (iv) increased competition. The decrease was partially offset by the sales of the two supermarkets and two outlet-type stores that opened in 1998. The retail segment provided 81.5% of total net sales in 1998, as compared with 73.3% of total net sales in 1997.

         Gross profits, as a percentage of net sales, for 1998 and 1997 were 26.8% and 25.0% respectively. The increase in the gross profit percentage for 1998 resulted primarily from the increased ratio of retail to wholesale sales in 1998 as compared with 1997. For the years 1998 and 1997, the retail segment contributed 94.0% and 90.9% of the gross profit respectively.

         Selling, general and administrative expenses expressed as a percentage of sales increased to 25.3% in 1998 from 23.5% in 1997 primarily as a result of:
(i) the inclusion of the costs in 1998 of the two supermarkets and two outlet-type stores that opened in 1998; (ii) certain occupancy costs, such as utilities, rent and depreciation, which do not vary directly with sales declines, thereby increasing the expense ratio; and (iii) the large decrease in wholesale sales which generally have much lower related selling, general and administrative costs.

         Income from operations decreased 3.9% to $4,549,000 in 1998 from $4,732,000 in 1997. This decrease was principally the result of: (i) decreased sales partially offset by an increase in the gross profit percentage; and (ii) higher selling, general and administrative expenses.

Income Taxes

         The effective tax rate of Western Beef decreased to 37.4% for 1998 from 40.0% for 1997 as a result of the utilization of low income housing tax credits and lower state and local income taxes.

         Western Beef's investment in low income housing credits reduced its effective tax rate approximately 3.6% in 1998 and 4.3% in 1997. In addition to the low income housing credits, Western Beef participated in the federally sponsored Work Opportunity Tax Credit ("WOTC") program which helped to reduce the 1998 and 1997 effective tax rates by 0.9% and 1.3% respectively.

Retail Segment

         Net sales in the retail segment increased 4.9% in 1998 compared to 1997 as a result of the sales generated by the two supermarkets and two outlet-type stores opened in 1998, but was partially offset by a decline in food stamp redemptions which Western Beef believes resulted from modifications by the USDA to food stamp eligibility requirements. Same store sales declined 0.52% in 1998 compared to 1997 due to decreased food stamp redemptions.

         Retail gross profits as a percentage of sales were 30.9% and 31.0% in 1998 and 1997 respectively. Retail income from operations decreased 8.8% to $4,310,000 in 1998 from $4,727,000 in 1997 principally as a result of the costs associated with opening the two new supermarkets in 1998.

Wholesale Segment

         Wholesale net sales decreased 34.8% to $55,178,000 in 1998 from $84,679,000 in 1997. This decrease in wholesale net sales resulted primarily from: (i) an adjustment of Western Beef's credit policy to sell only to customers who have the requisite credit worthiness; (ii) low food price inflation; and (iii) reduced food stamp redemptions at wholesale customers of Western Beef. Wholesale gross profits as a percentage of sales for 1998 and 1997 were 8.8% and 8.6% respectively. Wholesale income from operations increased to $239,000 in 1998 from $5,000 in 1997 due principally to better management of accounts receivable.

YEAR ENDED 1997 COMPARED TO YEAR ENDED 1996

         For 1997, Western Beef achieved net income of $3,203,000, or $.58 per share, on net sales of $317,079,000 as compared to 1996 net income of $5,989,000, or $1.09 per share, on net sales of $340,873,000.

         The 7.0% decrease in net sales in 1997 compared to 1996 resulted from:
(i) 1996 being a 53-week fiscal year, whereas 1997 was a 52-week fiscal year;
(ii) a decline in retail and wholesale net sales as a result of lower food stamp redemptions, which Western Beef believes resulted from modifications made by the USDA to food stamp eligibility requirements; (iii) a decline of 16.3% in wholesale net sales as a result of a more restrictive credit policy adopted by Western Beef; (iv) low food price inflation; and (v) increased competition. These decreases were partially offset by the full year's sales in 1997 of the two stores that opened in 1996. The retail segment provided 73.3% of total net sales in 1997, as compared with 70.3% of total net sales in 1996.

         Gross profits, as a percentage of net sales, for 1997 and 1996 were 25.0% and 24.2% respectively. The increase in the gross profit percentage for 1996 resulted primarily from the increased ratio of retail to wholesale sales in 1997 as compared with 1996. For the years 1997 and 1996, the retail segment contributed 90.9% and 89.0% of the gross profit respectively.

         Selling, general and administrative expenses expressed as a percentage of sales increased to 23.5% in 1997 from 21.3% in 1996 primarily as a result of:
(i) the inclusion of the full year's cost in 1997 of the two stores that opened in 1996; (ii) certain occupancy costs, such as utilities, rent and depreciation which do not vary directly with sales declines thereby increasing the expense ratio; and (iii) wage and related benefit costs which were unfavorably impacted by increases in the federal minimum wage.

         Income from operations decreased 51.3% to $4,732,000 in 1997 from $9,717,000 in 1996. This decrease was principally the result of: (i) decreased sales partially offset by an increase in the gross profit percentage; and (ii) higher selling, general and administrative expenses.

Income Taxes

         The effective tax rate of Western Beef decreased to 40.0% for 1997 from 43.3% for 1996 as a result of the utilization of low income housing tax credits and lower state and local income taxes resulting from investment tax credits.

         Western Beef's investment in low income housing credits reduced Western Beef's effective tax rate approximately 4.3% in 1997 and 2.1% in 1996. In addition to the low income housing credits, Western Beef participated in the federally sponsored Work Opportunity Tax Credit ("WOTC") program which helped to reduce the 1997 tax rate by 1.3%.

Retail Segment

         Net sales in the retail segment decreased 3.0% in 1997 compared to 1996 as a result of: (i) 1996 being a 53-week fiscal year, whereas 1997 was a 52-week fiscal year; (ii) a decline in food stamp redemptions, which Western Beef believes resulted from modifications made by the USDA to food stamp eligibility requirements; (iii) low food price inflation; and (iv) increased competition. These declines were partly offset by the inclusion in 1997 net sales of full year net sales for the two supermarkets opened by Western Beef in 1996. Same store sales decreased 4.0% in 1997 as compared to 1996 due to 1997 being a shorter fiscal year and decreased food stamp redemptions.

         Retail gross profits as a percentage of sales increased to 31.0% in 1997 from 30.6% in 1996, principally as a result of the increased ratio of retail to wholesale sales, as well as the capital expansion program, which increased the selling square footage dedicated to the higher gross profit dairy, frozen and bakery merchandise categories. Retail income from operations decreased 46.2% to $4,727,000 in 1997 from $8,793,000 in 1996. This decrease was principally the result of: (i) decreased net sales; and (ii) higher selling, general and administrative expenses.

Wholesale Segment

         Wholesale net sales decreased 16.3% to $84,679,000 in 1997 from $101,162,000 in 1996. This decrease in wholesale net sales resulted primarily from: (i) an adjustment of Western Beef's credit policy to sell only to customers who have the requisite credit worthiness; (ii) low food price inflation; and (iii) reduced food stamp redemptions at wholesale customers of Western Beef. Wholesale gross profit for 1997 and 1996 was 8.6% and 8.9%, respectively. Wholesale income from operations decreased 99.5% to

$5,000 in 1997 as compared with $924,000 in 1996 due principally to increased write-offs of uncollectible receivables.

         Wholesale gross profits as a percentage of sales decreased to 8.6% in 1997 from 8.9% in 1996, principally as a result of: (i) higher purchase costs; and (ii) increased competition.

TWENTY-SIX WEEKS ENDED JULY 3, 1999 COMPARED TO TWENTY-SIX WEEKS ENDED JULY 3, 1998

         Western Beef achieved net income of $1,387,000 or $.25 per share on net sales of $162,776,000 for the twenty-six week period ended July 3, 1999 as compared to net income of $1,806,000 or $.33 per share on net sales of $146,254,000 for the twenty-six week period ended July 3, 1998.

         Net sales increased $16,522,000 for the year-to-date period ended July 3, 1999 as compared with sales for the comparable period in the prior year. Western Beef's retail division accounted for $10,432,000 of the sales increase for the year-to-date period ended July 3, 1999, primarily as a result of the 1998 openings of two Western Beef supermarkets in New Jersey and two Junior's Food Outlet stores in New York. Year-to-date comparable store retail sales were basically unchanged from the retail sales for the similar period in 1998. Wholesale division sales increased $6,090,000 for the year-to-date period ended July 3, 1999 as compared with sales for the comparable period in the prior year, resulting from the continued expansion of Western Beef's wholesale sales force and the acquisition of new credit-worthy customers.

         Gross profit decreased to 26.2% for the twenty-six weeks ended July 3, 1999 from 26.9% for the comparable period in the prior year. The decrease in the gross profit margin for 1999 resulted from increased sales in Western Beef's wholesale division and Junior's Food Outlet stores which operate at lower gross profit margins.

         Selling, general and administrative expenses increased $3,947,000 for the year-to-date period ended July 3, 1999 as compared with such expenses for the comparable period in the prior year. As a percentage of sales, selling, general and administrative expenses decreased to 24.8% for the year-to-date period ended July 3, 1999 from 24.9% for the similar period in 1998. The increase in expense resulted primarily from costs associated with the opening of the two new supermarkets in New Jersey and the two new Junior's Food Outlet stores in New York and increases in insurance reserves under Western Beef's self-insurance program. The decrease in gross profits as a percentage of sales is attributable to the increased ratio of wholesale division sales versus retail division sales.

LIQUIDITY AND CAPITAL RESOURCES

YEAR ENDED JANUARY 1, 1999

         Net cash flow from operations was $11,725,000 for 1998. Western Beef had capital expenditures of $11,675,000 for 1998 primarily relating to: (i) the acquisition of the Empire Boulevard property; (ii) equipment purchases and improvements at the two supermarkets and two outlet-type stores opened in 1998;
(iii) the four real estate parcels acquired in December 1998 on which Western Beef intends to open one supermarket and three outlet-type stores; and (iv) miscellaneous equipment purchases and leasehold improvements at its other existing store locations. Western Beef also repaid long term debt of $2,704,000 in 1998. As of January 1, 1999, Western Beef had $12,086,000 in cash and cash equivalents available for acquisitions and expansion.

         These additions and improvements were funded by: (i) cash flow from operations; (ii) the takedown of $913,000 and $1,262,000 on June 30, 1998 and December 31, 1998 at 7.28% and 6.44% per annum payable in monthly installments of $13,664 and $18,293 respectively under a sale/leaseback arrangement with General Electric Capital Corporation; (iii) $2,055,263 borrowed from Hyson Joint Venture, the prior Empire Boulevard landlord, at 6.25% per annum payable in monthly installments of $17,622 commencing June 1, 1998 through June 1, 2013;
(iv) $1,700,000 borrowed for the Prospect Avenue location from North Fork Bank at its prime rate payable in interest only installments from January 4, 1999 to December 4, 2001, at which time the entire principal balance is due and payable;
(v) $512,000 borrowed for the Frederick Douglas Boulevard location from North Fork Bank at 6.89% interest per annum payable in monthly installments of $5,942 commencing February 1, 1999 through January 1, 2009; and (vi) $566,400 borrowed for the Jamaica Avenue location at 6.85% interest per annum from North Fork Bank payable in monthly installments of $6,562 commencing February 1, 1999 through January 1, 2009.

TWENTY-SIX WEEKS ENDED JULY 3, 1999

         Cash flow from operations was $4,611,000 for the twenty-six weeks ended July 3, 1999 as compared to $6,120,000 for the comparable period in 1998. Such decrease primarily resulted from higher wholesale division sales, thereby increasing accounts receivable and an increase in inventories as a result of the new supermarkets and Junior's Food Outlet stores that opened in 1998.

         Capital expenditures of $3,045,000 related principally to the acquisition of a parcel of land in Queens, NY on which Western Beef intends to construct a Junior's Food Outlet store, construction costs at a new Western Beef supermarket to be opened on Prospect Avenue in the Bronx, N.Y. and various expenditures for equipment and leasehold improvements for its existing stores. Western Beef funded these expenditures with cash flow from operations. Western Beef believes that cash on hand and its $3,000,000 bank line of credit which expires on July 1, 2000 will be sufficient to meet its operational needs. At July 3, 1999 the entire balance was available for use by Western Beef. Several financial institutions have expressed an interest in financing the new store equipment that would be required at these locations.

         Western Beef plans to utilize most of its available cash flow to fund capital expenditures for renovating existing stores and for opening new retail outlets. There are no restrictions on the transfer of assets between segments, though Western Beef intends to let each segment develop its own growth. Western Beef expects that available cash flow from the wholesale segment will be used to expand its customer base, which should result in higher levels of inventory and accounts receivable. Although Management believes that these expenditures will enable Western Beef to expand its customer base, there can be no assurance that this strategy will be successful.

         In 1999, Western Beef intends to commence construction on one Western Beef supermarket and four Junior's Food Outlet stores. Western Beef expects that the aggregate 1999 and 2000 capital commitments for these projects will be approximately $11,600,000. Several financial institutions have expressed an interest in financing the new store equipment that would be required at these new locations. See "Overview" for a description of the factors that may affect the costs of opening a new supermarket and the risks inherent in Western Beef's growth and expansion plan.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

                  Market risk represents the risk of loss that may impact the consolidated financial position, results of operations or cash flows of Western Beef due to adverse changes in financial rates. Western Beef may be exposed to market risk in the area of interest rates; however, Western Beef borrows at fixed rates of interest and Western Beef's management does not believe that there is a significant market risk to interest rate changes at the present time. Western Beef does not currently maintain any interest rate hedging arrangements due to the reasonable risk that near-term interest rates will not rise significantly. Western Beef is continuously evaluating this risk and will implement interest rate hedging arrangements when deemed appropriate.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

                  Certain information included in this Proxy Statement contains or may contain forward-looking statements such as those statements pertaining to the renovation of Western Beef's existing stores, the construction or acquisition of new stores, the recoverability of deferred tax assets, the continued availability of credit lines for capital expansion, the suitability of facilities, access to suppliers, implementation of technological improvement programs, year 2000 issues relating to computer applications and the unaudited financial projections set forth in "Certain Projections". Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statement made by, or on behalf of, Western Beef. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions; delays and other hazards inherent in building and construction; competition in both the retail and wholesale markets and government and regulatory policies and certifications (in particular those relating to the United States Department of Agriculture Food Stamp Program); the pricing and availability of the products Western Beef sells and distributes, including Western Beef label brand products; potential delays in the implementation of Western Beef's technological improvement programs; and the effectiveness of such programs upon the implementation of, and Western Beef's ability to resolve, any and all year 2000 computer applications. The unaudited financial projections have been included in this Proxy Statement for the limited purpose of giving Western Beef's stockholders access to unaudited financial projections by Western Beef's management. The unaudited financial projections were based on assumptions concerning the Western Beef's business prospects through January 1, 2000. The information also was based on other revenue and operating assumptions. Information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Western Beef's control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth in the unaudited financial projections. In addition, the unaudited financial projection data was not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. PricewaterhouseCoopers LLP, the Company's independent accountants, has not examined or applied any agreed upon procedures to this information and, accordingly, assume no responsibility for this information.

                                  OTHER MATTERS

PROPOSALS BY WESTERN BEEF STOCKHOLDERS

                  If the merger is consummated, there will be no public stockholders of Western Beef and no public participation in any future meetings of stockholders of Western Beef. However, if the merger is not consummated, Western Beef's public stockholders will continue to be entitled to attend and participate in Western Beef's stockholder meetings. If the merger is not consummated, the next annual meeting of Stockholders is expected to be held on or about November 30, 2000. Any Western Beef stockholder who wishes to present a proposal intended to be presented at the 2000 annual meeting must have been received by Western Beef no later than August 2, 2000 in order to be considered by the Board of Directors for inclusion in the proxy statement to be used in connection with the 2000 annual meeting.

                  In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by Western Beef within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other specific matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal considered for inclusion in Western Beef's 2000 proxy statement. Proposals should be sent to the Secretary of Western Beef, whose address is c/o Western Beef, Inc., 47-05 Metropolitan Avenue, Ridgewood, NY 11385.

WHERE YOU CAN FIND MORE INFORMATION

                  As required by law, Western Beef files reports, proxy statements and other information with the SEC. Because the merger is a "going-private" transaction, Western Beef and the Buyer Group have filed with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 with respect to the merger. This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

                  You can inspect and copy these materials at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov." Western Beef's shares are listed on the Nasdaq National Market, and materials may also be inspected at its offices, 20 Broad Street, New York, New York 10005.

                  You should rely on the information contained in this proxy statement. Western Beef has not authorized anyone to give any information different from the information contained in this proxy statement. This proxy statement is dated November 1, 1999. You should not assume that the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

              OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

         The Board of Directors knows of no additional matters that will be presented for consideration at the annual meeting. Execution of the accompanying proxy, however, confers on the designated proxy holders discretionary authority to vote the shares of Common Stock covered thereby in accordance with their best judgment on such other business, if any, that may properly come before, and all matters incident to the conduct of, the annual meeting or any adjournments or postponements thereof.


                               By Order of the Board of Directors,

                               /s/ Peter Admirand

                               Peter Admirand
                               Secretary
November 1, 1999

                               WESTERN BEEF, INC.

                          INDEX TO FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Condensed Consolidated Balance Sheets at July 3, 1999 and
January 1, 1999........................................................................................F-2
Condensed Consolidated Statements of Income for the twenty-six weeks ended July 3, 1999 and July 3, 1998 and the thirteen weeks ended July 3, 1999 and July 3, 1998....................................................................F-3
Condensed Consolidated Statements of Cash Flows for the twenty-six weeks ended July 3, 1999 and July 3, 1998..............................................................F-4
Notes to the Condensed Consolidated Financial Statements...............................................F-5
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Reports of Independent Accountants.....................................................................F-8
Consolidated Balance Sheets at January 1, 1999 and January 2, 1998....................................F-10
Consolidated Statements of Income for the fifty two weeks ended January 1, 1999 and January 2, 1998 and the fifty three weeks
ended January 3, 1997.................................................................................F-11
Consolidated Statements of Stockholders' Equity for the fifty two weeks ended January 1, 1999 and January 2, 1998 and the fifty three weeks ended January 3, 1997.....................................................................F-12
Consolidated Statements of Cash Flows for the fifty two weeks ended January 1, 1999 and January 2, 1998 and the fifty three weeks ended January 3, 1997...........................................................................F-13
Notes to the Consolidated Financial Statements........................................................F-14
Report of Independent Accountants on Consolidated Financial
Statement Schedule....................................................................................F-29
Schedule II -- Valuation and Qualifying Accounts......................................................F-30


                       WESTERN BEEF, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT PAR VALUE)
                                   (unaudited)

                                                            JULY 3, 1999   JANUARY 1, 1999
                                                            -------------  ---------------
ASSETS
Current assets:
     Cash and cash equivalents                                $ 12,582        $ 12,086
     Accounts receivable, net of allowance for doubtful
         accounts ($715 and $522)                                7,054           5,632
     Inventories                                                18,189          15,290
     Deferred income taxes                                       1,682           1,550
     Prepaid expenses and other current assets                   2,066           2,133
                                                              --------        --------
         Total current assets                                   41,573          36,691

Property, plant and equipment, net of accumulated
     depreciation and amortization ($26,355 and $24,267)        48,313          47,373
Other assets                                                     2,227           2,293
                                                              --------        --------
         Total assets                                         $ 92,113        $ 86,357
                                                              ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt                        $  1,363        $  1,681
     Current portion of obligations under capital leases           719             690
     Accounts payable                                           14,037          10,564
     Accounts payable-related party                              3,004           3,765
     Accrued expenses and other current liabilities              7,218           5,610
                                                              --------        --------

         Total current liabilities                              26,341          22,310

Long-term debt, net of current portion                           8,406           8,819
Obligations under capital leases, net of current portion         2,070           2,438
Deferred income taxes                                            2,697           2,497
Other non-current liabilities                                    2,663           1,760
                                                              --------        --------
         Total liabilities                                      42,177          37,824
                                                              --------        --------

Stockholders' equity:
     Preferred stock, $.05 par value; 2000 shares
         authorized; none issued                                  --              --
     Common stock, $.05 par value; 15,000 shares
         authorized;  5,475 shares issued and outstanding          274             274
     Capital in excess of par value                             11,407          11,407
     Retained earnings                                          38,302          36,915
     Deferred compensation                                         (47)            (63)
                                                              --------        --------
         Total stockholders' equity                             49,936          48,533
                                                              --------        --------
         Total liabilities and stockholders' equity           $ 92,113        $ 86,357
                                                              ========        ========

     See accompanying notes to condensed consolidated financial statements.

                       WESTERN BEEF, INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          Twenty-Six Weeks Ended         Thirteen Weeks Ended
                                        July 3, 1999   July 3, 1998   July 3, 1999   July 3, 1998
                                        ------------   ------------   ------------   ------------
Net sales                                 $162,776       $146,254       $ 85,342       $ 76,193

Cost of sales                              120,143        106,926         63,289         55,870
                                          --------       --------       --------       --------

Gross profit                                42,633         39,328         22,053         20,323

Selling, general and administrative
     expenses                               40,379         36,432         20,863         18,960
                                          --------       --------       --------       --------

Income before income taxes                   2,254          2,896          1,190          1,363


Provision for income taxes                     867          1,090            468            505
                                          --------       --------       --------       --------
Net income                                $  1,387       $  1,806       $    722       $    858
                                          ========       ========       ========       ========
Net income per share of common
     stock-basic and diluted              $    .25       $    .33       $    .13       $    .16
                                          ========       ========       ========       ========

Weighted average shares
     outstanding-basic                       5,475          5,472          5,475          5,475
                                          ========       ========       ========       ========

Weighted average shares
     outstanding-diluted                     5,495          5,498          5,493          5,498
                                          ========       ========       ========       ========

     See accompanying notes to condensed consolidated financial statements.

                       WESTERN BEEF, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                             Twenty-Six Weeks Ended
                                                                          JULY 3, 1999    JULY 3, 1998
Cash flows from operating activities:
     Net income                                                             $  1,387        $  1,806
     Adjustments to reconcile net income to net
        cash provided by operating activities:
             Depreciation and amortization                                     2,144           2,009
             Deferred income tax expense                                          68              44
             Provision for losses on accounts receivable                         193             163
             Gain on disposal of property, plant and equipment                  --              (114)
             (Increase) decrease in assets:
               Accounts receivable                                            (1,615)            381
               Inventories                                                    (2,899)         (1,739)
               Prepaid expenses and other current assets                          67             137
               Other assets                                                       43             (94)
             (Decrease) increase in liabilities:
                Accounts payable and accounts payable-related party            2,712           2,477
                Accrued expenses and other current liabilities                 1,608           1,664
                Other non-current liabilities                                    903            (614)
                                                                            --------        --------
                  Net cash provided by operating  activities                   4,611           6,120
                                                                            --------        --------

Cash flows from investing activities:
     Capital expenditures                                                     (3,045)         (5,579)
     Proceeds from sale of property, plant and equipment                        --               946
                                                                            --------        --------
                  Net cash used in investing activities                       (3,045)         (4,633)
                                                                            --------        --------

Cash flows from financing activities:
     Proceeds from issuance of long-term debt                                    160           2,055
     Payments on long-term debt and capital leases                            (1,230)         (1,470)
     Issuance of common stock                                                   --                18
                                                                            --------        --------
                  Net cash provided by (used in) financing activities         (1,070)            603
                                                                            --------        --------

Net increase in cash and cash equivalents                                        496           2,090
Cash and cash equivalents, beginning of period                                12,086           7,527
                                                                            --------        --------

Cash and cash equivalents, end of period                                    $ 12,582        $  9,617
                                                                            ========        ========

Cash paid for:
     Interest                                                               $    541        $    504
     Income taxes                                                           $    260        $    324

     See accompanying notes to condensed consolidated financial statements.

                       WESTERN BEEF, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


         (1) BASIS OF PRESENTATION:

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the twenty-six weeks ended July 3, 1999 are not necessarily indicative of the results that may be expected for the year ending January 1, 2000. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended January 1, 1999 as filed on March 29, 1999.

         (2) LITIGATION:

         Except as discussed below, there has been no significant change in litigation as discussed in Note 7 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended January 1, 1999 as filed on March 29, 1999.

         On December 3, 1998, a class action, Plumpe v. Castellana et al., No. 16807 NC, was filed in the Delaware Chancery Court against Western Beef, Inc., Peter Castellana, Jr., Joseph Castellana, Stephen R. Bokser and Arnold B. Becker. The action seeks to enjoin a transaction pursuant to which the Company would be acquired by and merged into, an entity owned by certain officers of the Company and their family members, on the grounds that the transaction would create a breach of fiduciary duties to shareholders. The action also seeks rescission of the transaction if it is consummated, damages and accounting and attorneys' fees. By agreement with plaintiff, defendants' time to answer the complaint has been extended indefinitely, pending possible settlement discussions with plaintiff.

         On July 29, 1999, the acquisition price was increased to $8.75 per share and the Company entered into a Memorandum of Understanding with counsel to the plaintiff in the shareholder lawsuit arising from the merger. The Memorandum of Understanding provides for the settlement of such lawsuit based on the payment of a per share merger consideration of $8.75 and is subject to, among other things, completion of definitive documentation relating to the settlement, court approval and consummation of the merger.

         (3) CHANGE IN FISCAL YEAR-END:

         The Company has changed its retail 52-53 week year-end to end on the Saturday closest to the end of the calendar year from the Friday closest to the end of the calendar year.

                       WESTERN BEEF, INC. AND SUBSIDIARIES
         NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(4) SEGMENTS OF BUSINESS

The Company operates in two industry segments. The wholesale segment primarily sells poultry, beef, pork and provisions to retailers, restaurants and institutions. The retail segment sells various meat and grocery items to the general public. All intersegment sales prices are market based. Corporate overhead costs are allocated to each of its operating segments based on overall sales. The Company evaluates the performance of its segments based on operating earnings before taxes of the respective business units. Financial data (in thousands of dollars) for the three and six months of 1999 and 1998 is as follows:



1999
THREE MONTHS ENDED JULY 3, 1999
                                             RETAIL         WHOLESALE             TOTAL
                                             ------         ---------             -----
Net sales                                   $65,578           $19,764            $85,342
Intersegment sales                             -               14,982             14,982
Net interest expense                            235                33                268
Net income before provision
    for income taxes                            975               215              1,190
Other significant non cash items:
    Bad debt expense                           -                  161                161
Capital expenditures                          1,245                -               1,245


SIX MONTHS ENDED JULY 3, 1999
                                             RETAIL         WHOLESALE             TOTAL
                                             ------         ---------             -----
Net sales                                  $127,777           $34,999           $162,776
Intersegment sales                             -               27,890             27,890
Net interest expense                            473                68                541
Net income before provision
    for income taxes                          1,967               287              2,254
Other significant non cash items:
    Bad debt expense                           -                  193                193
Capital expenditures                          3,021                24              3,045
Identifiable assets                          78,646            13,467             92,113


                       WESTERN BEEF, INC. AND SUBSIDIARIES
         NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


1998
THREE MONTHS ENDED JULY 3, 1998
                                             RETAIL         WHOLESALE             TOTAL
                                             ------         ---------             -----
Net sales                                   $61,406           $14,787            $76,193
Intersegment sales                             -               13,842             13,842
Net interest expense                            190                29                219
Net income before provision
    for income taxes                          1,145               218              1,363
Other significant non cash items:
    Bad debt expense                           -                   95                 95
Capital expenditures                          4,187               117              4,304


SIX MONTHS ENDED JULY 3, 1998
                                             RETAIL         WHOLESALE             TOTAL
                                             ------         ---------             -----
Net sales                                  $117,345           $28,909           $146,254
Intersegment sales                             -               26,570             26,570
Net interest expense                            428                76                504
Net income before provision
    for income taxes                          2,608               288              2,896
Other significant non cash items:
    Bad debt expense                           -                  163                163
Capital expenditures                          5,380               199              5,579
Identifiable assets                          69,924            12,310             82,234


                        Report of Independent Accountants

To the Board of Directors and
Stockholders of Western Beef, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Western Beef, Inc. and Subsidiaries at January 1, 1999 and January 2, 1998 and the results of their operations and their cash flows for each of the fifty-two week periods then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York
March 5, 1999

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Directors
  of Western Beef, Inc.

We have audited the accompanying consolidated statements of income, stockholders' equity and cash flows of Western Beef, Inc. for the year ended January 3, 1997. We have also audited the schedule listed in the accompanying index. These consolidated financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements and schedule are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Western Beef, Inc. for the year ended January 3, 1997, in conformity with generally accepted accounting principles.

Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein for the year ended January 3, 1997.


/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, New York
March 5, 1997

Western Beef, Inc. and Subsidiaries

Consolidated Balance Sheets
(In Thousands, Except Par Value)
--------------------------------------------------------------------------------

                                                          January 1,  January 2,
                                                             1999        1998


Assets

Current:
   Cash and cash equivalents                               $ 12,086    $  7,527
   Accounts receivable, net of allowance for
     doubtful accounts of $522 and $552                       5,632       6,275
   Inventories                                               15,290      14,113
   Deferred income taxes                                      1,550       1,235
   Prepaid expenses and other current assets                  2,133       2,933
                                                           --------    --------
       Total current assets                                  36,691      32,083

Property, plant and equipment, net                           47,373      41,918
Other assets                                                  2,293       2,253
                                                           --------    --------
       Total assets                                        $ 86,357    $ 76,254
                                                           --------    --------
                                                           --------    --------

Liabilities and Stockholders' Equity

Current:
   Current portion of long-term debt                       $  1,681    $  1,571
   Current portion of obligations under capital leases          690       1,090
   Accounts payable                                          10,564       8,903
   Accounts payable-related party                             3,765       1,997
   Accrued expenses and other current liabilities             5,610       4,834
                                                           --------    --------

       Total current liabilities                             22,310      18,395

Long-term debt, net of current portion                        8,819       5,707
Obligations under capital leases, net of current portion      2,438       3,130
Deferred income taxes liability                               2,497       2,059
Other non-current liabilities                                 1,760       1,834
                                                           --------    --------
       Total liabilities                                     37,824      31,125
                                                           --------    --------


Commitments and contingencies (Note 7)

Stockholders' equity:
   Preferred stock, $.05 par value - 2,000 shares
      authorized; none issued
   Common stock, $.05 par value - 15,000 shares
      authorized; 5,475 and 5,466 shares,
      respectively, issued and outstanding                      274         273
   Capital in excess of par value                            11,407      11,390
   Retained earnings                                         36,915      33,563
   Deferred compensation                                        (63)        (97)
                                                           --------    --------
       Total stockholders' equity                            48,533      45,129
                                                           --------    --------
       Total liabilities and stockholders' equity          $ 86,357    $ 76,254
                                                           --------    --------
                                                           --------    --------


   The accompanying notes are an integral part of these financial statements.

Western Beef, Inc. and Subsidiaries

Consolidated Statements of Income
(In Thousands, Except Per Share Amounts)
--------------------------------------------------------------------------------

                                                    1998       1997       1996

Net sales                                         $298,990   $317,079   $340,873
Cost of sales                                      218,865    237,808    258,402
                                                  --------   --------   --------
   Gross profit                                     80,125     79,271     82,471

Selling, general and administrative expenses        75,576     74,539     72,754
                                                  --------   --------   --------

   Income from operations                            4,549      4,732      9,717

Other income, net                                      814        603        837
                                                  --------   --------   --------

   Income before provision for income taxes          5,363      5,335     10,554

Provision for income taxes                           2,011      2,132      4,565
                                                  --------   --------   --------

   Net income                                     $  3,352   $  3,203   $  5,989
                                                  --------   --------   --------
                                                  --------   --------   --------

Net income per share of common stock:

   Basic                                          $    .61   $    .59   $   1.10
                                                  --------   --------   --------
                                                  --------   --------   --------

   Diluted                                        $    .61   $    .58   $   1.09
                                                  --------   --------   --------
                                                  --------   --------   --------

Weighted average shares outstanding:

   Basic                                             5,473      5,465      5,463
                                                  --------   --------   --------
                                                  --------   --------   --------

   Diluted                                           5,507      5,503      5,497
                                                  --------   --------   --------
                                                  --------   --------   --------


   The accompanying notes are an integral part of these financial statements.

Western Beef, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity
(In Thousands)
--------------------------------------------------------------------------------

                                     Common Stock      Capital in
                                ---------------------  Excess of    Retained    Deferred
                                 Shares    Par Value   Par Value    Earnings  Compensation
                                ---------  ----------  -----------  --------  ------------
Balance, December 29, 1995        5,463     $   273     $11,379     $24,371     $  (164)

Net income for 1996                  --          --          --       5,989          --

Amortization of deferred
  compensation                       --          --          --          --          34
                                -------     -------     -------     -------     -------

Balance, January 3, 1997          5,463         273      11,379      30,360        (130)

Net income for 1997                  --          --          --       3,203          --

Amortization of deferred
  compensation                       --          --          --          --          33

Stock options exercised               3          --          11          --          --
                                -------     -------     -------     -------     -------

Balance, January 2, 1998          5,466         273      11,390      33,563         (97)
                                -------     -------     -------     -------     -------

Net income for 1998                  --          --          --       3,352          --

Amortization of deferred
  compensation                       --          --          --          --          34

Stock options exercised               9           1          17          --          --
                                -------     -------     -------     -------     -------

Balance, January 1, 1999          5,475     $   274     $11,407     $36,915     $   (63)
                                -------     -------     -------     -------     -------
                                -------     -------     -------     -------     -------


   The accompanying notes are an integral part of these financial statements.

Western Beef, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
(In Thousands)
--------------------------------------------------------------------------------

                                                           1998        1997        1996
Cash flows from operating activities:
  Net income                                             $  3,352    $  3,203    $  5,989
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization                          4,170       4,172       3,395
     Provision for losses on accounts receivable              348         955         611
     Deferred income taxes                                    123         593        (316)
     Gain on disposal of property, plant and equipment       (139)        (80)        (20)
     (Increase) decrease in assets:
        Accounts receivable                                   295       1,204        (291)
        Inventories                                        (1,177)      3,555      (1,709)
        Prepaid expenses and other current assets             800      (1,472)        559
        Other assets                                          (40)       (140)        (59)
     (Decrease) increase in liabilities:
        Accounts payable                                    3,429        (514)     (1,720)
        Accrued expenses and other current liabilities        638         114       1,530
        Non-current liabilities                               (74)        456       1,142
                                                         --------    --------    --------

        Net cash provided by operating activities          11,725      12,046       9,111
                                                         --------    --------    --------

Cash flows from investing activities:
  Capital expenditures                                    (11,675)     (7,322)    (13,121)
                                                         --------    --------    --------

        Net cash used in investing activities             (11,675)     (7,322)    (13,121)
                                                         --------    --------    --------

Cash flows from financing activities:
  Proceeds from sale of property, plant and equipment       2,361       2,517         112
  Proceeds on issuance of long-term debt                    4,834         647       6,377
  Payments on long-term debt                               (2,704)     (3,006)     (2,276)
  Issuance of common stock                                     18          11          --
                                                         --------    --------    --------

        Net cash provided by financing activities           4,509         169       4,213
                                                         --------    --------    --------

Net increase in cash and cash equivalents                   4,559       4,893         203

Cash and cash equivalents, beginning of year                7,527       2,634       2,431
                                                         --------    --------    --------

Cash and cash equivalents, end of year                   $ 12,086    $  7,527    $  2,634
                                                         --------    --------    --------
                                                         --------    --------    --------

Cash paid during the year for:
  Interest                                               $    985    $  1,086    $  1,071
  Income taxes                                           $  1,509    $  2,569    $  4,442

   The accompanying notes are an integral part of these financial statements.

Western Beef, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies

      Description of Business

      Western Beef, Inc. and Subsidiaries, all of which are wholly-owned, (the "Company") operate high-volume, warehouse-type, retail food stores and a wholesale meat and poultry business. During 1998, the Company operated twenty three retail food stores. During 1997 and 1996, the Company operated nineteen retail stores. The Company also sells poultry, beef, pork and provisions through its wholesale operations to supermarket chains, retailers and other distributors. The retail stores serve the New York/New Jersey metropolitan area and the wholesale business operates principally in the New York, New Jersey and Eastern Pennsylvania markets.

      Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

      Fiscal Year

      The Company uses a 52-53 week fiscal year. The fiscal years ended January 1, 1999, January 2, 1998 and January 3, 1997 are referred to as 1998, 1997 and 1996, respectively, throughout these financial statements. Fiscal years 1998 and 1997 include 52 weeks and fiscal year 1996 includes 53 weeks.

      Revenue Recognition

      Retail revenues are recorded at the time of sale. Wholesale revenues are recorded at the time the products are shipped.

      Inventories

      Inventories, consisting of meats, poultry, groceries and other food products held for resale, are stated at the lower of cost (first-in, first-out retail method) or market.

      Property, Plant and Equipment

      Property, plant and equipment are recorded at cost. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the assets. The buildings under capital lease and leasehold improvements are being amortized over their useful lives. Repairs and maintenance are charged to operations. Renewals and improvements are capitalized.

      Estimated Fair Value of Financial Instruments

      Statement of Financial Accounting Standards No. 107 ("SFAS No. 107"), "Disclosure about Fair Value of Financial Instruments", requires disclosures of fair value information about financial instruments for which it is practicable to estimate the value, whether or not recognized on the balance sheet. The fair values of accounts receivable, accounts payable, accrued expenses and long-term debt approximate their carrying values.

      Income Taxes

      Deferred income taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. Deferred income taxes represent the future tax return consequences of those differences which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Western Beef, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
------------------------------------------------------------------------------

      Other Assets

      Included in other assets are investments in two limited liability partnerships and the net cash surrender value of life insurance policies. The investments in limited liability partnerships of approximately $821,000 and $901,000 at January 1, 1999 and January 2, 1998,
      respectively, were made by the Company during 1995. These investments have generated low income housing tax credits to be used to offset future federal income taxes. In accordance with Emerging Issues Task Force Issue No. 94-1, "Accounting for Tax Benefits Resulting from Investments in Affordable Housing Projects", these investments are accounted for under the effective yield method. The credits are guaranteed by an indemnification agreement in the partnership contract.

      Life insurance policies insure principally the officers of the Company. At January 1, 1999 and January 2, 1998, the value of these policies totaled $1,044,000 and $905,000, net of outstanding loans of $405,000 and $425,000, respectively.

      Cash Equivalents

      Cash equivalents include all highly liquid debt instruments with an original maturity of three months or less. Cash equivalents consist primarily of money market accounts.

      Concentration of Credit Risk

      Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company maintains some of its cash balances in accounts which exceed federally insured limits, but has not experienced any losses to date resulting from this policy. The Company sells primarily to retail customers and wholesale food businesses located in the New York metropolitan area. Although the Company is directly affected by the well-being of the food industry, management does not believe significant credit risk exists.

      Store Opening Costs

      Costs associated with the opening of new stores are expensed as incurred.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, costs and expenses during the reporting period. Actual results could differ from those estimates.

      Reclassifications

      Certain reclassifications have been made to the prior year amounts to conform to the fiscal 1998 presentation.

Western Beef, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
------------------------------------------------------------------------------

2.    Property, Plant and Equipment

      Property, plant and equipment consist of the following (in thousands):

                                                      Depreciable
                                                          life       January 1,    January 2,
                                                        in years        1999          1998

      Land                                                            $ 5,740       $ 3,373
      Buildings                                         35 to 39        9,922         6,003
      Improvements                                      10 to 30       31,859        30,241
      Machinery and equipment                            6 to 30       20,995        19,594
      Furniture and fixtures                             5 to 7         2,935         2,814
      Transportation equipment                             5              189           189
                                                                      -------       -------
                                                                       71,640        62,214

      Less: Accumulated Depreciation and Amortization                  24,267        20,296
                                                                      -------       -------

                                                                      $47,373       $41,918
                                                                      -------       -------
                                                                      -------       -------


Included in land, buildings and machinery and equipment is property under capital leases totaling $650,000, $1,950,000 and $3,328,000, respectively, at January 1, 1999 and $650,000, $1,950,000 and $7,341,000, respectively, at
January 2, 1998.

Western Beef, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
------------------------------------------------------------------------------

3.    Debt

      Installment Notes

                                                                                 January 1,     January 2,
                                                                                   1999           1998
      Long-term debt consists of the following (in thousands):

      Installment notes payable in monthly installments of $127 including interest, at rates ranging from 7.55% to 10%, expiring at various dates through 2001 and collateralized by certain accounts receivable,
        inventory and equipment.                                                   $ 2,065        $ 3,407

      Installment notes payable in monthly installments of $77 including interest, at rates ranging from 6.25% to 9.38%, expiring at various date through
        2013 and collateralized by land and buildings.                               6,575          3,711

      Mortgage note payable with a lump sum principal payment due in December
        2001, monthly interest payments at the Bank's prime rate (7.75% at
        1/1/99) and collateralized by
        certain land and building.                                                   1,700             --

      Installment note payable in annual principal payments of $16, plus interest at 8%; payments commence in 2001
        through 2010.                                                                  160            160
                                                                                   -------        -------

                                                                                    10,500          7,278

      Less: Current maturities                                                       1,681          1,571
                                                                                   -------        -------

                                                                                   $ 8,819        $ 5,707
                                                                                   -------        -------
                                                                                   -------        -------


      As of January 1, 1999, debt matures as follows (in thousands):


      1999                                                              $ 1,681
      2000                                                                1,099
      2001                                                                2,267
      2002                                                                  396
      2003                                                                  342
      Thereafter                                                          4,715
                                                                        -------

                                                                        $10,500
                                                                        -------
                                                                        -------


     At January 1, 1999, land, property and equipment with a net book value of $11,612,000 was pledged as collateral for the debt.

Western Beef, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
------------------------------------------------------------------------------

      For fiscal years 1998, 1997 and 1996, interest expense (net of interest income of $295,000, $106,000 and $164,000, respectively) was $690,000,
      $965,000 and $907,000, respectively.

      Bank Facility

      During 1998, the Company renewed its agreement for a credit facility that permits borrowings of up to $3,000,000, expiring June 30, 1999. The facility is available for working capital purposes and is secured by all monies possessed by the bank that are at any time credited by or due from the bank to the Company. Borrowings under the facility bear interest at the bank's prime rate of 7.75% at January 1, 1999. The facility provides for an additional fee payable (at the bank's prime rate plus 4%) if and to the extent that the aggregate average monthly balance in non-interest bearing deposit accounts is less than $1,000,000. During 1998, the Company had no borrowings under this facility.

      Capital Lease Obligations

      The Company utilizes certain land, buildings and equipment in its operations pursuant to lease agreements which are accounted for as capital leases. Future minimum lease payments under capital lease obligations, together with the present value of the net minimum lease payments at January 1, 1999, were as follows (in thousands):

      Fiscal Year

      1999                                                          $  932
      2000                                                             932
      2001                                                             932
      2002                                                             553
      2003                                                             251
      Thereafter                                                       167
                                                                    ------

                                                                     3,767

      Less: Amounts representing interest                              639
                                                                    ------

      Present value of net minimum lease payments                    3,128

      Less: Current portion                                            690
                                                                    ------

                                                                    $2,438
                                                                    ------
                                                                    ------


Western Beef, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

4.    Income Taxes

      The provision for income taxes consists of the following (in thousands):

                                          1998         1997         1996


      Federal:
        Current                         $ 1,556      $   704      $ 2,744
        Deferred                             91          467         (183)
                                        -------      -------      -------
                                          1,647        1,171        2,561
                                        -------      -------      -------

      State and local:
        Current                             330          837        2,137
        Deferred                             34          124         (133)
                                        -------      -------      -------
                                            364          961        2,004
                                        -------      -------      -------
                                        $ 2,011      $ 2,132      $ 4,565
                                        -------      -------      -------
                                        -------      -------      -------


      The deferred income tax provision (benefit) results primarily from the annual change in temporary differences between the basis of assets and liabilities for financial reporting purposes and such amounts as measured by income tax laws.

      A reconciliation of income taxes at the 34% federal statutory income tax rate for 1998, 1997 and 1996 to income taxes as reported is as follows:


                                                       1998      1997      1996

      Statutory federal income tax rate                34.0%     34.0%     34.0%
      State and local income taxes, net of federal
        income tax benefit                              7.9      12.2      12.1
      Low income housing tax credits                   (3.6)     (4.3)     (2.1)
      Work opportunity tax credit                      (0.9)     (1.3)       --
      Other                                              --       (.6)      (.7)
                                                       ----      ----      ----

      Effective income tax rate                        37.4%     40.0%     43.3%
                                                       ----      ----      ----
                                                       ----      ----      ----


      The Company has qualified low income housing tax credits of $1,269,000 which are available to reduce future regular federal income taxes.

Western Beef, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      The components of net deferred tax assets (liabilities) are as follows (dollars in thousands):

                                                      January 1,   January 2,
                                                         1999         1998

      Deferred tax assets:
        Capitalized costs for income tax purposes      $   788      $   877
        Accounts receivable allowance                      230          280
        Lease obligations                                  532           78
                                                       -------      -------

          Deferred income taxes included
            in current assets                          $ 1,550      $ 1,235
                                                       =======      =======

      Deferred tax liabilities:
        Depreciation and amortization                   (2,497)      (2,059)
                                                       -------      -------

          Deferred income taxes included
            in non-current liabilities                 $(2,497)     $(2,059)
                                                       -------      -------
                                                       -------      -------



Western Beef, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

5. Reconciliation of Basic and Diluted Net Income per Share (in thousands, except per share amounts)


                                                         Weighted
                                                          Average
                                              Net          Shares     Per Share
                                             Income     Outstanding    Amounts

      1998
      Basic net income per share             $3,352        5,473       $   .61
      Effect of dilutive securities:
        Stock options                            --           34            --
                                             ------        -----       -------

      Diluted net income per share           $3,352        5,507       $   .61
                                             ======        =====       =======

      1997
      Basic net income per share             $3,203        5,465       $   .59
      Effect of dilutive securities:
        Stock options                            --           38          (.01)
                                             ------        -----       -------

      Diluted net income per share           $3,203        5,503       $   .58
                                             ------        -----       -------
                                             ------        -----       -------

      1996
      Basic net income per share             $5,989        5,463       $  1.10
      Effect of dilutive securities:
        Stock options                            --           34          (.01)
                                             ------        -----       -------

      Diluted net income per share           $5,989        5,497       $  1.09
                                             ------        -----       -------
                                             ------        -----       -------


      A total of 63,400, 27,700 and 15,000 options were not included in the 1998, 1997 and 1996, respectively, effect of diluted securities due to the anti-dilutive nature of the options.

6.    Stock Options

      At January 1, 1999, the Company has two stock option plans which are described below. The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for the plans. Under APB Opinion No. 25, when the exercise price of the stock option equals the market price of the underlying stock on the date of grant, no compensation cost is recognized. Options granted during 1998, 1997 and 1996 were issued at the fair market value on the date of grant.

      Pursuant to the 1995 Stock Option Plan (the "Plan"), options to purchase an aggregate of not more than 1,300,000 shares of common stock may be granted from time to time to key employees, officers, directors, advisors and independent consultants to the Company or to any of its subsidiaries. The total number of shares of common stock for which options may be granted under the Plan shall

Western Beef, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      not exceed 2% cumulatively of the number of shares issued as of January 1 of each year. The Plan is administered by a committee of the Board of Directors. The per share exercise price for incentive stock options ("ISO's") will not be less than 100% of the fair market value of a share of common stock on the date the option is granted (ISO's may not be granted if the optionee owns more than 10% of the Company's common stock) and nonqualified stock options will not be less than 25% of the fair market value on the date the option is granted. Options may be granted for a term, to be determined by the committee, of not more than ten years from the date of grant.

      Pursuant to the 1995 Nonemployee Director Stock Option Plan (the "Directors' Plan"), options to purchase an aggregate of not more than 200,000 shares of common stock may be granted from time to time to directors who are neither employees nor officers of the Company. The Directors' Plan is administered by a committee of the Board of Directors. Each option granted prior to December 31, 1996 shall vest one year from the date granted and will expire at a term, determined by the committee, not to exceed ten years. Options granted after January 1, 1997 will vest over a five year period, at equal percentages, and will expire at a term, determined by the committee, not to exceed ten years.

      Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), requires the Company, if material, to provide pro forma information regarding net income and net income per share as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The compensation costs associated with the Company's stock option plan determined in accordance with SFAS No. 123 would have been $55,000, $77,000 and $70,000 for 1998, 1997 and 1996, respectively.

      The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for 1998, 1997 and 1996: dividend yield of 0; expected volatility of 44% and expected life of 5 years. The weighted average risk free interest rate for 1998, 1997 and 1996 was 5.4%, 6.5% and 6.5%, respectively. The weighted average fair values of options granted during 1998, 1997 and 1996, for which the exercise price equaled the market price on the grant dates, were $3.81, $4.12 and $3.34 per option, respectively.

Western Beef, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      The following table contains information regarding options under both plans:

                                                      Exercise       Weighted
                                                    Price Range      Average
                                       Options       Per Share    Exercise Price

      Outstanding, December 29, 1995    81,949    $1.50 to $6.00     $  3.93
      Granted during 1996               15,000        $ 9.31            9.31
      Canceled during 1996              (7,000)   $5.88 to $6.00        5.91
                                      --------

      Outstanding, January 3, 1997      89,949    $1.50 to $9.31        4.67

      Granted during 1997               32,300        $11.50           11.50
      Exercised during 1997             (2,833)   $1.50 to $6.00        3.88
      Canceled during 1997             (16,600)   $6.00 to $11.50       8.52
                                      --------

      Outstanding, January 2, 1998     102,816    $1.50 to $11.50       6.22

      Granted during 1998               29,550         $8.25            8.25
      Exercised during 1998             (9,003)   $l.50 to $6.00        2.00
      Canceled during 1998              (5,600)   $6.00 to $11.50       9.39
                                      --------

      Outstanding, January 1, 1999     117,763    $1.50 to $11.50       6.88
                                      --------
                                      --------


      As of January 1, 1999, approximately 51,000 of the options granted were exercisable and approximately 440,000 options were available for future grants.

7.    Commitments and Contingencies

      Operating Leases

      The Company has commitments for various noncancellable operating leases which expire at various dates through January 2017. Certain of the leases are with related parties (see Note 9). Many of the leases have renewal options and most contain provisions for passing through incremental costs. Future minimum rental payments required under noncancellable operating leases at January 1, 1999 are as follows (in thousands):

Western Beef, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      Fiscal Year

      1999                                                            $  5,989
      2000                                                               5,186
      2001                                                               4,576
      2002                                                               3,502
      2003                                                               3,203
      Thereafter                                                        13,873
                                                                      --------

      Total future minimum rentals                                    $ 36,329
                                                                      --------
                                                                      --------


      For fiscal years 1998, 1997, 1996, rent expense was $6,057,000, $5,225,000 and $4,838,000, respectively.

      The Company has entered into sublease agreements for certain space located within its various retail facilities. For fiscal years 1998, 1997 and 1996, rental income from subleases was $1,120,000, $997,000 and $906,000,`
      respectively. The Company retains the right to sublease the additional unoccupied space. The subleases currently in effect provide for future rental income as follows (in thousands):


      Fiscal Year

      1999                                                            $  1,172
      2000                                                               1,053
      2001                                                                 979
      2002                                                                 861
      2003                                                                 613
      Thereafter                                                         1,332
                                                                      --------

                                                                      $  6,010
                                                                      --------
                                                                      --------


      Litigation

      The Company is engaged in various outstanding litigation matters which arose in the ordinary course of business. In the opinion of management, the outcome of such matters will not have a material adverse effect on the Company's financial position or operating results.

      Standby Letter of Credit

      The Company has outstanding letters of credit totaling $4,350,000 to collateralize incurred but unpaid insurance claims.

8.    Profit Sharing Plans

      In 1998, the Company consolidated their profit sharing and 401(k) plans. The plan allows for salary deferral arrangements under the provisions of
      Section 401(k) of the Internal Revenue Code. The Company's funding requirements for the plan are nonobligatory; however, for fiscal years 1998,

Western Beef, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      1997 and 1996, the profit sharing plan expense was $779,000, $750,000 and $625,000, respectively.

9.    Related Party Transactions

      The Company leases land, various retail food stores and warehouse storage and office space from affiliates of the principal stockholders under various leases which expire through January 2017. For fiscal years 1998, 1997 and 1996, rent expense relating to these leases was $3,004,000, $2,829,000 and $2,737,000, respectively (see Note 7). The Company made capital expenditures of approximately $436,000, $2,022,000 and $725,000 during 1998, 1997 and 1996, respectively, at leaseholds owned by affiliates of the principal stockholders.

      For fiscal years 1998, 1997 and 1996, the Company purchased various food products in the amounts of $46,287,000, $37,111,000 and $27,423,000, respectively, from a company in which an officer is also a director of the Company. As of January 1, 1999 and January 2, 1998, the Company had accounts payable of $3,765,000 and $1,997,000, respectively, due to such company.

      For fiscal years 1998, 1997 and 1996, the Company had sales to related parties of $561,000, $894,000 and $335,000, respectively.

      During 1998, the Company received an unsolicited proposal from Cactus Acquisition, Inc. ("Cactus") to acquire, for a price of $7.50 per share in cash, all of the outstanding capital stock of the Company not currently owned by Cactus and its affiliates. At January 1, 1999, Cactus and its affiliates owned approximately 72% of the outstanding shares of Western Beef common stock.

      In response to the Cactus offer, Western Beef's Board of Directors has appointed a Special Committee of the Board to determine the advisability and fairness of that offer to Western Beef's stockholders other than Cactus and its affiliates. The Special Committee will retain independent investment banking advisers and legal counsel to advise it on the fairness of the offer from the financial point of view of the stockholders of Western Beef other than Cactus and its affiliates.

Western Beef, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

10.   Segments of Business

      In 1998, the Company adopted Statement of Financial Accounting Standards No.131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise" ("SFAS No. 14"). One of the principal changes under SFAS No. 131 is the method for reporting segment information, referred to as the "management" approach, in contrast to the "industry segment" approach of SFAS No. 14. Under the management approach, operating segments and certain aspects of such, are identified based on the way that management evaluates the information for making operating decisions and assessing overall performance of the segments.

      The adoption of SFAS No. 131 did not affect the results of operations or financial position but did affect the disclosure of segment information required to be presented. All prior period information has been restated to conform to the required disclosures.

      The Company operates in two industry segments. The wholesale segment primarily sells poultry, beef, pork and provisions to retailers, restaurants and institutions. The retail segment sells various meat and grocery items to the general public.

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment sales prices are market based. Corporate overhead costs are allocated to each of its operating segments based on overall sales. The Company evaluates the performance of its segments based on operating earnings before taxes of the respective business units.

Western Beef, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      The tables below present information about reported segments for fiscal years 1998, 1997 and 1996 (in thousands):

      1998                                  Retail      Wholesale     Totals
                                          ----------   ----------   ----------

      Net sales                             $243,812     $ 55,178     $298,990
      Intersegment sales                          --       55,546       55,546
      Interest expense                           838          147          985
      Interest income                            227           68          295
      Net interest expense                       611           79          690
      Depreciation and amortization            4,038          132        4,170
      Income from operations                   4,310          239        4,549
      Other significant non cash items:
         Bad debt expense                         --          352          352
      Identifiable assets                     72,642       13,715       86,357
      Capital expenditures                    11,359          298       11,657

      1997                                  Retail      Wholesale     Totals
                                          ----------   ----------   ----------

      Net sales                           $  232,400   $   84,679   $  317,079
      Intersegment sales                          --       53,931       53,931
      Interest expense                           923          148        1,071
      Interest income                             75           31          106
      Net interest expense                       848          117          965
      Depreciation and amortization            4,034          138        4,172
      Income from operations                   4,727            5        4,732
      Other significant non cash items:
         Bad debt expense                         --          955          955
      Identifiable assets                     63,738       12,516       76,254
      Capital expenditures                     7,085          237        7,322

      1996                                  Retail      Wholesale     Totals
                                          ----------   ----------   ----------

      Net sales                           $  239,711   $  101,162   $  340,873
      Intersegment sales                          --       60,775       60,775
      Interest expense                           909          162        1,071
      Interest income                            125           39          164
      Net interest expense                       784          123          907
      Depreciation and amortization            3,214          181        3,395
      Income from operations                   8,793          924        9,717
      Other significant non cash items:
         Bad debt expense                         --          611          611
      Identifiable assets                     60,475       14,024       74,499
      Capital expenditures                    12,933          188       13,121


Western Beef, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.   Quarterly Information (Unaudited)

      The summarized quarterly financial data presented below (in thousands except per share amounts) reflects all adjustments which, in the opinion of management, are of a normal and recurring nature necessary to present fairly the results of operations for the periods presented.

                                                   1st Quarter  2nd Quarter  3rd Quarter  4th Quarter
      Fiscal year ended January 1, 1999
      Sales                                         $ 70,061     $ 76,193     $ 75,031     $ 77,705
      Gross profit                                    19,005       20,323       20,320       20,477
      Net income                                         948          858          821          725
      Net income per share
        of common stock - basic                          .17          .16          .15          .13
                                                     ----------------------------------------------
                                                     ----------------------------------------------
      Fiscal year ended January 2, 1998
      Sales                                         $ 72,795     $ 81,881     $ 86,372     $ 76,031
      Gross profit                                    18,142       19,939       21,605       19,585
      Net income                                         813          779          867          744
      Net income per share
        of common stock - basic                          .15          .14          .16          .14
                                                     ----------------------------------------------
                                                     ----------------------------------------------

      Fiscal year ended January 3, 1997
      Sales                                         $ 79,349     $ 84,180     $ 85,167     $ 92,177
      Gross profit                                    19,589       20,014       20,680       22,188
      Net income                                       1,262        1,520        1,522        1,685
      Net income per share
        of common stock - basic                          .23          .28          .28          .31
                                                     ----------------------------------------------
                                                     ----------------------------------------------


                        REPORT OF INDEPENDENT ACCOUNTANTS
                  ON CONSOLIDATED FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and
Stockholders of Western Beef, Inc.

Our audit of the consolidated financial statements referred to in our report dated March 5, 1999 appearing on page F-8 of this Proxy Statement on Schedule 14A also included an audit of the financial statement schedule listed on page F-29 of this Proxy Statement on Schedule 14A. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York
March 5, 1999

Western Beef, Inc. and Subsidiaries

Schedule II - Valuation and Qualifying Accounts
(In Thousands)
--------------------------------------------------------------------------------

                                                              Additions
                                                     --------------------------
                                      Balance at      Charged to                               Balance at
                                     Beginning of      Cost and       Charge to                 End of
                                         Year          Expenses    Other Accounts  Deductions    Year

Year ended January 1, 1999:
  Allowance for doubtful accounts       $ 552          $ 352            $--          $(382)       $ 522

Year ended January 2, 1998:
  Allowance for doubtful accounts       $ 386          $ 955            $--          $(789)       $ 552

Year ended January 3, 1997:
  Allowance for doubtful accounts       $ 326          $ 611            $--          $(551)       $ 386

                                   APPENDIX A

                              THE MERGER AGREEMENT

                                                                      Appendix A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            CACTUS ACQUISITION, INC.

                                      AND

                               WESTERN BEEF, INC.

                           Dated as of July 29, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I. THE MERGER .........................................................1

      Section 1.1.  The Merger ................................................1
      Section 1.2.  Effective Time ............................................1
      Section 1.3.  Closing ...................................................1
      Section 1.4.  Certificate of Incorporation; By-laws; Officers and Directors .............................................1
      Section 1.5.  Effect on Common Stock ....................................2
      Section 1.6.  Dissenting Shares .........................................3
      Section 1.7.  Treatment of Options ......................................3
      Section 1.8.  Exchange of Certificates ..................................3
      Section 1.9.  Proxy Statement and Schedule 13E-3 ........................5
      Section 1.10. Additional Agreements and Provisions ......................6

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF WESTERN BEEF ....................7

      Section 2.1.  Organization of Western Beef and its Subsidiaries .........7
      Section 2.2.  Capitalization of Western Beef; Ownership .................7
      Section 2.3.  Subsidiaries of Western Beef ..............................7
      Section 2.4.  Authorization .............................................7
      Section 2.5.  Fairness Opinion and Approval by the Special Committee ....8
      Section 2.6.  Brokers and Finders .......................................8
      Section 2.7.  SEC Documents; Undisclosed Liabilities ....................8
      Section 2.8.  Absence of Certain Changes or Events ......................9

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF CACTUS .........................9

      Section 3.1.  Organization and Authority of Cactus ......................9
      Section 3.2.  Capitalization of Cactus ..................................9
      Section 3.3.  Authorization .............................................9
      Section 3.4.  Brokers and Intermediaries ................................9
      Section 3.5.  Proxy Statement ...........................................9
      Section 3.6.  Financing ................................................10

ARTICLE IV. CERTAIN COVENANTS AND AGREEMENTS .................................10

      Section 4.1.  Announcement .............................................10
      Section 4.2.  Notification of Certain Matters ..........................10
      Section 4.3.  Directors' And Officers' Indemnification .................10
      Section 4.4.  Proxy Statement and Schedule 13E-3 .......................11

ARTICLE V. CONDITIONS PRECEDENT ..............................................11

      Section 5.1.  Conditions to Each Party's Obligation to Effect
                    the Merger ...............................................11
      Section 5.2.  Conditions to the Obligation of Western Beef to
                    Effect the Merger ........................................11
      Section 5.3.  Conditions to the Obligation of Acquisition to
                    Effect the Merger ........................................12

ARTICLE VI. TERMINATION, AMENDMENT AND WAIVER ................................12

      Section 6.1.  Termination ..............................................12
      Section 6.2.  Effect of Termination ....................................13
      Section 6.3.  Amendment ................................................13
      Section 6.4.  Waiver ...................................................13

ARTICLE VII. MISCELLANEOUS ...................................................13

      Section 7.1.  Non-Survival of Representations and Warranties ...........13
      Section 7.2.  Expenses .................................................13
      Section 7.3.  Applicable Law ...........................................14
      Section 7.4.  Notices ..................................................14
      Section 7.5.  Entire Agreement .........................................15
      Section 7.6.  Assignment ...............................................15
      Section 7.7.  Headings; References .....................................15
      Section 7.8.  Counterparts .............................................15
      Section 7.9.  No Third Party Beneficiaries .............................15
      Section 7.10. Severability; Enforcement ................................15

      AGREEMENT AND PLAN OF MERGER, dated as of July 29, 1999 (the "Agreement"), by and between Cactus Acquisition, Inc., a Delaware corporation ("Cactus"), and Western Beef, Inc., a Delaware corporation ("Western Beef").

      WHEREAS, the Board of Directors of Western Beef, upon the recommendation of the special committee established to consider the fairness of the transaction contemplated by this Agreement (the "Special Committee"), has unanimously approved, and deems advisable and in the best interests of its stockholders, the merger of Cactus with and into Western Beef in accordance with Section 251 of the Delaware General Corporation Law (the "DGCL") and upon the terms, and subject to the conditions, of this Agreement (the "Merger");

      WHEREAS, the Board of Directors of Cactus has unanimously approved, and deems advisable and in the best interests of its stockholders, the Merger in accordance with Section 251 of the DGCL and upon the terms, and subject to the conditions, of this Agreement;

      NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I.

                                   The Merger

      Section 1.1. The Merger. At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Cactus shall be merged with and into Western Beef, the separate existence of Cactus shall cease, and Western Beef shall continue as the surviving corporation (the "Surviving Corporation"). The Merger shall have the effects as provided by the DGCL and other applicable law.

      Section 1.2. Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article V, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed in the Department of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as Cactus and Western Beef shall agree and as specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

      Section 1.3. Closing. The closing of the Merger (the "Closing") will take place at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019 at 9:00 a.m. (New York time) on the date which is no later than the third business day following satisfaction of the conditions provided in
Article V, or at such other time and place as Cactus and Western Beef shall agree (the "Closing Date").

      Section 1.4. Certificate of Incorporation; By-laws; Officers and Directors. Pursuant to the Merger: (a) the Certificate of Incorporation and By-laws of Western Beef as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation following the Merger, until thereafter changed or amended as provided therein and in accordance with applicable law; (b) the directors of Cactus shall be the directors of the Surviving Corporation following the Merger and until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified; and (c) the officers of Western Beef immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified.

      Section 1.5. Effect on Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Cactus, Western Beef or the holders of any shares of common stock, par value $.05 per share ("Western Beef Common Stock"), of Western Beef:

      (a) Common Stock of Cactus. Each share of common stock, no par value per share ("Cactus Common Stock"), of Cactus, which is issued and outstanding immediately prior to the Effective Time, shall be converted into and become one share of common stock, par value $.05 per share, of the Surviving Corporation.

      (b) Common Stock of Western Beef. Subject to Sections 1.5(c), 1.5(d) and 1.6, each share of Western Beef Common Stock which is issued and outstanding immediately prior to the Effective Time shall be converted into and become a right to receive $8.75 in cash (the "Merger Consideration") and, when so converted, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Western Beef Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration allocable to the shares formerly represented by such certificate upon surrender of such certificate in accordance with Section 1.8.

      (c) Cancellation of Treasury Stock. Each share of Western Beef Common Stock that is owned immediately prior to the Effective Time by Western Beef or any Subsidiary of Western Beef (as hereinafter defined) that constitutes treasury stock in the hands of the holder thereof, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto. The term "Subsidiary" means any corporation, joint venture, partnership, limited liability company or other entity of which Western Beef, directly or indirectly, owns or controls capital stock (or other equity interests) representing more than fifty percent of the general voting power of such entity under ordinary circumstances.

      (d) Western Beef Common Stock Held by Cactus. Each share of Western Beef Common Stock that is owned immediately prior to the Effective Time by Cactus shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and Cactus shall cease to have any rights with respect to any certificates representing any such shares.

      Section 1.6. Dissenting Shares.

      (a) Notwithstanding anything in this Agreement to the contrary, shares of Western Beef Common Stock outstanding immediately prior to the Effective Time and held by a holder who has demanded and perfected such holder's right to appraisal of such shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but the holder thereof shall instead be entitled to such rights as are afforded under the DGCL with respect to such holder's Dissenting Shares, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal.

      (b) If any holder of shares of Western Beef Common Stock who demands appraisal of such holder's shares pursuant to the DGCL fails to perfect or withdraws or otherwise loses such holder's right to appraisal, at the later of the Effective Time or upon the occurrence of such event, the Dissenting Shares of such holder shall be converted into and represent the right to receive the Merger Consideration, without interest thereon, in accordance with Section 1.5(b).

      (c) Western Beef shall give Cactus (i) prompt notice of any written demand for appraisal or payment of the fair value of any shares of Western Beef Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL received by the Western Beef and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Western Beef shall not voluntarily make any payment with respect to any demand for appraisal and shall not, except with the prior written consent of Cactus, settle or offer to settle any such demands.

      Section 1.7. Treatment of Options.

      (a) Pursuant to the Merger, at the Effective Time, each outstanding option to purchase shares of Western Beef Common Stock (a "Western Beef Stock Option"), whether or not vested, will be terminated and, in exchange for such Western Beef Stock Option, the holder will be entitled to receive, for each share of Western Beef Common Stock subject to such Western Beef Stock Option, a cash payment equal to the excess, if any, of the Merger Consideration over the applicable exercise price.

      (b) Prior to the Effective Time, Western Beef shall use its best efforts to (i) obtain any consents from holders of the Western Beef Stock Options and
(ii) make any amendments to the terms of the Western Beef Stock Option Plan and any options granted thereunder that, in case of either (i) or (ii), are necessary or appropriate to give effect to the transactions contemplated by this
Section 1.7.

      Section 1.8. Exchange of Certificates.

      (a) Exchange Agent. Prior to the Effective Time, Western Beef shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. As of the Effective Time, Western Beef shall have deposited with the Exchange Agent, for the benefit of the holders of shares of Western Beef Common Stock, for exchange in accordance with this Section 1.8, the aggregate amount of cash payable pursuant to Section

1.5(b) hereof in exchange for outstanding shares of Western Beef Common Stock (the "Exchange Fund").

      (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Western Beef Common Stock, whose shares were converted into the right to receive cash pursuant to Section 1.5(b), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing such shares of Western Beef Common Stock shall pass, only upon delivery of the certificates representing such shares of Western Beef Common Stock to the Exchange Agent and shall be in such form and have such other provisions as the Exchange Agent may reasonably specify), and instructions for use in effecting the surrender of the certificates representing such shares of Western Beef Common Stock, in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a certificate or certificates formerly representing shares of Western Beef Common Stock and acceptance thereof by the Exchange Agent, the holder thereof shall be entitled to the amount of cash into which the number of shares of Western Beef Common Stock formerly represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of Western Beef or its transfer agent of certificates representing shares of Western Beef Common Stock and if such certificates are presented to Western Beef for transfer, they shall be canceled against delivery of the Merger Consideration allocable to the shares of Western Beef Common Stock represented by such certificate or certificates. If any Merger Consideration is to be remitted to a name other than that in which the certificate for the Western Beef Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Western Beef, or its transfer agent, any transfer or other taxes required by reason of the payment of the Merger Consideration to a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Western Beef or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.8, each certificate for shares of Western Beef Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration allocable to the shares represented by such certificate as contemplated by Section 1.5(b). No interest will be paid or will accrue on any amount payable as Merger Consideration.

      (c) No Further Ownership Rights in Western Beef Stock. The Merger Consideration paid upon the surrender for exchange of certificates formerly representing shares of Western Beef Common Stock in accordance with the terms of this Section 1.8 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Western Beef Common Stock formerly represented by such certificates.

      (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the holders of the certificates formerly representing shares of Western Beef Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of shares of Western Beef Common Stock prior to the Merger who have not theretofore complied with this Section 1.8 shall thereafter look only to the Surviving Corporation, and only as general creditors thereof, for payment of their claim for Merger Consideration to which such holders may be entitled.

      (e) No Liability. No party to this Agreement shall be liable to any Person (as hereinafter defined) in respect of any amount from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The term "Person" means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

      (f) Lost Certificates. In the event any certificate or certificates formerly representing shares of Western Beef Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to be lost, stolen or destroyed, and if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Section 1.8.

      (g) Withholding Rights. The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Western Beef Common Stock such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law applicable to the making of such payment. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Western Beef Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

      Section 1.9. Proxy Statement and Schedule 13E-3.

      (a) Western Beef shall prepare, in consultation with Cactus, the Proxy Statement on Schedule 14A (the "Proxy Statement") to be distributed to holders of the Western Beef Common Stock for the purpose of soliciting proxies for use at the annual or special meeting of stockholders of Western Beef at which the adoption of this Agreement and the approval of the transactions contemplated thereby shall be sought. In the Proxy Statement, subject to the fiduciary duties of its Board of Directors, Western Beef shall recommend to its stockholders the approval of the Merger, this Agreement and the transactions contemplated hereby. Western Beef shall file the Proxy Statement with the Securities and Exchange Commission (the "SEC") as soon as is reasonably practicable after the date hereof and shall use all reasonable efforts to respond to comments from the SEC and to cause the Proxy Statement to be mailed to Western Beef's stockholders at the earliest practicable time.

      (b) None of the information to be supplied by Western Beef for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, as of its date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. Western Beef will not mail, amend or supplement the Proxy Statement unless the Proxy Statement or any amendment or supplement thereof is satisfactory in content to Cactus in the exercise of its reasonable judgment.

      (c) As soon as practicable after the date of this Agreement, Cactus, its stockholders and Western Beef shall file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3 Transaction Statement"), with respect to the Merger. Each of the parties hereto agrees to use its reasonable best efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Proxy Statement and the Schedule 13E-3 Transaction Statement. Each party hereto agrees promptly to supplement, update and correct any information provided by it for use in the Proxy Statement and the Schedule 13E-3 Transaction Statement if and to the extent that such information is or shall have become incomplete, false or misleading.

      Section 1.10. Additional Agreements and Provisions. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts (a) to cause its respective conditions set forth in Article V of this Agreement to be fulfilled and (b) to take, or cause to be taken, all additional action and to do, or cause to be done, all additional things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either Western Beef or Cactus, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action. The parties hereto agree to use their respective best efforts to challenge any action brought seeking a temporary restraining order or preliminary or permanent injunctive relief which would prohibit, or materially interfere with, the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE II.

                 Representations and Warranties of Western Beef

      Western Beef hereby represents and warrants to Cactus as follows:

      Section 2.1. Organization of Western Beef and its Subsidiaries. Western Beef and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it. Western Beef and each of its Subsidiaries is qualified and in good standing to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to be so qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect. The term "Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Western Beef and its Subsidiaries, taken as a whole.

      Section 2.2. Capitalization of Western Beef; Ownership. The authorized capital stock of Western Beef consists of 15,000,000 shares of Western Beef Common Stock, of which 5,475,153 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of capital stock of Western Beef are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except for outstanding Western Beef Stock Options to purchase an aggregate of no more than 109,763 shares of Western Beef Common Stock, there are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional shares of capital stock of Western Beef or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is Western Beef committed to issue any such option, warrant, right or security. Following the Merger, Western Beef will have no obligation to issue, transfer or sell any shares of its capital stock or other securities of Western Beef pursuant to any employee benefit plan or otherwise.

      Section 2.3. Subsidiaries of Western Beef. All outstanding shares of capital stock or other equity interests of each Subsidiary are owned by Western Beef, free and clear of any and all liens, claims, security interests or options, except for restrictions on transfer under federal and state securities laws. All shares of capital stock of each Subsidiary which is a corporation have been validly issued and are fully paid and non-assessable. There are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional equity interests of any Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any additional equity interests of any Subsidiary, nor is any Subsidiary committed to issue any such option, warrant, right or security. Other than the Subsidiaries referred to in this Section 2.3, Western Beef does not own, directly or indirectly, any equity interest in any other corporation, joint venture, partnership, limited liability company or other entity.

      Section 2.4. Authorization. Western Beef has all requisite corporate power and authority to enter into this Agreement and, subject to any necessary approval of the Merger by the stockholders of Western Beef, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Western Beef (other than the approval of this Agreement and the transactions contemplated hereby by the stockholders of Western Beef). The Board of Directors of Western Beef has adopted resolutions approving this Agreement and the Merger, and has determined that the terms of the Merger are fair to, and in the best interests of Western Beef's stockholders other than Cactus and/or its stockholders (the "Public Stockholders"). Western Beef has taken all action necessary to exempt the Merger and the other transactions contemplated hereby with Cactus and its affiliates from the operation of Section 203 of the DGCL. This Agreement has been duly executed and delivered by Western Beef and, assuming the due authorization, execution and delivery hereof by Cactus, constitutes the valid and binding obligation of Western Beef, enforceable against Western Beef in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

      Section 2.5. Fairness Opinion and Approval by the Special Committee. On or prior to the date hereof, the Special Committee recommended that the Board of Directors of Western Beef approve and authorize this Agreement and declare its advisability. The Special Committee has received an opinion of Houlihan Lokey Howard & Zukin to the effect that the consideration to be received by the Public Stockholders in the Merger is fair to such stockholders from a financial point of view.

      Section 2.6. Brokers and Finders. Other than Houlihan Lockey Howard & Zukin, neither Western Beef nor any Subsidiary has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof. Any such fees due to Houlihan Lockey Howard & Zukin shall be paid by Western Beef.

      Section 2.7. SEC Documents; Undisclosed Liabilities. Western Beef has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since January 1, 1998 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Western Beef included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by applicable instructions or regulations of the SEC relating to the preparation of quarterly reports on Form 10-Q) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present the financial position of Western Beef as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

      Section 2.8. Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement, since the date of the most recent audited financial statements included in the filed SEC Documents, Western Beef has conducted its business only in the ordinary course, and there has not been any material adverse change in the business or financial condition of Western Beef and its Subsidiaries taken as a whole.

                                  ARTICLE III.

                    Representations and Warranties of Cactus

      Section 3.1. Organization and Authority of Cactus. Cactus is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Cactus was incorporated solely for the purpose of merging with and into Western Beef and since its incorporation, it has conducted no business of any kind whatsoever.

      Section 3.2. Capitalization of Cactus. The authorized capital stock of Cactus consists of 10,000 shares of Cactus Common Stock, of which 100 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of capital stock of Cactus are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

      Section 3.3. Authorization. Cactus has all corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Cactus. This Agreement has been duly executed and delivered by Cactus and, assuming the due authorization, execution and delivery hereof by Western Beef, constitutes the valid and binding obligation of Cactus, enforceable against Cactus in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally or by general equitable principles.

      Section 3.4. Brokers and Intermediaries. Cactus has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, or similar fee or commission in connection therewith or upon the consummation thereof.

      Section 3.5. Proxy Statement. None of the information to be supplied by Cactus or its stockholders for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      Section 3.6. Financing. Cactus has received a letter (the "Commitment Letter") from North Fork Bank committing to provide to Cactus, upon the terms and subject to the conditions therein, up to $8.5 million in financing in connection with the Merger. Cactus has furnished a copy of the Commitment Letter to the Special Committee and its advisers.

      Section 3.7. Sale of Western Beef. Neither Cactus nor any of its affiliates has any agreement, understanding or any present intention to sell Western Beef or any material part of Western Beef.

                                  ARTICLE IV.

                        Certain Covenants and Agreements

      Section 4.1. Announcement. Neither Western Beef nor Cactus shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation. Notwithstanding anything in this Section 4.1 to the contrary, Cactus and Western Beef will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statement with respect to this Agreement and the transactions contemplated hereby whether or not required by law.

      Section 4.2. Notification of Certain Matters. Western Beef shall give prompt notice to Cactus, and Cactus shall give prompt notice to Western Beef, of
(a) the occurrence or nonoccurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of Western Beef, or Cactus, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      Section 4.3. Directors' And Officers' Indemnification.

      (a) The Certificate of Incorporation and the By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and limitation of liability of directors and officers set forth in Western Beef's Certificate of Incorporation and By-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of Western Beef, unless such modification is required by law.

      (b) The Surviving Corporation shall maintain in effect for six years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous to the insured than any such policies of Western Beef currently in effect on the date of this Agreement (the "Western Beef Insurance Policies"), with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under any such Western Beef Insurance Policies; provided, that in no event shall the Surviving Corporation be required to pay annual premiums for insurance under this Section 4.3(b) in excess of 125% of the annual premiums currently paid by Western Beef and provided further, however, that if the annual premiums for such insurance coverage exceed 125% of the annual premiums currently paid by Western Beef, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage that can be obtained for premiums that are 125% of the annual premiums currently paid by Western Beef.

      Section 4.4. Stockholders Meeting. Western Beef agrees to seek and solicit the requisite vote of stockholders at the Stockholders Meeting for the adoption and approval of this Agreement and the transactions contemplated hereby. Cactus agrees to vote all shares of Western Beef Common Stock owned by it, and to cause its stockholders to vote any and all shares of Western Beef Common Stock that they may be entitled to vote, at the Stockholders Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated hereby.

                                   ARTICLE V.

                              Conditions Precedent

      Section 5.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

      (a) No Injunction or Proceeding. No preliminary or permanent injunction, temporary restraining order or other decree of a court, legislature or other agency or instrumentality of federal, state or local government (a "Governmental Entity") shall be in effect, no statute, rule or regulation shall have been enacted by a Governmental Entity and no action, suit or proceeding by any Governmental Entity shall have been instituted or threatened, which prohibits the consummation of the Merger or materially challenges the transactions contemplated hereby.

      (b) Consents. Other than filing the Certificate of Merger, all consents, approvals and authorizations of and filings with Governmental Entities required for the consummation of the transactions contemplated hereby, shall have been obtained or effected or filed.

      (c) Approval of Holders of Western Beef Common Stock. This Agreement and the Merger shall have been adopted by the affirmative vote or written consent of a majority of the shares of Western Beef Common Stock outstanding.

      Section 5.2. Conditions to the Obligation of Western Beef to Effect the Merger. The obligation of Western Beef to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

      (a) Representations and Warranties. The representations and warranties of Cactus contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time and Western Beef shall have received a certificate of the President of Cactus to that effect.

      (b) Agreements. Cactus shall have performed and complied in all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

      Section 5.3. Conditions to the Obligation of Cactus to Effect the Merger. The obligation of Cactus to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

      (a) Representations and Warranties. The representations and warranties of Western Beef contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time and Cactus shall have received a certificate of the President and Chief Executive Officer of Western Beef to that effect.

      (b) Agreements. Western Beef shall have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

      (c) No Material Adverse Change. Except as set forth in the Western Beef SEC Reports filed on or prior to the date of this Agreement, since December 31, 1998 there shall have been no material adverse change in the business, assets, liabilities, results of operations or financial condition of Western Beef and its Subsidiaries, taken as a whole.

      (d) Availability of Funds. Cactus shall have funds available to it at the Closing sufficient to pay the aggregate Merger Consideration, pursuant to the Commitment Letter or any other commitment acceptable to Cactus.

      (e) Appraisal Rights. The holders of not more than 5% of the issued and outstanding shares of Western Beef Common Stock shall have exercised their rights to dissent from the Merger in accordance with Section 262 of the DGCL and pursuant to Section 1.6 of this Agreement.

                                  ARTICLE VI.

                       Termination, Amendment and Waiver

      Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

      (a) by the mutual written consent of Cactus and Western Beef;

      (b) by either Cactus or Western Beef, in each case by written notice to the other, if:

            (i) the Merger has not been consummated on or prior to December 31, 1999; provided, however, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

            (ii) the Special Committee shall have withdrawn, or modified or changed in any manner adverse to Cactus its approval of this Agreement or the Merger after having concluded in good faith after consultation with independent legal counsel that there is a reasonable probability that the failure to take such action would result in a violation of its fiduciary obligations under applicable law.

      Section 6.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall become null and void, and there shall be no liability on the part of Cactus or Western Beef (except as set forth in Section 7.2 hereof, which shall survive any termination of this Agreement); provided that nothing herein shall relieve any party from any liability or obligation with respect to any breach of this Agreement.

      Section 6.3. Amendment. This Agreement may be amended in writing by the parties hereto.

      Section 6.4. Waiver. At any time prior to the Effective Time, whether before or after the approval of the holders of Western Beef Common Stock referred to in Section 5.1(c) hereof, either party may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto or (ii) waive compliance with any of the agreements of the other party or fulfillment of any conditions to its own obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                  ARTICLE VII.

                                 Miscellaneous

      Section 7.1. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and neither Cactus, Western Beef or any Subsidiary, nor any of their respective officers, directors, employees, advisors or stockholders shall have any liability whatsoever with respect to any such representation or warranty after such time. This Section 7.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      Section 7.2. Expenses. Except as contemplated by this Agreement, all costs and expenses incurred in connection with the Agreement and the consummation of the transactions contemplated hereby shall be the obligation of the party incurring such expenses. All costs and expenses incurred by Cactus in connection with the Agreement and the consummation of the transactions contemplated hereby shall, after the Effective Time, be obligations of the Surviving Corporation.

      Section 7.3. Applicable Law. This Agreement shall be governed by the law, excluding conflicts of law rules, of the State of Delaware.

      Section 7.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows:
(a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier, two business days after being so sent; (c) if sent by telecopy transmission, with a copy mailed on the same day in the manner provided in clauses (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be sent or delivered as follows:

                  If to Western Beef; to:

                        Peter R. Admirand
                        Controller and Secretary
                        Western Beef, Inc.
                        47-05 Metropolitan Avenue
                        Ridgewood, NY 11385

                        (718) 628-2356 (facsimile)

            with a copy to:

                        Michael A. Schwartz, Esq.
                        Willkie Farr & Gallagher
                        787 Seventh Avenue
                        New York, NY 10019

                        (212) 728-8111 (facsimile)

            If to Cactus, to:

                        Peter Castellana, Jr.
                        President
                        Cactus Acquisition, Inc.
                        47-05 Metropolitan Avenue
                        Ridgewood, NY 11385

                        (718) 628-2356 (facsimile)

            with a copy to:

                        Howard W. Muchnick, Esq.
                        Muchnick, Golieb & Golieb

                        630 Fifth Avenue
                        New York, NY 10111

                        (212) 977-5133 (facsimile)

Such names and addresses may be changed by such notice.

      Section 7.5. Entire Agreement. This Agreement (including the documents and instruments referred to herein) contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

      Section 7.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

      Section 7.7. Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      Section 7.8. Counterparts. This Agreement may be executed in one or more counterparts, each counterpart shall be deemed to be an original but all of which shall be considered one and the same agreement.

      Section 7.9. No Third Party Beneficiaries. Except as provided in Sections
1.8 and 4.3, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

      Section 7.10. Severability; Enforcement. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                        WESTERN BEEF, INC.

                                        By: /s/ Peter Admirand
                                            ------------------------------------
                                        Name:  Peter R. Admirand
                                        Title: Controller and Secretary


                                        CACTUS ACQUISITION, INC.

                                        By: /s/ Peter Castellana, Jr.
                                            ------------------------------------
                                        Name:  Peter Castellana, Jr.
                                        Title: President

                                   APPENDIX B

        OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                           [Houlihan Lokey Letterhead]







July 29, 1999



The Special Committee of the Board of Directors of
     Western Beef, Inc.

Dear Sir:

We understand that Cactus Acquisition Inc. ("Cactus") has made an offer to purchase all of the shares of Common Stock of Western Beef, Inc. ("Western Beef" or the "Company") not already owned by Cactus for a cash consideration of $8.75 per share (the "Consideration"). Cactus owns approximately 72% of Western Beef's Common Stock. We further understand that Cactus is controlled by certain members of the management of Western Beef. Such transaction and all related transactions are referred to collectively herein as the "Transaction."

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address Western Beef's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of Western Beef. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. reviewed the Company's audited financial statements on Form 10-K for the three fiscal years ended January 1, 1999, and unaudited financial statements for the quarter ended April 3, 1999, which the Company's management has identified as being the most current financial statements available;

     2. reviewed the Agreement and Plan of Merger by and between Cactus Acquisition, Inc. and Western Beef, Inc., dated as of July 29, 1999, WF&G draft dated 7/27/99;

     3. reviewed with members of Cactus the status of financing for the Transaction;

     4. met with and had several telephone conversations with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

     5.   visited certain facilities and business offices of the Company;

The Special Committee of the Board of Directors of
Western Beef, Inc.
July 29, 1999
Page 3


     6. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the year ending December 31, 1999;

     7. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

     8. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

     9. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

The Company, like other companies and any business entities analyzed by Houlihan Lokey or which are otherwise involved in any manner in connection with this Opinion, could be materially affected by complications that may occur, or may be anticipated to occur, in computer-related applications as a result of the year change from 1999 to 2000 (the "Y2K Issue"). In accordance with long-standing practice and procedure, Houlihan Lokey's services are not designed to detect the likelihood and extent of the effect of the Y2K Issue, directly or indirectly, on the financial condition and/or operations of a business. Further, Houlihan Lokey has no responsibility with regard to the Company's efforts to make its systems, or any other systems (including its vendors and service providers), Year 2000 compliant on a timely basis. Accordingly, Houlihan Lokey shall not be responsible for any effect of the Y2K Issue on the matters set forth in this Opinion.

Based upon the foregoing, and in reliance thereon, it is our opinion that the Consideration to be received by the public stockholders of the Company in connection with the Transaction, is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

                                   APPENDIX C

                                APPRAISAL RIGHTS

               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                  262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title will be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

                  (b) Appraisal rights will be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection Section 251(g) of this title), Section 252,
Section 254, Section 257, Section 258, Section 263, or Section 264 of this title:

                           (1) Provided, however, that no appraisal rights under this section will be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights will be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the Surviving Corporation as provided in subsection (f) of ss. 251 of this title.

                           (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section will be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                                    a. Shares of stock of the corporation
                  surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                                    b. Shares of stock of any other corporation,
                  or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                                    c. Cash in lieu of fractional shares or
                  fractional depository receipts described in the foregoing subparagraphs (a) and (b) of this paragraph; or

                                    d. Any combination of the shares of stock,
                  depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs (a), (b) and (c) of this paragraph.

                           (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights will be available for the shares of the subsidiary Delaware corporation.

                  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section will be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, will apply as nearly as is practicable.

                  (d) Appraisal rights will be perfected as follows:

                           (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, will notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and will include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares will deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation will not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation will notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                            (2) If the merger or consolidation was approved and adopted pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice will be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, will, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation will send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation will send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only to be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given will, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that will be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date will be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date will be the close of business on the day next preceding the day on which the notice is given.

                  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder will have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, will be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

                  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof will be made upon the surviving or resulting corporation, which will within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition will be filed by the surviving or resulting corporation, the petition will be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice will also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication will be approved by the Court, and the costs thereof will be borne by the surviving or resulting corporation.

                  (g) At the hearing on such petition, the Court will determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

                  (h) After determining the stockholders entitled to an appraisal, the Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court will take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

                  (i) The Court will direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment will be so made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

                  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

                  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder's appraisal rights as provided in subsection (d) of this section will be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal will be filed within the time provided in subsection (e) of this section, or if such stockholder will deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

                  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation will have the status of authorized and unissued shares of the surviving or resulting corporation.

                               WESTERN BEEF, INC.

      THIS PROXY IS SOLICITED ON BEHALF OF WESTERN BEEF, INC. IN CONNECTION WITH ITS ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 30, 1999.

                  The undersigned stockholder of Western Beef, Inc. ("Western Beef"), revoking all previous proxies, hereby constitutes and appoints Peter Castellana, Jr. and Peter Admirand, and each of them, as proxies with full power of substitution to vote on behalf of the undersigned all shares of Common Stock of Western Beef which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Western Beef to be held on November 30, 1999, at 10:00 a.m., (local time), at Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019, and at any adjournment and postponements thereof, upon all matters presented before such annual meeting, and does hereby ratify and confirm all that said proxies or their substitutes may lawfully do by virtue hereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and hereby instructs said proxies to vote or refrain from voting such shares of Western Beef Common Stock as marked on the reverse side upon the matters listed on the reverse side. In their discretion, such proxies are authorized to vote such shares upon such other business as may properly come before the annual meeting.

           DO NOT SUBMIT ANY STOCK CERTIFICATES WITH THIS PROXY CARD.
                                  -------------
                                  |SEE REVERSE|
                                    | SIDE |
            CONTINUED AND TO BE SIGNED ON REVERSE SIDE -------------

                                     [LOGO]
              ANNUAL MEETING OF STOCKHOLDERS OF WESTERN BEEF, INC.
                   NOVEMBER 30, 1999, 10:00 A.M. (LOCAL TIME)
                           WILLKIE FARR & GALLAGHER,
                               787 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019

                                  DETACH HERE

     PLEASE MARK
/X/  VOTES AS IN
     THIS EXAMPLE.
                                                                   FOR  AGAINST      ABSTAIN
1.   To approve and adopt the Agreement and Plan of Merger,        / /    / /          / /

                                                                   FOR  WITHHOLD  FOR ALL EXCEPT
2.   To elect the four nominees listed below to the Board of       / /    / /          / /
     Directors of Western Beef until the next Annual Meeting of
     Stockholders of Western Beef or until their successors are elected and qualified.

Peter Castellana, Jr.   Joseph Castellana   Arnold B. Becker   Stephen R. Bokser

If you do not wish your shares voted "FOR" a particular nominee, mark the "For All Except" box and strike a line through the nominee(s) name. Your shares will be voted for the remaining nominee(s).

3.   To transact such other business as may properly
     come before the meeting or any adjournment or
     postponement thereof.
                                                       MARK HERE       / /  MARK HERE      / /
                                                       FOR ADDRESS          IF YOU PLAN
                                                       CHANGE AND           TO ATTEND
                                                       NOTE AT LEFT         THE MEETING

    THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, IN FAVOR OF THE NOMINEES FOR DIRECTOR AND IN ACCORDANCE WITH RECOMMENDATIONS OF WESTERN BEEF'S BOARD OF DIRECTORS.

                                          Please mark, date and sign exactly as
                                          your name appears hereon and return in
                                          the enclosed envelope. If acting as
                                          executor, administrator, trustee,
                                          guardian, etc., you should so indicate
                                          when signing. If the signer is a
                                          corporation, please sign the full
                                          corporate name, by duly authorized
                                          officer. If shares are held jointly,
                                          each stockholder named should sign.

                                          Signature: _______ Date:_______

                                          Signature: _______ Date:_______